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Exhibit 10.1

CREDIT AGREEMENT

Dated as of May 10, 2004

among

COFFEYVILLE RESOURCES, LLC,
COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC,
COFFEYVILLE RESOURCES REFINING & MARKETING, LLC,
COFFEYVILLE RESOURCES CRUDE TRANSPORTATION, LLC and
COFFEYVILLE RESOURCES TERMINAL, LLC,
as Borrowers,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,
as Credit Parties,

THE LENDERS SIGNATORY HERETO
FROM TIME TO TIME,
as Lenders,

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,

as Sole Bookrunner, Sole Lead Arranger, Syndication Agent, Documentation Agent and
Term Agent,

and

CONGRESS FINANCIAL CORPORATION (SOUTHWEST),
as Administrative Agent and Lender

i

4.25	Holding Companies	69
4.26	Pension Liabilities	69
4.27	Material Contracts	69
4.28	IRB	69
4.29	Real Estate	70
4.30	First Purchaser	71
4.31	RCRA Administrative Orders	71
5. FINANCIAL STATEMENTS AND INFORMATION		71
5.1	Financial Statements and Projections	71
5.2	Collateral Reports	74
5.3	Communication with Accountants	76
5.4	Communication with Third Parties	76
5.5	Accounts Covenants	77
5.6	Inventory Covenants	77
5.7	Equipment and Real Property Covenants	78
6. AFFIRMATIVE COVENANTS		78
6.1	Maintenance of Existence and Conduct of Business	78
6.2	Payment of Charges	78
6.3	Books and Records	79
6.4	Insurance; Damage to or Destruction of Collateral	79
6.5	Compliance with Laws	80
6.6	Supplemental Disclosure	80
6.7	Intellectual Property	81
6.8	Environmental Matters	81
6.9	Landlords' Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases	81
6.10	Environmental Compliance Milestones	82
6.11	Debt Service Support Requirement	82
6.12	Refinery Revenue Bonds	82
6.13	Environmental Capital Expenditures	83
6.14	Pipelines	83
6.15	Further Assurances	83
6.16	Certain Post-Closing Obligations	83
7. NEGATIVE COVENANTS		84
7.1	Mergers, Subsidiaries, Etc	84
7.2	Investments; Loans and Advances	84
7.3	Indebtedness	84
7.4	Employee Loans and Affiliate Transactions	85
7.5	Capital Structure and Business	86
7.6	Guaranteed Indebtedness	86
7.7	Liens	86
7.8	Sale of Stock and Assets	87
7.9	ERISA	87
7.10	Financial Covenants	88
7.11	Hazardous Materials	89
7.12	Sale-Leasebacks	90
7.13	Restricted Payments	90

7.14	Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year	90
7.15	No Impairment of Intercompany Transfers; No Restrictions	90
7.16	Changes Relating to Material Contracts	91
7.17	Holdings Companies	91
8. TERM		91
8.1	Termination	91
8.2	Survival of Obligations Upon Termination of Financing Arrangements	91
9. EVENTS OF DEFAULT; RIGHTS AND REMEDIES		91
9.1	Events of Default	91
9.2	Remedies	93
9.3	Waivers by Credit Parties	94
10. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENTS		94
10.1	Assignment and Participations	94
10.2	Appointment of Agents	97
10.3	Agent's Reliance, Etc	98
10.4	Agents and their Affiliates	98
10.5	Lender Credit Decision	99
10.6	Indemnification	99
10.7	Successor Administrative Agent	100
10.8	Setoff and Sharing of Payments	101
10.9	Agent Advances; Settlement Procedures; Lender Advances; Non-Funding Lenders; Information; Actions in Concert	102
11. SUCCESSORS AND ASSIGNS		105
11.1	Successors and Assigns	105
12. MISCELLANEOUS		106
12.1	Complete Agreement; Modification of Agreement	106
12.2	Amendments and Waivers	106
12.3	Fees and Expenses	107
12.4	No Waiver	108
12.5	Remedies	108
12.6	Severability	108
12.7	Conflict of Terms	108
12.8	Confidentiality	109
12.9	GOVERNING LAW	109
12.10	Notices	110
12.11	Section Titles	111
12.12	Counterparts	111
12.13	WAIVER OF JURY TRIAL	111
12.14	Press Releases and Related Matters	111
12.15	Reinstatement	111
12.16	Advice of Counsel	112
12.17	No Strict Construction	112
12.18	USA PATRIOT ACT	112

13. CROSS-GUARANTEES		112
13A. REVOLVER CROSS-GUARANTY		112
13A.1	Cross-Guaranty	112
13A.2	Waivers by Borrowers	112
13A.3	Benefit of Guaranty	113
13A.4	Waiver of Subrogation, Etc	113
13A.5	Election of Remedies	113
13A.6	Limitation	113
13A.7	Contribution with Respect to Guaranty Obligations	114
13A.8	Liability Cumulative	114
13B. TERM CROSS-GUARANTY		115
13B.1	Cross-Guaranty	115
13B.2	Waivers by Borrowers	115
13B.3	Benefit of Guaranty	115
13B.4	Waiver of Subrogation, Etc	115
13B.5	Election of Remedies	116
13B.6	Limitation	116
13B.7	Contribution with Respect to Guaranty Obligations	117
13B.8	Liability Cumulative	117
14. JOINDER		117
15. INTERCREDITOR RELATIONSHIPS		118

INDEX OF APPENDICES

Annex A (Section 3.1(a))	—	Closing Checklist
Annex B (from Section 1 - Commitments definition)		Commitments as of Closing Date
Annex C	—	Intercreditor Provisions
Exhibit 2.1(a)(i)	—	Form of Notice of Revolving Credit Advance
Exhibit 2.1(a)(ii)	—	Form of Revolving Note
Exhibit 2.1(b)(i)	—	Form of Notice of Term Loan Borrowing
Exhibit 2.1(b)(ii)	—	Form of Term Note
Exhibit 2.5(e)	—	Form of Notice of Conversion/Continuation
Exhibit 2.13	—	Form of Exemption Certificate
Exhibit 5.1(m)	—	Form of Operational Statistics
Exhibit 5.2(a)	—	Form of Borrowing Base Certificate
Exhibit 10.1(a)-A	—	Form of Revolving Assignment Agreement
Exhibit 10.1(a)-B	—	Form of Term Assignment Agreement
Schedule 1(a)	—	Environmental Capital Expenditures
Schedule 2.1(b)	—	Ratable Shares of each Borrower
Schedule 2.1	—	Agents' Representatives
Schedule 2.4	—	Sources and Uses; Funds Flow Memorandum
Schedule 3.1	—	Certain Closing Deliverables
Schedule 4.1	—	Type of Entity; State of Organization
Schedule 4.2	—	Executive Offices, Collateral Locations, FEIN
Schedule 4.4(b)	—	Pro Forma
Schedule 4.4(d)	—	Fair Salable Balance Sheet
Schedule 4.6	—	Real Estate and Leases
Schedule 4.7	—	Labor Matters
Schedule 4.8	—	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 4.11	—	Tax Matters
Schedule 4.12	—	ERISA Plans
Schedule 4.13	—	Litigation
Schedule 4.14	—	Brokers
Schedule 4.15	—	Intellectual Property
Schedule 4.17	—	Hazardous Materials
Schedule 4.18	—	Insurance
Schedule 4.19	—	Deposit and Disbursement Accounts
Schedule 4.20	—	Government Contracts
Schedule 4.22	—	Bonds; Patent, Trademark Licenses
Schedule 4.27	—	Material Agreements
Schedule 4.28	—	City Owned Assets
Schedule 4.29(d)		Certain Notices Regarding Crude Gathering System Documents and Refining Pipeline Documents
Schedule 4.29(g)	—	Leases and Subleases of Mortgaged Property
Schedule 4.29(i)	—	Mortgaged Property
Schedule 6.1	—	Trade Names
Schedule 7.3	—	Indebtedness
Schedule 7.7	—	Existing Liens

v

        This CREDIT AGREEMENT (this "Agreement"), dated as of May 10, 2004 among Coffeyville Resources, LLC, a Delaware limited liability company ("Resources"), Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company ("Fertilizers"), Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company ("Refining"), Coffeyville Resources Crude Transportation, LLC, a Delaware limited liability company ("Transportation") and Coffeyville Resources Terminal, LLC, a Delaware limited liability company ("Terminal") (Resources, Fertilizers, Refining, Transportation and Terminal are sometimes collectively referred to herein as the "Borrowers" and individually as a "Borrower"); the other Credit Parties signatory hereto; CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Sole Bookrunner, Sole Lead Arranger, Syndication Agent and Documentation Agent (in each such respective capacity, the "Arranger"; "Documentation Agent" and "Syndication Agent") and Term Agent, CONGRESS FINANCIAL CORPORATION (SOUTHWEST), as Administrative Agent and the Lenders signatory hereto from time to time.

RECITALS

        WHEREAS, Borrowers have requested that Revolving Lenders extend a revolving credit facility to Borrowers of up to Seventy-Five Million Dollars ($75,000,000) in the aggregate and Term Lenders extend a term loan facility to Borrowers in the amount of One Hundred Fifty Million Dollars ($150,000,000) in the aggregate, the proceeds of such credit facilities to be used (i) to refinance Borrowers' Existing Senior Indebtedness and certain Existing Subordinated Indebtedness, (ii) to pay related transaction costs, fees, premiums and expenses, (iii) to make a payment in respect of certain partnership interests, (iv) for working capital financing for Borrowers and their Subsidiaries, (v) for other general corporate purposes of Borrowers and their Subsidiaries and (vi) for other purposes permitted hereunder; and for these purposes, Revolving Lenders and Term Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and

        WHEREAS, Borrowers have agreed to secure all of their obligations under the Loan Documents by granting to the Agents, for the benefit of the Agents and Secured Parties, security interests in and liens upon all of its existing and after-acquired personal and real property, subject to the terms of the Security Documents and with the priorities set out in Annex C hereto; and

        WHEREAS, Holdings and its direct and indirect Subsidiaries (other than the Borrowers) are willing to guarantee all of the obligations of Borrowers to the Agents and Secured Parties under the Loan Documents and are willing to grant liens to the Agents, for the benefit of Agents and Secured Parties, in all their respective assets (including, without limitation, the Stock of their respective Subsidiaries) to secure such guarantees and with the priorities set out in Annex C hereto; and

        WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 1 and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Section 1 shall govern. All Annexes, Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.     DEFINITIONS

        Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits,

Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

        "Account Debtor" means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

        "Accounting Changes" has the meaning ascribed thereto in Section 7.10.

        "Accounts" means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for Revolver Primary Collateral sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), and (e) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

        "Acquired Corporation" means in the case of a Stock Sale the one of either (i) Coffeyville Nitrogen Fertilizers, Inc. or (ii) Coffeyville Refining & Marketing, Inc. the stock of which is sold in such Stock Sale.

        "Acquisition Agreement" means the Amended and Restated Asset Sale and Purchase Agreement dated as of November 4, 2003 between Seller and Resources, together with all exhibits, schedules, documents, agreements and instruments executed in connection therewith, as the same may be further amended or modified in accordance with the terms and provisions hereof.

        "Active Pipeline Documents" has the meaning ascribed thereto in Section 4.29(d).

        "Administrative Agent" means Congress Financial Corporation (Southwest) and its successors and assigns.

        "Administrative Agent Expenses" has the meaning ascribed to it in Section 10.6.

        "Administrative Agent Indemnified Items" has the meaning ascribed to it in Section 10.6.

        "Advance" means any Revolving Credit Advance.

        "Affected Lender" has the meaning ascribed to it in Section 2.14(d).

        "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude the Agents and each Lender.

        "Agents" means the Administrative Agent and the Term Agent.

        "Aggregate Borrowing Base" means as of any date of determination, an amount equal to (i) the sum of the Fertilizers Borrowing Base, the Refining Borrowing Base, the Resources Borrowing Base, the Transportation Borrowing Base and the Terminal Borrowing Base; less (ii) any Reserves except to the extent already deducted therefrom.

        "Agreement" means this Credit Agreement by and among Borrowers, the other Credit Parties party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as Sole Bookrunner, Sole Lead Arranger Syndication Agent, Documentation Agent and Term Agent, Congress Financial Corporation (Southwest), as Administrative Agent and the Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

        "Allocable Debt" means with respect to either of Coffeyville Nitrogen Fertilizers, Inc. or Coffeyville Refining & Marketing, Inc. in the case of any Major Asset Disposal the product of (i) the Allocated Percentage and (ii) the principal amount, together with accrued and unpaid interest and Fees, of the Term Loan outstanding as of the Closing Date of such Major Asset Disposal, with appropriate adjustments to take into account any partial prepayments.

        "Allocated Percentage" means (a) 50% for Coffeyville Nitrogen Fertilizers, Inc. and (b) 50% for Coffeyville Refining & Marketing, Inc.

        "Appendices" has the meaning ascribed to it in the recitals to the Agreement.

        "Applicable Percentage" has the meaning ascribed to it in Section 2.7(c).

        "Arranger" has the meaning assigned to that term in the preamble of this Agreement.

        "Asset Purchase Adjustment Payment" has the meaning ascribed to it in Section 2.3(b)(ii).

        "Asset Sale" means a Major Asset Disposal that is a sale of (i) Fertilizers or its assets or (ii) Refining or its assets.

        "Asset Sale Tentative Repayment Amount" shall be an amount equal to the cash proceeds of such sale minus (1) the Corporate Tax, (2) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (3) transfer taxes (to the extent paid or payable), (4) an amount equal to the amount of the Replacement EPA Cash Collateral required to be posted by any Credit Party as a result of such Major Asset Disposal, (5) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (6) an amount equal to the amount of outstanding Revolving Loans required to be prepaid in connection with such Material Asset Disposal in connection with Section 7.8(D).

        "Assignment Agreement" has the meaning ascribed to it in Section 10.1(a).

        "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

        "Blocked Accounts" has the meaning ascribed to it in Section 2.6.

        "BOC Agreement" means that certain On-Site Product Supply Agreement dated December 3, 1997 between the BOC Group, Inc. and Fertilizers (as successor to Farmland Industries, Inc.).

        "Borrower Representative" means Refining in its capacity as Borrower Representative pursuant to the provisions of Section 2.1(c).

        "Borrowers" and "Borrower" have the respective meanings ascribed thereto in the preamble to the Agreement.

        "Borrowing Availability" means as of any date of determination (a) as to all Borrowers, the lesser of (i) the Maximum Amount and (ii) the Aggregate Borrowing Base, in each case, less the sum of the aggregate Revolving Loan then outstanding, or (b) as to an individual Borrower, the lesser of (i) the Maximum Amount less the sum of the Revolving Loan outstanding to all other Borrowers and (ii) the Borrower's separate Borrowing Base, less the sum of the Revolving Loan outstanding to that Borrower.

        "Borrowing Base" means as the context may require the Fertilizers Borrowing Base, the Refining Borrowing Base, the Resources Borrowing Base Transportation Borrowing Base and the Terminal Borrowing Base or any such Borrowing Base.

        "Borrowing Base Certificate" means a certificate to be executed and delivered from time to time by each Borrower in the form attached to the Agreement as Exhibit 5.2(a).

        "Boundary Survey" means collectively, (i) Boundary Survey of Main Refinery Farmland Industries, Inc. Coffeyville, Kansas, prepared by Buckland Surveying Company, Inc., dated September 8, 2003, revised January 26, 2004, recertified February 5, 2004. (Sheet 1 of 4); (ii) Boundary Survey of Buffer Zone West of Refinery Farmland Industries, Inc. Coffeyville, Kansas, prepared by Buckland Surveying Company, Inc., dated September 12, 2003, revised January 24, 2004, recertified February 5, 2004. (Sheet 2 of 4); (iii) Boundary Survey of Buffer Zone East of Refinery Farmland Industries, Inc. Coffeyville, Kansas, prepared by Buckland Surveying Company, Inc., dated September 12, 2003, revised January 26, 2004, recertified February 5, 2004. (Sheet 3 of 4); (iv) Boundary Survey of Buffer Zone South of Refinery Farmland Industries, Inc., Coffeyville, Kansas, prepared by Buckland Surveying Company, Inc., dated September 12, 2003, revised January 26, 2004, recertified February 5, 2004. (Sheet 4 of 4); (v) Nitrogen Plant Tracts April 15, 2003, Farmland Industries, Inc. Coffeyville, Kansas, prepared by Buckland Surveying Company, Inc., dated April 15, 2003, recertified February 5, 2004. (Sheet 1 of 1).

        "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, the State of Illinois or the State of North Carolina, and a day on which the Agents are open for the transaction of business, and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

        "Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

        "Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

        "Capital Lease Obligation" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

        "Cash Collateral Account" has the meaning ascribed to it Section 2.2.

        "Cash Equivalents" has the meaning ascribed to it in Section 2.2.

        "Cash Management Systems" has the meaning ascribed to it in Section 2.6.

        "Certificate of Exemption" has the meaning ascribed to it in Section 2.13(c).

        "Change of Control" means any event, transaction or occurrence as a result of which (a) Pegasus and its Affiliates, collectively, cease to own and control all of the economic and voting rights associated with ownership of at least fifty-one percent (51%) of the Preferred Units (as defined in the Group

Operating Agreement) of Holdings on a fully diluted basis or (b) Pegasus or one of its Affiliates is not the sole Managing Member (as defined in the Group Operating Agreement) of Holdings, or (c) Holdings ceases to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding capital Stock of each other Credit Party (other than (i) Coffeyville Nitrogen Fertilizers, Inc. and/or Fertilizers or (ii) if (i) has not occurred, Coffeyville Refining & Marketing, Inc. and/or Refining in connection with a disposal thereof otherwise permitted hereby, the proceeds of which are applied as required hereby) on a fully diluted basis.

        "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

        "Chattel Paper" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

        "Closing Date" means May 10, 2004.

        "Closing Checklist" means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex A.

        "Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agents' or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

        "Coffeyville Nitrogen Plant" means the nitrogen and fertilizer plant located in Coffeyville, Kansas and part of the Mortgaged Properties, as set forth in the Demarcation.

        "Coffeyville Refinery" means the crude petroleum refinery located in Coffeyville, Kansas and part of the Mortgaged Properties, as set forth in the Demarcation.

        "Coffeyville Refinery Site" has the meaning ascribed to it in Section 6.12.

        "Collateral" means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and Revolver Secured Parties or a security interest or Lien in favor of Term Agent, on behalf of itself and Term Secured Parties, to secure the Obligations; for the avoidance of doubt, "Collateral" shall include all property that constitutes Revolver Primary Collateral, Term Primary Collateral or Shared Collateral.

        "Collateral Documents" means the Security Agreement, the Pledge Agreement, the Guaranties, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, any account control agreement in favor of the Agents and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

        "Collateral Reports" means the reports with respect to the Collateral referred to in Section 5.2.

        "Collection Account" means that certain account of Administrative Agent, account number 50000000302985 in the name of Administrative Agent at Wachovia Bank, N.A., ABA No. 53000219, or such other account as may be specified in writing by Administrative Agent as the "Collection Account."

        "Commitments" means (a) as to any Lender, the aggregate of such Lender's Revolving Loan Commitment and Term Loan Commitment as set forth on Annex B to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments and Term Loan Commitments, which aggregate commitment shall be Two Hundred Twenty-Five Million Dollars ($225,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

        "Compliance Certificate" has the meaning ascribed to it in Section 5.1.

        "Concentration Account Bank" or "Concentration Account Banks" has the meaning ascribed to it in Section 2.6.

        "Concentration Accounts" has the meaning ascribed to it in Section 2.6.

        "Consent Decree" shall mean the Consent Decree entered into by the United States of America, the Kansas Department of Health and Environment ex rel State of Kansas, Coffeyville Resources Refining & Marketing, LLC, and Coffeyville Resources Terminal, LLC that was lodged with the United States District Court for the District of Kansas on March 4, 2004 and was subject to public comment until March 18, 2004. The Consent Decree concerns (a) the manner and timeframe for compliance with provisions of the Clean Air Act alleged to have been violated by Seller prior to Borrowers' acquisition of the Transferred Assets, and (b) the manner and timeframe for implementation of certain Resource Conservation and Recovery Act requirements under the RCRA Administrative Orders issued pursuant to RCRA Section 3008(h), and the remedial obligations resulting from such RCRA Administrative Orders, which have been transferred to Borrower.

        "Contracts" means all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

        "Copyright License" means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

        "Copyright Security Agreements" means the Copyright Security Agreements made in favor of Administrative Agent, on behalf of itself and Revolver Secured Parties and in favor of Term Agent, on behalf of itself and Term Secured Parties, by each applicable Credit Party.

        "Copyrights" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

        "Corporate Tax" means, with regard to a Major Asset Disposal that is an Asset Sale, the Selling Corporation's liability for federal, state and local income taxes arising from such Asset Sale, as computed by the Selling Corporation.

        "County" has the meaning ascribed to it in Section 6.12.

        "Credit Parties" means Holdings, each Borrower and each of their respective Subsidiaries.

        "Credit Party Guaranties" means (i) the guaranty of even date herewith executed by each Credit Party (other than Borrowers) in favor of the Administrative Agents and Revolver Secured Parties and (ii) the guaranty of even date herewith executed by each Credit Party (other than Borrowers) in favor of the Term Agent and Term Secured Parties.

        "Cross-Easement Agreement" means the Cross-Easement Agreement dated as of March 3, 2004 and executed by Fertilizers and Refining.

        "Crude Gathering System" means the pipeline system owned by Transportation as of the Closing Date (excluding the pipeline from Broom Station in Caney, Kansas, to the Coffeyville Refinery and excluding the idle pipeline from Cushing, Oklahoma to Caney, Kansas).

        "Crude Gathering System Documents" means all material agreements, instruments, documents, consents, assignments, contracts, notices, and all other written documents in the Credit Parties' possession relating to the Credit Parties' legal ownership of and right to operate the Crude Gathering System.

        "Debt Service Support Account" means the cash collateral account of the Resources established, and the sole use of proceeds from which are used, to comply with the Debt Service Support Requirement, with all cash, checks and other similar items of payment in such account securing payment of the Term Loans and all Obligations related thereto, and in which Resources shall have granted Liens with the priority required by the Loan Documents to the Term Agent, on behalf of itself and Term Secured Parties, pursuant to the Security Agreement.

        "Debt Service Support Amount" means (x) on the Closing Date, $2,250,000, (y) immediately following the end of the first Fiscal Quarter after the Closing Date, $3,500,000 and (z) immediately following the end of the second Fiscal Quarter after the Closing Date and at all times thereafter, $4,750,000.

        "Debt Service Support Requirement" means the requirement (a) that Resources (i) provide a guarantee or letter of credit in form and substance reasonably satisfactory to the Term Agent and issued by a banking institution acceptable to the Term Agent under which the Term Agent may obtain amounts required to pay the Debt Service Support Amount or (ii) establish a Debt Service Support Account the amounts in which are available for the payment of the Debt Service Support Amount, and (b) that the undrawn amount of such guarantee or letter of credit, or the amount on deposit in such Debt Service Support Account, be on each day equal to or greater than the Debt Service Support Amount (and in the event any amount of such guarantee, letter of credit or cash account is actually applied against the obligations of Resources to pay the obligations constituting interest secured thereby, Resources shall supplement such guarantee, letter of credit or cash account, as the case may be, in an amount necessary to comply with this clause (b) not later than 30 days following the date of such application).

        "Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

        "Default Rate" has the meaning ascribed to it in Section 2.5(d).

        "Demarcation" means a layout schematic of the Coffeyville Refinery and the Coffeyville Nitrogen Plant entitled "Refining and Fertilizer Complex Properties, Plot Plan—A, Revision 8" defining the Separation Lines between the Coffeyville Refinery and the Coffeyville Nitrogen Plant.

        "Deposit Accounts" means all "deposit accounts" as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

        "Diesel Hydrotreater" has the meaning ascribed to it in Section 7.3(a).

        "Disbursement Accounts" has the meaning ascribed to it in Section 2.6.

        "Documentation Agent" has the meaning assigned to that term in the preamble of this Agreement.

        "Documents" means all "documents," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

        "Dollars" or "$" means lawful currency of the United States of America.

        "EBITDA" means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) net income of such Person for such period determined in accordance with GAAP (excluding non-cash gains and losses arising from Hedging Contracts and cash gains and losses arising from Hedging Contracts other than those in respect of commodities entered into in the ordinary course of business), minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining net income, in each case to the extent included in the calculation of net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of net income of such Person for such period in accordance with GAAP, but without duplication, and (vii) Major Scheduled Turnaround Expenses for any fiscal periods after the Closing Date. For purposes of this definition, the following items shall be excluded in determining net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary. In addition, EBITDA shall be further adjusted so that all "incremental EBITDA" that can be demonstrated to the Administrative Agent's and Requisite Term Lenders' satisfaction would have been earned if not for the closure of the (i) Coffeyville Refinery for a Major Scheduled Turnaround once during the term of this Agreement shall be added to EBITDA during the Fiscal Quarter such profit would have been earned (and 1/16 of such amount shall be deducted from "EBITDA" during such Fiscal Quarter and each of the then next fifteen Fiscal Quarters) and (ii) Coffeyville Nitrogen Plant not more than once during any twenty four month period for Major Scheduled Turnarounds shall be added to EBITDA during the Fiscal Quarter such profit would have been earned (and 1/8 of such amount shall be deducted from "EBITDA" during such Fiscal Quarter and each of the then next seven Fiscal Quarters).

        "Eligible Accounts" means all of the Accounts owned by each Borrower and reflected in the most recent Borrowing Base Certificate delivered by each Borrower to Administrative Agent shall be

"Eligible Accounts" for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment, exercised in good faith. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria and, upon the occurrence and during the continuance of an Event of Default, to adjust advance rates with respect to Eligible Accounts, in each case in its reasonable credit judgment exercised in good faith, subject to the approval of Requisite Revolving Lenders in the case of adjustments or new criteria which have the effect of making more credit available. Eligible Accounts shall not include any Account of any Borrower:

          (a)   that does not arise from the sale of goods or the performance of services by such Borrower in the ordinary course of its business or for which goods have been sold but not yet shipped;

          (b)   (i) upon which such Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to such Borrower's completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

          (c)   to the extent that any defense, counterclaim, setoff or dispute exists or asserted as to such Account;

          (d)   that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

          (e)   with respect to which an invoice, reasonably acceptable to Administrative Agent in form and substance, has not been sent to the applicable Account Debtor;

          (f)    that (i) is not owned by such Borrower or (ii) is subject to any Lien in favor of Administrative Agent, on behalf of itself and Revolver Secured Parties or any Lien in favor of Term Agent, on behalf of itself and Term Secured Parties;

          (g)   that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;

          (h)   that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Administrative Agent, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

          (i)    that is the obligation of an Account Debtor located in a foreign country unless payment thereof is assured by (x) a letter of credit assigned and delivered to Administrative Agent, reasonably satisfactory to Administrative Agent as to form, amount and issuer or (y) credit insurance payable to Administrative Agent issued by an insurer and on terms and in an amount satisfactory to Administrative Agent;

          (j)    to the extent such Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset;

          (k)   that arises with respect to goods that are delivered on a bill-and-hold, sale and return, sale on approval, or cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

          (l)    that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

            (i)    the Account is not paid within the earlier of: sixty (60) days following its due date or ninety (90) days following its original invoice date or, with respect to Accounts of Refining, not paid within the earlier of thirty (30) days following its due date or fifty (50) days following its original invoice date;

            (ii)   the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

            (iii)  a petition is filed (and has not been dismissed) by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

          (m)  that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 2.6;

          (n)   as to which Administrative Agent's Lien thereon, on behalf of itself and Secured Parties, is not a perfected Lien with the priority required by the Loan Documents;

          (o)   as to which any of the representations or warranties pertaining to Accounts in the Loan Documents are untrue;

          (p)   to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper, except, in respect of any Instrument or Chattel Paper, to the extent the same is delivered (with proper endorsements and legends) to Administrative Agent free and clear of all Liens except those in favor of the Agents and Lenders;

          (q)   to the extent such Account exceeds any credit limit applicable to such Account Debtor established by Administrative Agent, in its reasonable credit judgment, exercised in good faith;

          (r)   to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates (other than Persons with credit ratings equal to or better than single A from Standard and Poor's or A1 from Moody's Investor Service (an "Investment Grade Account Debtor") for which Administrative Agent has provided its prior written consent (not to be unreasonably withheld) which shall include as of the Closing Date CHS Inc. and Agrilliance LLC) as of any date of determination exceed fifteen percent (15%) of all Eligible Accounts; provided that the concentration limitation shall not apply to any Account with stated payment terms of 3 days or less which is actually paid within 5 days of invoice date so long as (1) the relevant Account Debtor is an Investment Grade Account Debtor or (2) the amount of such Account (taken together with the aggregate amount any other Accounts owing by such Account Debtor and/or its Affiliates) does not exceed $7,500,000 (it being understood that any amount above $7,500,000 described in clause (2) above shall be subject to the 15% concentration limit set forth above);

          (s)   that is payable in any currency other than Dollars; or

          (t)    that arises in connection with sales of goods or services under a "cash-on-delivery" method of payment.

        "Eligible Hedge Counterparty" means each of Morgan Stanley, Goldman Sachs, Deutsche Bank, Phibro (and any of their respective Subsidiaries), the Term Agent, Administrative Agent, each Lender or any Affiliate of a Lender or the Term Agent counterparty to a Hedging Contract (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, after entering into a Hedging Contract, ceases to be a Lender).

        "Eligible Inventory" means all of the Revolver Eligible Inventory owned by the Borrowers and reflected in the most recent Borrowing Base Certificate delivered by each Borrower to Administrative Agent shall be "Eligible Inventory" for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies. The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment, exercised in good faith. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust the criteria set forth below and to establish new criteria and, upon the occurrence and during the continuation of an Event of Default, to adjust advance rates with respect to Eligible Inventory, in each case in its reasonable credit judgment, exercised in good faith, subject to the approval of Requisite Revolving Lenders in the case of adjustments of new criteria which have the effect of making more credit available. Eligible Inventory shall not include any Inventory of any Borrower that:

          (a)   is not owned by such Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower's performance with respect to that Inventory), except (i) Liens in favor of Administrative Agent, on behalf of itself and Secured Parties, (ii) Permitted Encumbrances in favor of landlords and bailees to the extent permitted in Section 6.9 hereof (subject to Reserves established by Administrative Agent in accordance with Section 6.9 hereof) and (iii) unperfected liens which arise by operation of law in favor of Persons providing crude oil or gas products to such Borrower;

          (b)   except for Eligible In-Transit Inventory and Eligible Storage Inventory, (i) is not located on premises owned, leased or rented by such Borrower and set forth in Schedule 4.2, or (ii) is stored at a leased location, unless Administrative Agent has given its prior consent thereto and unless either (x) a reasonably satisfactory landlord waiver has been delivered to Administrative Agent, or (y) Reserves reasonably satisfactory to Administrative Agent have been established with respect thereto or (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Administrative Agent and Reserves reasonably satisfactory to Administrative Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Administrative Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Administrative Agent, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

          (c)   is placed on consignment or, other than Eligible In-Transit Inventory, is in transit;

          (d)   is covered by a negotiable document of title, unless such document has been delivered to Administrative Agent with all necessary endorsements, free and clear of all Liens except those in favor of Administrative Agent and Lenders;

          (e)   is obsolete, slow moving (in excess of one year's supply), unsalable, shopworn, seconds, damaged, not in good and saleable condition or not otherwise marketable at prevailing market prices;

          (f)    consists of display items or packing or shipping materials, manufacturing or refining supplies or chemicals or replacement parts;

          (g)   consists of goods which have been returned by the buyer;

          (h)   is not of a type held for sale in the ordinary course of such Borrower's business;

          (i)    is not subject to a Lien in favor of Administrative Agent on behalf of itself and Secured Parties with the priority required by the Loan Documents, subject to Permitted Encumbrances as set forth in clause (e) of the definition thereof (subject to reserves satisfactory to Administrative Agent);

          (j)    breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

          (k)   consists of any costs associated with "freight-in" charges;

          (l)    consists of goods that can be transported or sold only with licenses that are not readily available;

          (m)  is not covered by casualty insurance reasonably acceptable to Administrative Agent;

          (n)   is subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by Administrative Agent; or

          (o)   is commingled with property of other parties unless such Inventory is Eligible In-Transit Inventory or Eligible Storage Inventory.

        "Eligible In-Transit Inventory" means Eligible Inventory which is and continues to satisfy the criteria set forth below. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust the criteria set forth below and to establish new criteria and, upon the occurrence and during the continuation of an Event of Default, to adjust advance rates with respect to Eligible In-Transit Inventory, in each case in its reasonable credit judgment, exercised in good faith, subject to the approval of Requisite Revolving Lenders in the case of adjustments of new criteria which have the effect of making more credit available. Eligible In-Transit Inventory shall include any otherwise Eligible Inventory of any Borrower that: (a) is being transported in a pipeline owned and operated by a third Person as to which (i) Administrative Agent has received from such Borrower the most recent monthly report as to the quantity, type and Market Price of such Eligible Inventory in accordance with Section 5.2(a)(iii) hereof together with the most recent report issued by such pipeline owner or operator pursuant to Section 5.2(b)(v) hereof; and (ii) such Eligible Inventory has not been received at such Borrower's discharge manifold at its refinery or at any storage facility; and (b) is subject to an effective bailee letter or instruction letter executed by the owner and operator of such pipeline in favor of Administrative Agent (and acknowledged by such Borrower) on terms and conditions reasonably satisfactory to Administrative Agent.

        "Eligible Storage Inventory" means Eligible Inventory which is and continues to satisfy the criteria set forth below. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust the criteria set forth below and to establish new criteria and, upon the occurrence and during the continuation of an Event of Default, to adjust advance rates with respect to Eligible Storage Inventory, in each case in its reasonable credit judgment, exercised in good faith, subject to the approval of Requisite Revolving Lenders in the case of adjustments of new criteria which have the effect of making more credit available. Eligible Storage Inventory shall include any otherwise Eligible Inventory of any Borrower that: (a) that is held in a storage tank or storage domain owned and operated by a third Person, as to which Administrative Agent has received from such Borrower the most recent monthly report as to the quantity, type and Market Price of such Eligible Inventory to which such Borrower has title, net of any Eligible Inventory held in such storage tanks or storage domains as "line fill" or held for the benefit of any third Person, as reported to Administrative Agent pursuant to Section 5.2(a)(iii) together with the most recent report issued by such storage tank or storage domain operator pursuant to Section 5.2(b)(v) hereof; and (b) is subject to a bailee letter or instruction letter executed by the owner and operator of such storage tank or storage domain in favor of Administrative Agent (and acknowledged by such Borrower) on terms and conditions satisfactory to Administrative Agent.

        In addition, if any Revolver Eligible Inventory is to be acquired by such Borrower immediately upon making payment for such Revolver Eligible Inventory to the seller thereof, such Revolver Eligible Inventory shall be eligible for inclusion in Eligible Stored Inventory so long as (1) such Borrower has an agreement with such seller in form and substance acceptable to Administrative Agent providing that title to such Revolver Eligible Inventory shall immediately transfer to such Borrower upon receipt of payment therefor, (2) such Borrower wire transfers full payment to such seller for such Revolver Eligible Inventory on the date a Revolving Credit Advance is requested in respect of the purchase of such Revolver Eligible Inventory, (3) such Borrower provides Administrative Agent with a fully updated Borrowing Base Certificate and related reports described in Sections 5.2(a)(i), (ii) and (iii) and (4) such Revolver Eligible Inventory meets all of the requirements for Eligible Stored Inventory.

        "Environmental Laws" means all applicable federal, state and local laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect and any applicable judicial interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment (including without limitation the Consent Decree), imposing liability or remedial obligations, requiring the installation of pollution control equipment, or other legally mandated standards of conduct for or relating to the regulation and protection of human health, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.) ("RCRA"); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.) ("Clean Air Act"); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

        "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with (a) any Release or presence of a Hazardous Material whether on, at, in, under, or emanating from any real or personal property owned or leased by any Credit Party or (b) the Consent Decree or RCRA Administrative Orders.

        "Environmental Permits" means all permits, consents, licenses, authorizations, certificates, approvals or registrations required or issued by any Governmental Authority under any Environmental Laws.

        "Environmental Reserve Account" means the cash collateral account of Resources holding funds to be used by Resources for the Credit Parties' projected Capital Expenditures for environmental projects, with all cash, checks and other similar items of payment in such account securing payment of the Loans and all Obligations related thereto, and in which Resources shall have granted Liens with the priority required by the Loan Documents to the Administrative Agent, on behalf of itself and Revolver Secured Parties or Term Agent, on behalf of itself and Term Secured Parties, pursuant to the Security Agreement.

        "EPA" means the United States Environmental Protection Agency.

        "Equipment" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

        "Equity Issuance" shall mean any issuance or sale (other than a Major Asset Disposal) by Holdings or any of its Subsidiaries of any Stock of Holdings or any of its Subsidiaries, as applicable, or the receipt by Holdings or any of its Subsidiaries of any capital contribution, as applicable, except in each case for (a) in the case of a Subsidiary of Holdings, any issuance or sale to, or any receipt of any capital contribution from, Holdings, (b) any issuance of directors' qualifying shares, and (c) sales or issuances of common stock of Holdings to management or employees of Holdings, the Borrowers or any Subsidiary of Holdings under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time in the ordinary course of business.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

        "ERISA Affiliate" means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

        "ERISA Event" means, with respect to any Credit Party or any ERISA Affiliate, (a) with respect to a Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan, the existence of an "accumulated funding deficiency" (as defined in Section 412 of the IRC or Section 302 of ERISA) whether or not waived, or the failure to make by its due date a required installment under Section 412(m) of the IRC or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the IRC or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan; (h) the making of any amendment to any Title IV Plan which could result in the imposition of a lien or the posting of a bond or other security; (i) with respect to a Title IV Plan an event described in Section 4062(e) of ERISA; (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (l) the loss of a Qualified Plan's qualification or tax exempt status; (m) the termination of a Plan described in Section 4064 of ERISA; or (n) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the IRC) or breach of fiduciary responsibility under ERISA which may reasonably be expected to subject a Credit Party to a material liability under Section 406, 409, 502(i) or

502(l) of ERISA or Section 4975 of the IRC, or under any agreement or other instrument pursuant to which a Credit Party has agreed or is required to indemnify any person against any such material liability.

        "Event of Default" has the meaning ascribed to it in Section 9.1.

        "Event of Eminent Domain" means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any part of the Collateral or any of the Mortgaged Properties, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state where any Mortgaged Properties are located, the United States or another Governmental Authority having jurisdiction.

        "Excess Cash Flow" shall mean, without duplication, for any Fiscal Year of the Borrowers and their respective Subsidiaries consolidated net income plus (a) depreciation and amortization to the extent deducted in determining consolidated net income, plus (b) the amount (which may be a negative number) by which (i) the excess of the total assets, excluding cash and Cash Equivalents, over the total liabilities of the Borrowers and their respective Subsidiaries on a consolidated basis that may properly be classified as current assets and current liabilities respectively in accordance with GAAP, excluding the current portion of long term debt, at the beginning of such Fiscal Year exceeds (or is less then) (ii) such excess at the end of such Fiscal Year, minus (c) Capital Expenditures during such Fiscal Year (excluding the financed portion thereof and excluding any Capital Expenditures in such Fiscal Year to the extent in excess of the amount permitted to be made in such Fiscal Year pursuant to this Agreement, minus (d) scheduled principal payments paid or payable in respect of Funded Debt, plus or minus (as the case may be), (e) extraordinary gains or losses which are cash items not included in the calculation of net income, plus (f) taxes deducted in determining consolidated net income to the extent not paid for in cash unless accrued as a current liability on the balance sheet and payable within 90 days of the end of such Fiscal Year, minus (g) in respect of Fiscal Years until and including Fiscal Year 2006 only, the aggregate amount paid in cash into the Environmental Reserve Account in such Fiscal Year in respect of environmental Capital Expenditures expected to be incurred in succeeding Fiscal Years until and including Fiscal Year 2007 (which amounts shall be held in the Environmental Reserve Account until such expenditures are incurred) to the extent such amounts do not exceed (i) $50,000,000 in the aggregate since the Closing Date or (ii) when aggregated with the then existing balance of the Environmental Reserve Account, the reasonably expected cost of environmental Capital Expenditures yet to be incurred prior to the end of the Fiscal Year 2007 in accordance with Schedule 1(a).

        "Excluded Inventory" means all (i) catalysts of all types (other than rhodium, platinum and rhenium included as part of any catalyst and other than WIP gauze of all types), (ii) spare parts of all types, (iii) miscellaneous chemicals used in respect of waste water treatment facility, (iv) refractory bricks of all types and (v) any and all proceeds of the foregoing.

        "Existing Senior Indebtedness" means Indebtedness and other obligations outstanding under that certain Credit Agreement dated as of March 3, 2004 among Fertilizer, Refining, Terminal and Transportation, as borrowers, the lenders party thereto and Congress Financial Corporation (Southwest) as agent.

        "Existing Subordinated Indebtedness" means the Indebtedness evidenced by the Subordinated Debt Documents.

        "Fair Labor Standards Act" means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

        "Fair Salable Balance Sheet" means a balance sheet of Borrower prepared in accordance with Section 4.4(d).

        "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Administrative Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "Fee Letter" means, collectively, (i) that certain amended and restated letter dated as of the Closing Date between the Arranger and the Borrowers with respect to certain Fees to be paid by Borrowers to the Arranger and Term Agent, and (ii) that certain letter dated as of the Closing Date between the Administrative Agent and the Borrowers with respect to certain Fees to be paid by Borrowers to the Administrative Agent.

        "Fees" means any and all fees payable to the Agents or any Lender pursuant to the Agreement or any of the other Loan Documents.

        "Fertilizers" means Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company.

        "Fertilizers Borrowing Base" means, as of any date of determination by Administrative Agent, from time to time, an amount equal to the sum at such time of:

          (a)   80% of the book value of Fertilizer's Eligible Accounts; and

          (b)   75% of the book value of Fertilizer's Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or Market Price; in each case, less any Reserves established by Administrative Agent at such time.

        "Financial Covenants" means the financial covenants set forth in Section 7.10.

        "Financial Statements" means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrowers delivered in accordance with Section 4.4 and Section 5.1.

        "Fiscal Month" means any of the monthly accounting periods of Borrowers.

        "Fiscal Quarter" means any of the quarterly accounting periods of Borrowers, ending on March 31, June 30, September 30 and December 31 of each year.

        "Fiscal Year" means any of the annual accounting periods of Borrowers ending on December 31 of each year.

        "Fixed Charges" means, with respect to any Person for any fiscal period, without duplication (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) Capital Expenditures during such period (excluding the financed portion thereof and Capital Expenditures incurred by Borrowers to comply with Section 6.10 hereof), plus (d) income taxes (including distributions therefore) paid or payable in cash with respect to such fiscal period, plus (e) management fees to the extent paid under Section 7.4(a)(ii), plus (f) Major Scheduled Turnaround Expenses, plus (g) Lease Expenses.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any fiscal period, the ratio of EBITDA to Fixed Charges.

        "Fixtures" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

        "Foreign Lender" has the meaning ascribed to it in Section 2.3(c).

        "Funded Debt" means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

        "GAAP" means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Section 7.10 to the Agreement.

        "GE Lease" means that certain Master Lease Agreement relating to the alky merox system, dated May 1, 2003, between Reliant Solutions, LLC and Farmland Industries, Inc. (as assumed by Refining).

        "General Intangibles" means all "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

        "Goods" means all "goods" as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

        "Governmental Authority" means any federal government, any U.S. state or other political subdivision thereof, on any municipal or other local government and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Granting Lender" has the meaning ascribed to it in Section 10.1(g).

        "Group Operating Agreement" means that certain Limited Liability Company Agreement of Coffeyville Group Holdings, LLC dated as of March 3, 2004, as amended through the Closing Date and as further amended in a manner not prohibited by this Agreement.

        "Guaranteed Indebtedness" means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

        "Guaranties" means, collectively, the Credit Party Guaranties and any other guaranty executed by any Guarantor in favor of the Agents and Lenders in respect of the Obligations.

        "Guarantors" means each Credit Party (other than the Borrowers) and each other Person, if any, that executes a guaranty or other similar agreement in favor of the Administrative Agent, for itself and in favor of Revolver Secured Parties and the Term Agent, for itself and in favor of Term Secured Parties, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

        "Hazardous Material" means any substance, material or waste that is regulated by, or forms the basis of, liability under any Environmental Laws, including without limitation any substance, material or waste that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

        "Hedge Termination Value" means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out, the amount owing with respect thereto, and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Hedging Contracts, based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Contracts.

        "Hedging Contract" means any agreement, whether or not in writing, relating to any transaction that is a commodity swap, futures contract, commodity option, cap, collar or floor transaction, or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

        "Holding Companies" means each Credit Party other than Fertilizer, Refining, Terminal, Transportation and Pipeline.

        "Holdings" means Coffeyville Group Holdings, LLC, a Delaware limited liability company.

        "Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at a rate equal to 9% per annum) of future rental and other payments (contingent, optional or otherwise) under all synthetic or similar leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Capital Stock which is mandatory redeemable, (i) the present value (discounted at a rate equal to 9% per annum) of all payment obligations (contingent, optional or otherwise) of such Person under off balance sheet financing arrangements, (j) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (k) the Obligations.

        "Indemnified Liabilities" has the meaning ascribed to it in Section 2.11.

        "Indemnified Person" has the meaning ascribed to in Section 2.11.

        "Index Rate" means, for any day, a floating rate equal to the higher of (i) the rate from time to time publicly announced by Reference Bank or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

        "Index Rate Loan" means a Loan or portion thereof bearing interest by reference to the Index Rate.

        "Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

        "Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

        "Intercompany Notes" has the meaning ascribed to it in Section 7.3.

        "Interest Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA to Interest Expense (other than Interest Expense satisfied by issuance of a note which is (i) subordinated to the Obligations to the same extent as the applicable principal obligations and (ii) payable no sooner than the last scheduled principal payment as the applicable principal obligation).

        "Interest Expense" means, with respect to any Person for any fiscal period, interest expense of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person.

        "Interest Payment Date" means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan (i) constituting all or part of a Revolving Credit Advance, the first Business Day of each month to occur while such Loan is outstanding and the last day of the applicable LIBOR Period and (ii) constituting part of the Term

Loan, the last day of the applicable LIBOR Period; provided that in the case of such a LIBOR Period of more than three months duration, also the date which in three months after the commencement of such LIBOR Period; and provided, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Revolving Loan Commitment Termination Date or Term Maturity Date, as applicable, shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under the Agreement.

        "Inventory" means all "inventory," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

        "Investment Property" means all "investment property" as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

        "IRB Indenture" means that certain Amended and Restated Trust Indenture dated as of February 8, 2002 between the City of Coffeyville, Kansas, as issuer, and JP Morgan Chase Bank, as Indenture Trustee, as amended, restated, supplemented or otherwise modified in a manner not prohibited hereunder.

        "IRC" means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

        "IRS" means the Internal Revenue Service.

        "KDHE" means the Kansas Department of Health and Environment.

        "K.S.A." has the meaning ascribed to it in Section 6.12.

        "L/C Administration Fee" has the meaning ascribed to it in Section 2.2

        "L/C Issuer" has the meaning ascribed to it in Section 2.2.

        "L/C Sublimit" has the meaning ascribed to it in Section 2.2.

        "Lease Expenses" means, with respect to any Person for any fiscal period, the aggregate rental obligations of such Person determined in accordance with GAAP which are payable in respect of such period under leases of real or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person or in the notes thereto, excluding, however, any such obligations under Capital Leases, the TKI Agreement or the BOC Agreement.

        "Leases" means all leases, subleases, concession agreements, licenses and other occupancy agreements that affect the Mortgaged Properties, all as amended from time to time.

        "Lenders" means the Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations in accordance with the provisions hereof, such term shall include any assignee of such Lender.

        "Letter of Credit Fee" has the meaning ascribed to it in Section 2.2.

        "Letter of Credit Obligations" means all outstanding obligations incurred by Administrative Agent and Revolving Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by an L/C Issuer or the purchase of a participation as set forth in Section 2.2 with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Administrative Agent or Lenders thereupon or pursuant thereto.

        "Letters of Credit" means documentary or standby letters of credit or surety bonds or other financial assurances issued for the account of any Borrower by any L/C Issuer, and bankers' acceptances issued by any Borrower, for which Administrative Agent and Revolving Lenders have incurred Letter of Credit Obligations.

        "Letter-of-Credit Rights" means "letter-of-credit rights" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

        "Leverage Ratio" means, with respect to Borrowers and their Subsidiaries, on a consolidated basis at any time, the ratio of (a) Total Debt at such time to (b) EBITDA for the four Fiscal Quarters then ended.

        "LIBOR Business Day" means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

        "LIBOR Loan" means a Revolving Credit Advance or a Term Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

        "LIBOR Period" means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by Borrower Representative's irrevocable notice to Administrative Agent as set forth in Section 2.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

          (a)   if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

          (b)   any LIBOR Period that would otherwise extend beyond the Revolving Loan Commitment Termination Date or Term Maturity Date, as applicable, shall end two (2) LIBOR Business Days prior to such date;

          (c)   any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

          (d)   Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

          (e)   Borrower Representative shall select LIBOR Periods so that there shall be no more than six (6) separate LIBOR Loans in existence at any one time.

        "LIBOR Rate" means, with respect to each LIBOR Period for any LIBOR Loan, the rate per annum determined by the relevant Agent by dividing (a) the Base LIBOR Rate for such LIBOR Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof "Base LIBOR Rate" shall mean shall mean with respect to the LIBOR Period for a LIBOR Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other LIBOR Rate market selected by Borrower Representative on behalf of Borrower and approved by the relevant Agent) on or about 9:00 a.m. (New York time) in the case of the Administrative Agent and 11 a.m. (London time) in the case of the Term Agent, in each case two (2) LIBOR Business Days prior to the commencement of such LIBOR Period in amounts substantially equal to the principal amount of the LIBOR Loans requested by and available to Borrower(s) in accordance with this Agreement, with a maturity of comparable duration to the LIBOR Period selected by or on behalf of a Borrower. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a LIBOR Loan or any LIBOR Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

        "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

        "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

        "Litigation" has the meaning ascribed to it in Section 4.13.

        "Loan Accounts" means the Revolver Loan Account and the Term Loan Account.

        "Loan Documents" means the Agreement, the Notes, the Collateral Documents, the Fee Letter and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, the Agents or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to the Agents or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

        "Loans" means the Revolving Loan and the Term Loan.

        "Lock Boxes" has the meaning ascribed to it in Section 2.6.

        "Major Asset Disposal" means the sale, on the one hand, (i) of the Coffeyville Nitrogen Plant or the stock of Coffeyville Nitrogen Fertilizers, Inc. and/or Fertilizers or, on the other hand to the extent

(i) has not occurred, (ii) the Coffeyville Refinery and/or Coffeyville Refining & Marketing, Inc. or Refining, in each case on arms-length, commercially reasonable terms at fair market value, the proceeds of which are applied to prepay the Loans in accordance with Section 2.3; provided, that (i) no less than $65,000,000 of the aggregate consideration shall be paid in cash and (ii) any non-cash proceeds received in connection with such Major Asset Disposal shall be valued by a fairness opinion from a third party appraiser in form and substance reasonably acceptable to the Agents.

        "Major Scheduled Turnaround" means (i) with respect to the Coffeyville Refinery, a scheduled shutdown of Refinery process units primarily for purposes of conducting maintenance, of at least twenty (20) consecutive days which shutdown shall occur not more than one time; provided, however, that such shutdown of the Coffeyville Refinery shall not constitute a "Major Scheduled Turnaround" unless the Diesel Hydrotreater located at the Coffeyville Refinery is, during such shutdown, upgraded or replaced to comply with the Tier II low sulfur diesel standards (40 CFR Part 80, Subpart I) and (ii) with respect to the Coffeyville Nitrogen Plant, a scheduled shutdown primarily for purposes of conducting maintenance, of at least seven (7) consecutive days which shutdown shall not occur more than one time in any eighteen (18) month period or twice in any forty-two (42) month period.

        "Major Scheduled Turnaround Expenses" means expenses which have been incurred by a Borrower to complete a Major Scheduled Turnaround but only to the extent such amounts (a) are reflected on the expense line item on such Borrower's income statement delivered in accordance with Section 5.1 hereof and (b) would be treated as expenses under GAAP.

        "Management Agreement" means that certain Amended and Restated Management Services Agreement dated as of May 10, 2004 by and between Pegasus and Holdings, as amended, modified or supplemented in accordance with the terms hereof.

        "Margin Stock" has the meaning ascribed to in Section 4.10.

        "Market Price" means, with respect to any Inventory, the market price for such Inventory as set forth in a published or reported price index maintained by a third-party that is not an Affiliate of any Borrower and that prepares such index in the ordinary course of its business or such other price as the Administrative Agent may ascribe thereto in its reasonable credit judgment. Market Price shall be determined using published or reported price indices created or distributed by (i) with respect to Inventory of Refining, Oil Price Information Service, commonly known as OPIS, and/or Platts Oilgram Price Report, commonly known as Platts and (ii) with respect to Inventory of Fertilizers, Fertilizers Markets or Green Markets. In the event OPIS, Platts, Fertilizers Markets or Green Markets, as the case may be no longer provides the aforementioned price indices, or in the event the Borrowers and the Administrative Agent determine that either OPIS, Platts, Fertilizers Markets or Green Markets, as the case may be no longer accurately provides pricing information for Inventory, the Borrowers and the Administrative Agent shall replace one or both of the OPIS, Platts, Fertilizers Markets or Green Markets, as the case may be price indices, as applicable, with other third-party price indices reasonably acceptable to each of the Borrowers and the Administrative Agent.

        "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of any Borrower taken alone or the Credit Parties taken as a whole, (b) any Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or the Lien of the Administrative Agent, on behalf of itself and Revolver Secured Parties or the Lien in favor of the Term Agent, on behalf of itself and Term Secured Parties, in each case on the Collateral or the priority of such Liens, or (d) the Agents' or any Lender's rights and remedies under the Agreement and the other Loan Documents.

        "Maximum Amount" means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

        "Monthly Borrowing Base Certificate" has the meaning ascribed to it in Section 5.2(c)(i).

        "Mortgaged Properties" means each parcel of Real Estate owned by Borrower which is the subject of a Mortgage.

        "Mortgages" means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Administrative Agent, on behalf of itself and Revolver Secured Parties or Term Agent, on behalf of itself and Term Secured Parties with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to the Agents.

        "Multiemployer Plan" means a "multiemployer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

        "New Party" has the meaning ascribed to it in Section 13.

        "Non-Acquired Corporation" means (i) Coffeyville Refining & Marketing, Inc., in the case of a Stock Sale in which either Coffeyville Nitrogen Fertilizers, Inc. is the Acquired Corporation or (ii) Coffeyville Nitrogen Fertilizers, Inc., in the case of a Stock Sale in which Coffeyville Refining & Marketing, Inc. is the Acquired Corporation.

        "Non-Funding Lender" has the meaning ascribed to it in Section 10.9(d).

        "Non-Funding Revolving Lender" has the meaning ascribed to it in Section 10.9(d).

        "Non-Funding Term Lender" has the meaning ascribed to it in Section 10.9(d).

        "Non-Selling Corporation" means (i) Coffeyville Refining & Marketing, Inc., in the case of an Asset Sale in which Coffeyville Nitrogen Fertilizers, Inc. is the Selling Corporation or (ii) Coffeyville Nitrogen Fertilizers, Inc., in the case of an Asset Sale in which Coffeyville Refining & Marketing, Inc. is the Selling Corporation.

        "Notes" means, collectively, the Revolving Notes and the Term Notes, to the extent issued under this Agreement.

        "Notice of Conversion/Continuation" has the meaning ascribed to it in Section 2.5(e).

        "Notice of Revolving Credit Advance" has the meaning ascribed to it in Section 2.1(a).

        "Obligations" means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to the Agents or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, hedging obligations under swaps, caps and collar arrangements provided by any Lender or any Affiliate thereof, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

        "Oklahoma Producer Lien Act" means the Oil and Gas Owners' Lien Act, 42 Okl. St. Ann. §548.

        "Optional Extensions of Credit" has the meaning ascribed to it in Section 2.1(a)(iii).

        "Overadvance" has the meaning ascribed to it in Section 2.1(a)(iii).

        "Patent License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

        "Patent Security Agreements" means the Patent Security Agreements made in favor of Administrative Agent, on behalf of itself and Revolver Secured Parties and in favor of Term Agent, on behalf of itself and Term Secured Parties, by each applicable Credit Party.

        "Patents" means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

        "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to subtitle A of Title IV of ERISA and any successor thereto.

        "Pegasus" means Pegasus Partners II, L.P., a Delaware limited partnership.

        "Pension Plan" means a plan described in Section 3(2) of ERISA.

        "Permits" means any and all permits, variances, curb cut permits, licenses of any kind, certificates (including certificates of occupancy and certificates of need), approvals, consents, waivers, and other authorizations and rights issued by any Governmental Authority used for development, construction, management, ownership, use, occupancy, operation, or drainage of the Mortgaged Properties, but not including any Environmental Permits.

        "Permitted Encumbrances" means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 6.2(b); (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money in an aggregate amount not to exceed $1,000,000 at any time outstanding securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar Liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) unperfected Liens which arise by operation of law in favor of Persons providing crude oil or gas products to one or more Credit Parties; (f) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $1,000,000 at any time, so long as such Liens attach only to Inventory; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (h) any attachment or judgment lien not constituting an Event of Default under Section 9.1(j); (i) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (j) presently existing or hereafter created Liens in favor of Administrative Agent, on behalf of itself and Revolver Secured Parties or Liens in favor of Term Agent, on behalf of itself and Term Secured Parties and Liens (subject to the execution and delivery of such intercreditor and subordination agreements and related documents as the Term Agent, on behalf of the Term Secured Parties, may reasonably request with terms substantially similar to the intercreditor provisions of Annex C hereof) securing the Replacement ABL Facility; and (k) Liens expressly permitted under clauses (b) and (c) of Section 7.7 of the Agreement.

        "Permitted Investments" shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than ninety (90) days from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of any domestic commercial bank of recognized standing that is a member of the Federal Reserve System having capital and surplus in excess of $500,000,000 with maturities of not more than ninety (90) days from the date of acquisition (any bank meeting the qualifications specified in this clause (b), an "Approved Bank"), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by any industrial or financial company organized under the laws of any state within the United States with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and maturing within ninety (90) days after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

        "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

        "Pipeline" means Coffeyville Resources Pipeline, LLC, a Delaware limited liability company.

        "Plains Agreement" means that certain Pipeline Construction, Operation and Transportation Commitment Agreement dated as of the 11th day of February, 2004 by and between Plains Pipeline, L.P. and Refinery.

        "Plan" means, at any time, an "employee benefit plan", as defined in Section 3(3) of ERISA, that any Credit Party maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party.

        "Pledge Agreement" means the Pledge Agreement of even date herewith executed by the Credit Parties named therein in favor of Administrative Agent, for itself and Revolver Secured Parties and in favor of the Term Agent, for itself and Term Secured Parties, pledging all Stock of all the direct and indirect Subsidiaries of Holdings.

        "Proceeds" means "proceeds," as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

        "Pro Forma" means the unaudited consolidated and consolidating balance sheet of Resources and its Subsidiaries as of May 10, 2004 after giving pro forma effect to the Related Transactions.

        "Property Tax Exemption Statute" has the meaning ascribed to it in Section 6.12.

        "Pro Rata Share" means with respect to all matters relating to any Lender, (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan(s), the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 10.1, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Revolving Loan Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

        "Qualified Plan" means a Pension Plan maintained by a Credit Party that is intended to be tax-qualified under Section 401(a) of the IRC.

        "Qualified Assignee" means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies; provided that a Person which is itself directly engaged in the same business as, and a direct competitor of, the Coffeyville Refinery and Coffeyville Nitrogen Plant shall not be a Qualified Assignee.

        "Ratable Share" has the meaning set forth in Section 2.1(b).

        "RCRA Administrative Orders" means (a) the Administrative Order on Consent between the Seller and the EPA dated October 21, 1994 pursuant to RCRA Docket No. VII-94-H-0020; and (b) the Administrative Order on Consent between the Seller and the EPA dated January 12, 1996 pursuant to RCRA Docket No. VII-95-H-0011.

        "Real Estate" has the meaning ascribed to it in Section 4.6.

        "Reference Bank" means Credit Suisse First Boston.

        "Refinery Revenue Bonds" has the meaning ascribed to it in Section 6.12.

        "Refinery Revenue Bonds Documents" means the agreements, instruments, documents, consents, assignments, contracts, notices, and all other written documents which evidence the Refinery Revenue Bonds and the transactions related thereto described in Section 6.12.

        "Refining" Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company.

        "Refining Pipeline Documents" have the meaning ascribed to them in Section 4.29(d).

        "Registers" means the Revolving Register and the Term Register.

        "Related Person" has the meaning ascribed to it in Section 2.6(g).

        "Refining Borrowing Base" means, as of any date of determination by Administrative Agent, from time to time, an amount equal to the sum at such time of:

          (a)   80% of the book value of Refining's Eligible Accounts; and

          (b)   75% of the book value of Refining's Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or Market Price; in each case, less any Reserves established by Administrative Agent at such time.

        "Related Transactions" means (i) the initial borrowing under the Term Loan on the Closing Date, (ii) the repayment on the Closing Date of the Borrowers' Existing Senior Indebtedness and certain Existing Subordinated Indebtedness, (iii) the payment on the Closing Date in respect of certain limited liability company interests of Holdings in an amount set forth on Schedule 2.4 and (iv) the payment of all fees, costs, expenses (including prepaid expenses) and advance payments associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

        "Related Transactions Documents" means the Loan Documents, and all other agreements or instruments executed in connection with the Related Transactions.

        "Relationship Bank" has the meaning ascribed to it in Section 2.6(a).

        "Release" means any actual or threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

        "Repayment Date" has the meaning ascribed to it in Section 2.1(b)(iv).

        "Replacement ABL Facility" means a revolving credit facility in aggregate principal amount not to exceed $75,000,000 provided to the Borrowers on substantially the same terms as and in any event no less favorable to the Borrowers or the Term Secured Parties than the Revolving Loan Commitments hereunder and subject to the intercreditor provisions of Annex C hereof.

        "Replacement EPA Cash Collateral" means the cash or Cash Equivalent financial assurances for the benefit of the EPA, required pursuant to the Consent Decree in substitution of such financial assurances currently provided by Seller in accordance with the Acquisition Agreement in an amount not to exceed $15,000,000 at any one time outstanding.

        "Replacement Lender" has the meaning ascribed to it in Section 2.14(d).

        "Required Terminal Remediation" means any legally required remediation or corrective action on the assets of Terminal required by the EPA or KDHE, including without limitation pursuant to the RCRA Administrative Orders.

        "Required Transportation Remediation" means any remediation or cleanup on the assets of Transportation required by the EPA or KDHE, including without limitation pursuant to the RCRA Administrative Orders.

        "Requisite Lenders" means Lenders having (a)(i) more than 50% of the Revolving Loan Commitments of all Lenders, or (ii) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of all Revolving Loans and (b) more than 50% of the aggregate outstanding amount of all Term Loans.

        "Requisite Revolving Lenders" means (a) Lenders having more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loan.

        "Requisite Term Lenders" mean Lenders having more than 50% of the aggregate outstanding amount of all Term Loans.

        "Reserves" means (a) reserves established by Administrative Agent from time to time against Eligible Inventory pursuant to Section 6.9, (b) reserves established pursuant to Sections 2.3(b)(ii), and 6.4(c), (c) reserves approximating 150% of the cost of selling Eligible Inventory (including, without limitation, the cost of removing Eligible Inventory from pipelines) as determined by Administrative Agent which reserves shall in no event be less than $1,000,000 in the aggregate and shall be allocated against each Borrower's separate Borrowing Base in such manner as Administrative Agent shall determine in its reasonable credit judgment exercised in good faith, (d) reserves established by Administrative Agent for fees, charges and other payables associated with the storage, handling, processing and/or transportation of Eligible In-Transit Inventory and Eligible Storage Inventory and payables owing to any third parties providing crude oil or other gas products which are secured by a Lien under applicable law or pursuant to a written agreement (or, in the case of the Oklahoma Producer Lien Act as in effect on the Closing Date, past due payables owing under the Oklahoma Producer Lien Act and (e) such other reserves against Eligible Accounts, Eligible Inventory or Borrowing Availability of any Borrower that Administrative Agent may establish from time to time, in its reasonable credit judgment exercised in good faith. Without limiting the generality of the foregoing, Reserves may be established to reflect that dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of any Borrower for such period) as calculated by Administrative Agent for any period is or is reasonably anticipated to be greater than five (5%) percent. To the extent Administrative Agent may revise the lending formulas used to determine any Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Administrative Agent, Administrative Agent shall not establish a Reserve for the same purpose.

        "Resources" means Coffeyville Resources, LLC, a Delaware limited liability company.

        "Resources Borrowing Base" means, as of any date of determination by Administrative Agent, from time to time, an amount equal to the sum at such time of:

          (a)   80% of the book value of Resources' Eligible Accounts; and

          (b)   75% of the book value of Resources' Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or Market Price; in each case, less any Reserves established by Administrative Agent at such time. Borrowers and Revolving Lenders acknowledge and agree that as of the Closing Date, Resources owns no Eligible Accounts or Eligible Inventory.

        "Restricted Payment" means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (e) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (f) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

        "Revolver Eligible Inventory" means all Revolver Inventory consisting of (i) crude oil, gasoline, distillates, and heating oils, kerosene, other salable fuel products, salable slurry and coke and hydro carbon based refinery work in process, (ii) natural gas liquids, including, without limitation, natural gasoline, isobutane, normal butane, refinery grade butane, propane, and ethane, and (iii) ammonia, Urea Ammonium Nitrate; provided that Revolver Eligible Inventory shall not include unit fills and tank heels (other than salable slurry and coke), coal, sulfur, sulfur oil, asphalt and demeth mix.

        "Revolver Inventory" means all Inventory consisting of (i) petroleum and petroleum based products including, without limitation, crude oil, gasoline, distillates, heating oils, kerosene, other fuel products, refinery feedstocks, refinery work in process, refinery by-products, refining intermediate products, refinery finished products, (ii) natural gas liquids, including, without limitation, natural gas, natural gasoline, isobutane, normal butane, refinery grade butane, propane, ethane, demeth mix, (iii) ammonia, Urea Ammonium Nitrate and related by-products and work-in -process, (iv) unit fills, coke, coal, sulfur, sulfur oil, asphalt, slurry, and (v) rhodium, platinum and rhenium of all types (whether or not included in catalyst or Equipment of any Credit Party) and (vi) WIP gauze of all types; provided that Revolver Inventory shall in no event include any Excluded Inventory; provided, additionally however, that for purposes of clarity, all items of Inventory which are incorporated into or used to package any such Revolver Inventory shall be deemed to constitute Revolver Inventory once so incorporated into or used in packaging any Revolver Inventory.

        "Revolver Loan Account" has the meaning ascribed to it in Section 2.10.

        "Revolver Primary Collateral" means all Accounts, Revolver Inventory and all Proceeds thereof, including without limitation, all cash, Cash Equivalents, Instruments, Chattel Paper, General Intangibles, letters of credit, insurance proceeds and/or Investment Property arising from any Accounts and Revolver Inventory.

        "Revolver Secured Parties" shall mean the Administrative Agent, and the Revolving Lenders shall include, without limitation, all former Revolving Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Revolving Lenders or Eligible Hedge Counterparties and such Obligations have not been paid or satisfied in full.

        "Revolving Credit Advance" has the meaning ascribed to it in Section 2.1(a)(i).

        "Revolving Lenders" means, as of any date of determination, Lenders having a Revolving Loan Commitment.

        "Revolving Loan" means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrowers plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrowers. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

        "Revolving Loan Commitment" means (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex B to the Agreement or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Seventy-Five Million Dollars ($75,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

        "Revolving Loan Commitment Termination Date" means the earliest of (a) May 10, 2009, (b) the date of termination of Lenders' obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 9.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Revolving Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Section 2.2, and the permanent reduction of all Commitments to zero dollars ($0).

        "Revolving Note" has the meaning ascribed to it in Section 2.1(a)(ii).

        "Revolving Obligations" means any Obligations in respect of Advances, Revolving Loan and Revolving Loan Commitments.

        "Revolving Register" has the meaning ascribed to it in Section 10.1(a).

        "Sale Order" means the order of the United States Bankruptcy Court for the Western District of Missouri (Kansas City), authorizing, pursuant to Section 363 of the Bankruptcy Code, the sale of the Transferred Assets, free and clear of all liens, claims, liabilities, encumbrances and interests (except for liens acceptable to Administrative Agent in its sole discretion).

        "Schedules" means the Schedules prepared by the Borrowers and denominated as Schedules 2.4 through 7.7 in the Index to the Agreement.

        "Secured Parties" shall mean the Revolver Secured Parties and Term Secured Parties.

        "Security Agreement" means the Security Agreement of even date herewith entered into in favor of Administrative Agent, on behalf of itself and Revolver Secured Parties or in favor of Term Agent, on behalf of itself and Term Secured Parties by each Credit Party.

        "Seller" means Farmland Industries, Inc., a Kansas corporation and debtor-in-possession.

        "Selling Corporation" means in the case of an Asset Sale the one of either (i) Coffeyville Nitrogen Fertilizers, Inc. or (ii) Coffeyville Refining & Marketing, Inc. selling some or all of its assets in such Asset Sale.

        "Separation Lines" means the legal boundaries between the tracts of land that encompass the Coffeyville Refinery and the Coffeyville Nitrogen Plant, as depicted by the Demarcation.

        "Settlement Period" has the meaning ascribed to it in Section 10.9(b).

        "Shared Collateral" means all Hedging Contracts, all accounts to which one or more Hedging Contracts are credited, all cash collateral provided to secure obligations under one or more Hedging Contracts and all accounts to which such cash collateral is credited), all tax refunds, all insurance premium refunds, all other deposits securing obligations owing by one or more Credit Parties and the Proceeds of any or all of the foregoing.

        "Software" means all "software" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

        "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

        "SPC" has the meaning ascribed to it in Section 10.1(g).

        "Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and

Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

        "Stockholder" means, with respect to any Person, each holder of Stock of such Person.

        "Stockholder Tax" shall be an amount equal to the product of (i) the Tax Rate and (ii) the excess of the proceeds of the Stock Sale payable to Holdings over Holdings' adjusted basis for Federal income tax purposes in the stock of the Acquired Corporation.

        "Stock Sale" means a Major Asset Disposal that is a sale of (i) the stock of Coffeyville Nitrogen Fertilizers, Inc. or (ii) the stock of Coffeyville Refining & Marketing, Inc.

        "Stock Sale Tentative Repayment Amount" shall be an amount equal to the aggregate cash proceeds, whether paid to Holdings or to the Lender as described in Section 2.3, of such sale, minus (1) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (2) transfer taxes (to the extent paid or payable), (3) an amount equal to the amount of the Replacement EPA Cash Collateral required to be posted by any Credit Party as a result of such Major Asset Disposal, (4) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any and (5) an amount equal to the amount of outstanding Revolving Loans required to be prepaid in connection with such Material Asset Disposal in connection with Section 7.8(D).

        "Subordinated Debt Documents" means, collectively, (a) the Subordinated Demand Note executed by Coffeyville Pipeline, Inc. in favor of Holdings in the original principal amount of $237,000, (b) the Subordinated Demand Note executed by Coffeyville Refining & Marketing, Inc. in favor of Holdings in the original principal amount of $23,226,000, (c) the Subordinated Demand Note executed by Coffeyville Nitrogen Fertilizers, Inc. in favor of Holdings in the original principal amount of $23,226,000, (d) the Subordinated Demand Note executed by Coffeyville Crude Transportation, Inc. in favor of Holdings in the original principal amount of $474,000 and (e) the Subordinated Demand Note executed by Coffeyville Terminal, Inc. in favor of Holdings in the original principal amount of $237,000, in each case dated March 3, 2004.

        "Subordinated Indebtedness" means on balance sheet Indebtedness incurred to finance Capital Expenditures (i) in an aggregate principal amount not to exceed $5,000,000 and (ii) which is subordinated to the Obligations in a manner and pursuant to documentation acceptable to the Administrative Agent and Requisite Lenders.

        "Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

        "Supporting Obligations" means all "supporting obligations" as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

        "Syndication Agent" has the meaning assigned to that term in the preamble of this Agreement.

        "Taxes" means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Administrative Agent or a Lender by the jurisdictions under the laws of which Administrative Agent and Lenders are organized or conduct business or any political subdivision thereof.

        "Tax Rate" means the higher of (i) the highest tax rate applicable to corporations doing business exclusively in New York City and (ii) highest marginal tax rates for an individual resident in New York City applicable to ordinary income, qualified dividend income, or capital gains, as appropriate, taking into account the holding period of the limited liability company property disposed of and the year in which the taxable net income is recognized by the limited liability company, and in each case taking into account the deductibility of state and local income taxes as applicable at the time for United States federal income tax purposes and any limitations thereon including pursuant to Section 68 of the IRC.

        "Term Agent" means Credit Suisse First Boston, acting through its Cayman Islands Branch, in its capacity as administrative agent for the Term Secured Parties.

        "Term Agent Expenses" has the meaning ascribed to it in Section 10.6.

        "Term Agent Indemnified Items" has the meaning ascribed to it in Section 10.6.

        "Term Lenders" means those Lenders having Term Loan Commitments.

        "Term Loan" has the meaning assigned to it in Section 2.1(b)(i).

        "Term Loan Account" has the meaning ascribed to it in Section 2.10.

        "Term Loan Commitment" means (a) as to any Term Lender with a Term Loan Commitment, the commitment of such Term Lender to make its Pro Rata Share of the Term Loan as set forth on Annex B to the Agreement or in the most recent Assignment Agreement executed by such Term Lender, and (b) as to all Term Lenders with a Term Loan Commitment, the aggregate commitment of all Term Lenders to make the Term Loan, which aggregate commitment shall be One Hundred Fifty Million Dollars ($150,000,000) on the Closing Date. After advancing the Term Loan, each reference to a Term Lender's Term Loan Commitment shall refer to that Lender's Pro Rata Share of the outstanding Term Loan.

        "Term Maturity Date" means the earliest of (a) May 10, 2010, (b) the date of termination of Term Lenders' obligations to permit existing Term Loans to remain outstanding pursuant to Section 9.2(b).

        "Term Obligations" means any Obligations in respect of Term Loan, Term Loan Commitments and Hedging Contracts provided by any Term Lender or any Affiliate thereof.

        "Term Note" has the meaning assigned to it in Section 2.1(b)(i).

        "Term Primary Collateral" means all Collateral, other than the Revolver Primary Collateral.

        "Term Register" has the meaning ascribed to it in Section 10.1(a).

        "Term Secured Parties" shall mean the Term Agent and the Term Lenders and their respective Affiliates and shall include, without limitation, all former Term Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Term Lenders and such Obligations have not been paid or satisfied in full.

        "Terminal" means Coffeyville Resources Terminal, LLC, a Delaware limited liability company.

        "Terminal Borrowing Base" means, as of any date of determination by Administrative Agent, from time to time, an amount equal to the sum at such time of:

          (a)   80% of the book value of Terminal's Eligible Accounts; and

          (b)   75% of the book value of Terminal's Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or Market Price in each case, less any Reserves established by Administrative Agent at such time.

        "Termination Date" means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Section 2.2, and (d) none of the Borrowers shall have any further right to borrow any monies under the Agreement.

        "Title IV Plan" means a Pension Plan (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

        "TKI Agreement" means that certain Sulfur Processing Agreement between Farmland Industries, Inc. and Tessenderlo Kerley, Inc., dated October 2, 1996, as amended, including all attachments and exhibits thereto, together with that certain Phase II Sulfur Processing Agreement between Farmland Industries, Inc. and Tessenderlo Kerley, Inc., dated November 13, 1998, as amended, including all attachments and exhibits thereto.

        "Total Debt" means at any time, without duplication, all Indebtedness, Guaranteed Indebtedness and Lease Expenses of Borrowers and their Subsidiaries on a consolidated basis at such time, other than reimbursement obligations with respect to letters of credit to the extent such reimbursement obligations are fully cash collateralized as permitted by Section 6.7 and, to the extent included in Total Debt, any Indebtedness, if any, evidenced by the Refinery Revenue Bonds.

        "Trademark Security Agreements" means the Trademark Security Agreements made in favor of Administrative Agent, on behalf of itself and Revolver Secured Parties or in favor of Term Agent, on behalf of itself and Term Secured Parties, by each applicable Credit Party.

        "Trademark License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

        "Trademarks" means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

        "Transferred Assets" has the meaning assigned to it in the Acquisition Agreement as of the date hereof.

        "Transportation" means Coffeyville Resources Terminal, LLC, a Delaware limited liability company.

        "Transportation Borrowing Base" means, as of any date of determination by Administrative Agent, from time to time, an amount equal to the sum at such time of:

          (a)   80% of the book value of Transportation's Eligible Accounts; and

          (b)   75% of the book value of Transportation's Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or Market Price; in each case, less any Reserves established by Administrative Agent at such time.

        "Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

        Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Section 7.10. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

        Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

2.     AMOUNT AND TERMS OF CREDIT

        2.1    Credit Facilities.

          (a)    Revolving Credit Facility.

            (i)    Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrowers from time to time from the day following the Closing Date until the Revolving Loan Commitment Termination Date its Pro Rata Share of advances (each, a "Revolving Credit Advance"). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. Until the Revolving Loan Commitment Termination Date, Borrowers may borrow, repay and reborrow under this Section 2.1(a); provided that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time. Borrowing Availability may be reduced by Reserves imposed by Administrative Agent in its reasonable credit judgment. Moreover, the sum of the Revolving Loan outstanding to any Borrower shall not exceed at any time that Borrower's separate Borrowing Base. Each Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to one of the representatives of Administrative Agent identified in Schedule 2.1 at the address specified therein. Any such notice must be given no later than (1) 1:00 p.m. (New York City time) on the date of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 1 p.m. (New York City time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a "Notice of Revolving Credit Advance") must be given in writing (by telecopy, overnight courier or, if acceptable to the Administrative Agent, email) substantially in the form of Exhibit 2.1(a)(i) (or such other form as may be deemed acceptable to Administrative Agent), and shall include such information required in such Exhibit and/or such other information as may be required by Administrative Agent. If any Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 2.5(e).

            (ii)   To the extent requested under Section 2.10, each Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 2.1(a)(ii) (each a "Revolving Note" and, collectively, the "Revolving Notes"). Each Revolving Note shall represent the obligation of the applicable Borrower to pay the amount of the applicable Revolving Lender's Revolving Loan Commitment or, if less, such Revolving Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to such Borrower together with interest thereon as prescribed in Section 2.5. The entire unpaid balance of the aggregate Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Revolving Loan Commitment Termination Date.

            (iii)  Anything in this Agreement to the contrary notwithstanding, at the request of Borrower Representative (which request the Borrower Representative covenants and agrees that it shall not make unless (i) the Borrowers do not then own any applicable cash or Cash Equivalents and (ii) the Borrowers have made all reasonable efforts to obtain the applicable funds from alternative sources, Administrative Agent may in its discretion (but shall have absolutely no obligation to), make Revolving Credit Advances to Borrowers on behalf of Revolving Lenders in amounts that cause the outstanding balance of the aggregate Revolving Loan to exceed the Aggregate Borrowing Base or which cause the outstanding balance of the Revolving Loan owing by any Borrower to exceed that Borrower's separate Borrowing Base (any such excess Revolving Credit Advances are herein referred to collectively as "Overadvances"); provided that (A) no such event or occurrence shall cause or constitute a waiver of Administrative Agent's or Revolving Lenders' right to refuse to make any further Overadvances or Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists, and (B) no Overadvance shall result in a Default or Event of Default based on Borrowers' failure to comply with Section 2.3(b)(i) for so long as Administrative Agent permits such Overadvance to be outstanding, but solely with respect to the amount of such Overadvance. In addition, Revolving Credit Advances, Letters of Credit and/or Overadvances (subject in the case of Overadvances to the immediately preceding sentence) may be made and/or issued even if the conditions to lending set forth in Section 3 have not been met (collectively "Optional Extensions of Credit"), subject to the right of the Requisite Revolving Lenders to prospectively revoke the Administrative Agent's and/or Revolving Lenders' right to continue such Optional Extensions of Credit by providing written notice to Administrative Agent. All Overadvances shall constitute Index Rate Loans, shall bear interest at the Default Rate and shall be payable on the earlier of five (5) Business Days following demand or the Revolving Loan Commitment Termination Date. The authority of Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $7,500,000 at any time, shall not cause the aggregate Revolving Loan to exceed the Maximum

    Amount, and may be revoked prospectively by a written notice to Administrative Agent signed by Requisite Revolving Lenders.

          (b)    Term Loan.

            (i)    Subject to the terms and conditions hereof, each Term Lender agrees to make a term loan (collectively, the "Term Loan") on the Closing Date to each Borrower in the amount of that Borrower's Ratable Share (defined below) of the applicable Term Lender's Term Loan Commitment. The Term Loan shall be made on notice by Borrower Representative on behalf of the applicable Borrower to one of the representatives of Term Agent identified in Schedule 2.1 at the address specified therein. Any such notice must be given no later than (1) 1:00 p.m. (New York City time) on the Closing Date, in the case of an Index Rate Loan, or (2) 1 p.m. (New York City time) on the date which is three (3) Business Days prior to the Closing Date, in the case of a LIBOR Loan. Each such notice (a "Notice of Term Loan Borrowing") must be given in writing (by telecopy, overnight courier or, if acceptable to the Term Agent, email) substantially in the form of Exhibit 2.1(b)(i) (or such other form as may be deemed acceptable to Term Agent), and shall include such information required in such Exhibit and/or such other information as may be required by Term Agent. The obligations of each Term Lender hereunder shall be several and not joint. To the extent requested under Section 2.10, each such Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit 2.1(b)(ii) (each a "Term Note" and collectively the "Term Notes"), and all of the Borrowers shall jointly execute and deliver the Term Note to the applicable Term Lender. Each Term Note shall represent the obligation of each Borrower to pay its Ratable Share of the applicable Term Lender's Term Loan Commitment, together with interest thereon as prescribed in Section 2.5. The aggregate principal amount of the Term Loan advanced to each Borrower shall be the primary obligation of that Borrower (but shall also be guaranteed by all other Borrowers pursuant to Section 13) and is referred to herein as that Borrower's "Ratable Share." Each Borrower's Ratable Share of the Term Loan Commitment expressed in Dollars and as a percentage of the whole is set forth in Schedule 2.1(b) hereto.

            (ii)   The Borrowers may make only one borrowing under the Term Loan which shall be on the Closing Date. The aggregate outstanding principal balance of the Term Loan shall be due and payable in full in immediately available funds on the Term Maturity Date, if not sooner paid in full. Any amount borrowed under this Section 2.1(b) and subsequently repaid or prepaid may not be reborrowed.

            (iii)  Each payment of principal with respect to the Term Loan shall be paid to Term Agent for the ratable benefit of each Term Lender making a Term Loan, ratably in proportion to each such Term Lender's respective Term Loan Commitment.

            (iv)  Scheduled Payments of Term Loans. The Borrowers shall pay to the Term Agent, on the dates set forth below (each such date a "Repayment Date"), for the account of the Term Lenders, a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.3(a), 2.3(b) and 2.3(c)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest and Fees on the amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
June 30, 2004	$375,000.00
September 30, 2004	$375,000.00
December 31, 2004	$375,000.00
March 31, 2005	$375,000.00
June 30, 2005	$375,000.00
September 30, 2005	$375,000.00
December 31, 2005	$375,000.00
March 31, 2006	$375,000.00
June 30, 2006	$375,000.00
September 30, 2006	$375,000.00
December 31, 2006	$375,000.00
March 31, 2007	$375,000.00
June 30, 2007	$375,000.00
September 30, 2007	$375,000.00
December 31, 2007	$375,000.00
March 31, 2008	$375,000.00
June 30, 2008	$375,000.00
September 30, 2008	$375,000.00
December 31, 2008	$375,000.00
March 31, 2009	$375,000.00
June 30, 2009	$375,000.00
September 30, 2009	$375,000.00
December 31, 2009	$375,000.00
Term Maturity Date	$141,375,000.00

          (c)    Reliance on Notices; Appointment of Borrower Representative.    Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agents to be genuine. The Agents may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for the Agents has actual knowledge to the contrary. Each Borrower hereby designates Refining as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances, the Notice of Term Loan Borrowing and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. The Agents and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

        2.2    Letters of Credit.

          (a)    Issuance.    Subject to the terms and conditions hereof, Administrative Agent agrees, for the ratable risk of each Revolving Lender according to its Pro Rata Share, to provide for or arrange for, from time to time prior to the Revolving Loan Commitment Termination Date, upon the request of Borrower Representative on behalf of the applicable Borrower and for such Borrower's account, Letters of Credit to be issued by a bank or other legally authorized Person selected by or acceptable to Administrative Agent in its sole discretion (each, an "L/C Issuer") for such Borrower's account and guaranteed by Administrative Agent; provided, that if the L/C Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by Administrative Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Administrative Agent, as more fully described in Section 2.2(b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) (x) until the second anniversary following the Closing Date, Thirty Million Dollars ($30,000,000) and (y) thereafter, Fifty Million Dollars ($50,000,000) (the "L/C Sublimit") and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances, and (iii) the Aggregate Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances. Furthermore, the aggregate amount of any Letter of Credit Obligations incurred on behalf of any Borrower shall not at any time exceed such Borrower's separate Borrowing Base less the aggregate principal balance of the Revolving Credit Advances to such Borrower. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by the Administrative Agent, in its sole discretion (including with respect to customary evergreen provisions), and neither Administrative Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the fifth Business Day that is prior to the Revolving Loan Commitment Termination Date. In addition, in no event shall Administrative Agent have any obligation to provide or arrange for any Letter of Credit if any order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, or any law, rule or regulation applicable to money center banks generally or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed L/C Issuer of such Letter of Credit refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

          (b)    (i)    Advances Automatic; Participations.    In the event that Administrative Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance to the applicable Borrower under Section 2.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding any Borrower's failure to satisfy the conditions precedent set forth in Section 3, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Revolving Lender to make available to Administrative Agent for Administrative Agent's own account its Pro Rata Share of any such Revolving Credit Advance or payment by Administrative Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Administrative Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender's Pro Rata Share of any such payment.

            (ii)   If it shall be illegal or unlawful for any Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in

    Sections 9.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Revolving Lender, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.

          (c)    Cash Collateral.

            (i)    If Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement, including Section 9.2 of the Agreement, prior to the Revolving Loan Commitment Termination Date, each Borrower will pay to Administrative Agent for the ratable benefit of itself and Revolving Lenders cash or cash equivalents acceptable to Administrative Agent ("Cash Equivalents") in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of such Borrower. Such funds or Cash Equivalents shall be held by Administrative Agent in a cash collateral account (the "Cash Collateral Account") maintained at a bank or financial institution acceptable to Administrative Agent. The Cash Collateral Account shall be in the name of the applicable Borrower and shall be pledged to, and subject to the control of, Administrative Agent, for the benefit of Administrative Agent and Lenders, in a manner satisfactory to Administrative Agent. Each Borrower hereby pledges and grants to Administrative Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. This Agreement shall constitute a security agreement under applicable law.

            (ii)   If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Revolving Loan Commitment Termination Date, Borrowers shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Administrative Agent in its sole discretion.

            (iii)  From time to time after funds are deposited in the Cash Collateral Account by any Borrower, whether before or after the Revolving Loan Commitment Termination Date, Administrative Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Administrative Agent may elect, as shall be or shall become due and payable by such Borrower to Administrative Agent and Lenders with respect to such Letter of Credit Obligations of such Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of such Borrower, to any other Obligations of any Borrower then due and payable.

            (iv)  No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrowers to Administrative Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrowers or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be held as additional collateral.

          (d)    Fees and Expenses.    Borrowers agree to pay to Administrative Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Administrative Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a letter of credit fee (the "Letter of Credit Fee") in an amount equal to one and one-half of one percent (1.5%) per annum, multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such Letter of Credit fee shall be paid to Administrative Agent for the benefit of the Revolving Lenders in arrears, on the first day of each month and on the Revolving Loan Commitment Termination Date. Borrowers also agree to pay to Administrative Agent, for the sole account of the Administrative Agent, for each month during which any Letter of Credit Obligation shall remain outstanding, a letter of credit administration fee (the "L/C Administration Fee") in an amount equal to (a) one half of one percent (0.50%) per annum multiplied by the maximum amount available from time to time to be drawn under each applicable standby Letter of Credit and (b) one and one-half of one percent (1.5%) per annum multiplied by the maximum amount available from time to time to be drawn under each Letter of Credit which does not constitute a standby Letter of Credit. Such L/C Administration Fee shall be paid to Administrative Agent for the sole benefit of Administrative Agent in arrears, on the first day of each month and on the Revolving Loan Commitment Termination Date. In addition, Borrowers shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

          (e)    Request for Incurrence of Letter of Credit Obligations.    Borrower Representative shall give Administrative Agent at least three (3) Business Days' prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and such completed and executed applications, reimbursement agreements and other documents as Administrative Agent and the LC Issuer shall require, each in form and substance satisfactory to the Administrative Agent, the LC Issuer and Borrower Representative. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower Representative and approvals by Administrative Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower Representative, Administrative Agent and the L/C Issuer.

          (f)    Obligation Absolute.    The obligation of Borrowers to reimburse Administrative Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Administrative Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrowers and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

            (i)    any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

            (ii)   the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Administrative Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of its respective Affiliates and the beneficiary for which the Letter of Credit was procured);

            (iii)  any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (iv)  payment by Administrative Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

            (v)   any other circumstance or event whatsoever, that is similar to any of the foregoing; or

            (vi)  the fact that a Default or an Event of Default has occurred and is continuing.

          (g)    Indemnification; Nature of Administrative Agent and Lenders' Duties.

            (i)    In addition to amounts payable as elsewhere provided in the Agreement, Borrowers hereby agrees to pay and to protect, indemnify, and save harmless Administrative Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) that Administrative Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Administrative Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of the Administrative Agent or such Lender (as finally determined by a court of competent jurisdiction).

            (ii)   As between Administrative Agent and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Administrative Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Administrative Agent under any Letter of Credit or guaranty thereof, Administrative Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Administrative Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Administrative Agent's or any Lender's rights or powers hereunder or under the Agreement.

            (iii)  Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and such L/C Issuer.

            (iv)  Neither Administrative Agent nor any Lender shall have any duties, liabilities or obligations to incur any Letter of Credit Obligation, or be liable in any manner to any Borrower for the failure to incur any Letter of Credit Obligation, in each case to the extent that Administrative Agent has been unable to cause an L/C Issuer to issue a Letter of Credit meeting the requirements of Section 2.2(e) above after using commercially reasonable best efforts to cause such Letter of Credit to be issued.

        2.3    Prepayments.

          (a)    Voluntary Prepayments.    Borrowers may at any time on at least three (3) Business Days' prior written notice by Borrower Representative to the Agents voluntarily prepay, all or part of the Term Loans; provided that any such prepayments shall be in a minimum amount of $250,000 and integral multiples of $250,000 in excess of such amount and shall be accompanied by payment of all fees required to be paid pursuant to Section 2.7(c); provided additionally that no such prepayment, other than in connection with the payment in full of all Obligations and termination of all Commitments, shall be made unless: (i) Administrative Agent shall have received an officer's certificate and accompanying financial information demonstrating after giving pro forma effect to such prepayment that Borrowing Availability shall not be less than $15,000,000 for the thirty (30) day period immediately preceding the date of the proposed payment (assuming such prepayment was made on the first day of such prior thirty (30) day period), and (ii) no Default or Event of Default shall have occurred and be continuing at the time of such prepayment. In addition, Borrowers may at any time after Borrowers have prepaid all of the Term Loans and on at least three (3) Business Days' prior written notice by Borrower Representative to the Agents terminate all of the Revolving Loan Commitment; provided that upon such termination, all Revolving Loans and other Obligations owing to the Revolving Lenders shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Section 2.2; provided further that following a Major Asset Disposal, Borrowers may permanently reduce the Revolving Loan Commitment to an amount not less than $37,500,000 upon three (3) Business Days notice by Borrower Representative to Agents so long as the outstanding principal amount of the aggregate Revolving Loan would not exceed the lesser of any Borrowing Base and the Maximum Amount at the time of such proposed reduction. Any such voluntary prepayment of Term Loans or termination or partial permanent reduction of the Revolving Loan Commitments must be accompanied by the payment of the Fee required by Section 2.7(c), if any. Upon any such prepayment and termination of the Revolving Loan

  Commitment, each Borrower's right to request Revolving Credit Advances or request that Letter of Credit Obligations be incurred on its behalf shall simultaneously be terminated.

          (b)    Mandatory Prepayments.

            (i)    If at any time the aggregate outstanding balances of the Revolving Loan exceed the lesser of (A) the Maximum Amount and (B) the Aggregate Borrowing Base, Borrowers shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 2.2 to the extent required to eliminate such excess. Furthermore, if, at any time, the outstanding balance of the Revolving Loan of any Borrower exceeds that Borrower's separate Borrowing Base, the applicable Borrower shall immediately repay its Revolving Credit Advances in the amount of such excess (and, if necessary, shall provide cash collateral for its Letter of Credit Obligations as described above), other than to the extent such excess constitutes an Overadvance. Notwithstanding the foregoing, any Overadvance made pursuant to Section 2.1(a)(iii) shall be repaid in accordance with Section 2.1(a)(iii).

            (ii)   No later than the third Business Day following the date of receipt by any Credit Party of any working capital, earnings, balance sheet or similar adjustment payment under the Acquisition Agreement (referred to herein as an "Asset Purchase Adjustment Payment") or any cash proceeds of any asset disposition (other than a Major Asset Disposal), the Borrowers shall prepay the Loans in an amount equal to all such adjustment payments or proceeds; provided that such proceeds shall be prepaid net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes payable by the Credit Parties in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with Section 2.3(c). Notwithstanding the foregoing, the following shall not be subject to mandatory prepayment under this clause (ii): (1) proceeds of sales of Inventory (excluding proceeds arising from Excluded Inventory; provided, that spare parts which are obsolete or no longer required for the operations of any Credit Party shall not be so excluded) in the ordinary course of business, and (2) asset disposition proceeds (excluding proceeds arising from Excluded Inventory; provided, that spare parts which are obsolete or no longer required for the operations of any Credit Party shall not be so excluded) of less than $250,000 in the aggregate in any Fiscal Year and (3) any other net proceeds from asset dispositions (excluding proceeds arising from Excluded Inventory; provided, that spare parts which are obsolete or no longer required for the operations of any Credit Party shall not be so excluded) in an aggregate amount after the Closing Date not to exceed $5,000,000; provided, that, with respect to any net proceeds from asset dispositions under this clause (3), the following conditions and terms are satisfied: (x) Borrower Representative shall promptly notify the Agents of any such asset disposition with a description of the assets disposed of and net proceeds to be received, (y) no Event of Default shall have occurred and be continuing at the time such net proceeds are received, (z) such net proceeds shall first be applied by Administrative Agent to reduce the outstanding principal balance of the Revolving Loan of the applicable Borrower (or all Borrowers ratably if to the extent that such proceeds are from another Credit Party or exceed the then outstanding Revolving Loan of the applicable Borrower) and upon such application, Administrative Agent shall establish a Reserve against the separate Borrowing Bases of the applicable Borrowers in an amount equal to the amount of such proceeds so applied and thereafter, such funds shall be made available to the applicable Borrowers to reinvest in fixed or working capital assets of a Borrower as follows: (I) Borrower Representative shall request a Revolving Credit Advance be made to such Borrowers in the amount requested to be released, (II) so long as the conditions set forth in Section 3.2 are satisfied and the Revolving Loan Commitment Termination Date has not occurred, Revolving Lenders shall make such Revolving Credit Advance, and (III) the Reserve established with respect to such proceeds shall be reduced by the amount of such Revolving Credit Advance; provided, that, to the extent the applicable Borrowers do not or cannot make a reinvestment in assets within one hundred eighty (180) days of their receipt of such net proceeds, such Reserve shall be released and, to the extent such net proceeds were from the sale of assets other than Revolver Primary Collateral, Administrative Agent shall cause such net proceeds to be reapplied (notwithstanding the fact that the conditions set forth in Section 3.2 may have not been satisfied) to prepay the Obligations in accordance with Section 2.3(c).

        In the case of a Major Asset Disposal that is an Asset Sale, if the Asset Sale Tentative Repayment Amount is equal to or less than the Allocable Debt of the Selling Corporation, the Selling Corporation shall no later than the third Business Day following the Major Asset Disposal prepay on behalf of Borrowers an amount of the Term Loan equal to the amount of the Asset Sale Tentative Repayment Amount. If the Asset Sale Tentative Repayment Amount exceeds the Allocable Debt of the Selling Corporation, then the Selling Corporation shall no later than the third Business Day following the Asset Sale, prepay on behalf of the Borrowers an amount of the Term Loan equal to the Allocable Debt of the Selling Corporation. In addition, at such time, the Selling Corporation shall be deemed to distribute to Holdings an amount equal to the excess of the Asset Sale Tentative Repayment Amount over the Allocable Debt of the Selling Corporation, and shall prepay on behalf of the Non-Selling Corporation and the Borrowers in reduction of the Allocable Debt of the Non-Selling Corporation, an amount equal to the excess, if any of (x) the amount of such deemed distribution, over (y) the product of (i) the Tax Rate and (ii) the excess, if any, of the amount of such deemed distribution over Holdings' adjusted basis for Federal income tax purposes in the stock of the Selling Corporation. In addition, the Selling Corporation shall be permitted to distribute to Holdings and Holdings shall be permitted to distribute to it holders an amount equal to the amount described in clause (y) of the preceding sentence. For this purpose, the Selling Corporation and Holdings agree to treat such distribution as a liquidating distribution for tax purposes.

        In the case of a Major Asset Disposal that is a Stock Sale, the Stock Sale shall be structured such that the purchaser agrees that an amount of the Stock Sale Tentative Repayment Amount, up to the amount of the Allocable Debt of the Acquired Corporation, shall be paid to the Term Lenders, on behalf of the Acquired Corporation and the Borrowers, and that consideration in excess of such amount shall be paid to Holdings, subject to the provisions hereof. If the Stock Sale Tentative Repayment Amount is equal to or less than the Allocable Debt of the Acquired Corporation, then an amount of the Term Loans equal to the amount of the Stock Sale Tentative Repayment Amount shall be paid to the Term Lenders at the closing of such sale. If the Stock Sale Tentative Repayment Amount exceeds the Allocable Debt of the Acquired Corporation, then an amount of the Term Loan equal to the Allocable Debt of the Acquired Corporation shall be paid to the Term Lenders at the closing of such sale. In addition, at such time, (i) Holdings shall be deemed to distribute to its holders an amount equal to the Stockholder Tax, and (ii) shall prepay on behalf of the Non-Acquired Corporation and the Borrowers any sums payable and not already paid as set out above together with an amount equal to the excess, if any of (x) the Stock Sale Tentative Repayment Amount over (y) the sum of Allocable Debt of the Acquired Corporation prepaid as described in the preceding sentence and the Stockholder Tax. In addition, Holdings shall be permitted to distribute to its holders an amount equal to the Stockholder Tax.

            (iii)  No later than the third Business Day following the date of receipt by any Credit Party of cash proceeds resulting from an Equity Issuance other than, so long as no Event of Default has occurred and is continuing, any Equity Issuances to Pegasus, its Affiliates and the

    equity holders of Holdings as of the Closing Date as listed on Schedule 4.8 hereto (other than in connection with an initial public offering of Holdings or any of its Subsidiaries), the Borrowers shall prepay the Loans in an amount equal to 50% of such cash proceeds amount (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses); provided, during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(b) calculating the Leverage Ratio) shall be 2.50:1.00 or less, the Borrowers shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 25% of such Equity Issuance; provided further, during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(b) calculating the Leverage Ratio) shall be 1.50:1.00 or less, the Borrowers shall not be required to make any such prepayments and/or reductions.

            (iv)  No later than the third Business Day following the date of receipt by any Credit Party of cash proceeds resulting from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 7.3) the Borrowers shall prepay the Loans in an amount equal to such cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses).

            (v)   No later than the earlier of (i) 90 days after the end of each Fiscal Year of the Borrowers, commencing with Fiscal Year ending December 31, 2004, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.1(d), the Borrowers shall prepay the Loans in an amount equal to 75% of the Excess Cash Flow for the Fiscal Year then ended (or in respect of Fiscal Year 2004, for the period from July 1, 2004 to December 31, 2004); provided, during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(b) calculating the Leverage Ratio) shall be 2.50:1.00 or less, the Borrowers shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 50% of such Excess Cash Flow; provided further that to the extent the aggregate outstanding amount of Revolving Credit Advances hereunder exceeds (or would exceed on a pro forma basis after giving effect to such payment as if such payment were made as of the end of the Fiscal Year in respect of which such calculation is made) the unrestricted cash and Cash Equivalent balances of the Credit Parties as of the end of the Fiscal Year, no prepayment pursuant to this Section 2.3(b)(v) shall be required in respect of such Fiscal Year.

            (vi)  The Borrower Representative shall, to the extent practicable, notify the Agents by telephone (confirmed by telecopy) of any prepayment under this Section 2.3(b) not fewer than three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Agents shall advise the Lenders of the contents thereof.

            (vii) Notwithstanding any other provision of this Section 2.3(b) (other than Section 2.3(b)(i)), any Term Lender may, by notice to the Agents in writing no later than the close of business on the day that is two (2) days immediately preceding the date of any prepayment required under this Section 2.3(b) (other than, insofar as it relates to a Major Asset Disposal only, under Section 2.3(b)(ii)), elect to decline all or a portion of such prepayment. Any amounts so declined by the Lenders shall not be subject to mandatory prepayment and may be retained by the Borrowers.

          (c)    Application of Certain Mandatory Prepayments.    Any prepayments made by any Borrower pursuant to Section 2.3(b)(ii) (other than as a result of a disposition of Revolver Primary Collateral or the receipt of any Asset Purchase Adjustment Payment) or Sections 2.3(b)(iii), (iv) or (v) above shall be applied as follows: first, to Fees and reimbursable expenses of the Agents then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan and all fees payable pursuant to Section 2.7(c); third, to prepay the principal of the Term Loan; fourth, to interest then due and payable on Revolving Credit Advances made to that Borrower; fifth, to the principal balance of Revolving Credit Advances until the same has been paid in full; and sixth, to any Letter of Credit Obligations to provide cash collateral therefore in the manner set forth in Section 2.2, until all Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Section 2.2 (it being agreed and understood that all remaining amounts shall be applied in the manner set forth in Section 2.9). Any prepayments made by any Borrower pursuant to Section 2.3(b)(ii) arising as a result of a disposition of Accounts and/or Revolver Primary Collateral or the receipt of any Asset Purchase Adjustment Payment shall be applied as follows: first, to Fees and reimbursable expenses of Agents then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on Revolving Credit Advances; third, to the principal balance of Revolving Credit Advances until the same has been paid in full; fourth, to any Letter of Credit Obligations to provide cash collateral therefore in the manner set forth in Section 2.2, until all Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Section 2.2; fifth, to interest then due and payable on the Term Loan; and sixth, to prepay the principal of the Term Loan (it being agreed and understood that all remaining amounts shall be applied in the manner set forth in Section 2.9). The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments. Proceeds of the sale of the Crude Gathering System shall, upon the Agents' receipt of a written notice executed by each Term Lender and received by the Agents prior to the Agents' receipt of such proceeds, be applied to all other amounts set forth above (and otherwise in the order set forth above) other than the principal of the Term Loan.

          (d)    Application of Prepayments from Insurance and Condemnation Proceeds.    Prepayments from insurance or condemnation proceeds in accordance with Section 6.4(c) and the Mortgage(s), respectively, shall be applied as follows: insurance proceeds from casualties or losses to cash or Revolver Primary Collateral shall be applied, first, to the Revolving Credit Advances and all insurance or condemnation proceeds from casualties or losses to Inventory (other than Revolver Primary Collateral), Equipment, Fixtures and Real Estate shall be applied to the principal of the Term Loan; provided, that upon the Administrative Agent's receipt of a written notice executed by each Term Lender and received by the Administrative Agent prior to the Administrative Agent's receipt of such proceeds, such proceeds shall be applied to the Revolving Credit Advances. The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and Real Estate are not otherwise determined, the allocation and application of those proceeds shall be determined by Agents.

          (e)    No Implied Consent.    Nothing in this Section 2.3 shall be construed to constitute Agents' or any Lender's consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

        2.4    Use of Proceeds.    The Borrowers shall utilize the proceeds of the Term Loans (i) to refinance the Borrowers' Existing Senior Indebtedness (and to pay any related transaction costs, fees, premiums and expenses), (ii) to refinance certain Existing Subordinated Indebtedness of the Borrowers (and to pay any related transaction costs, fees, premiums and expenses), (iii) to make a payment in respect of certain partnership interests and (iv) to pay related transaction costs, fees, premiums and expenses. The Borrowers shall utilize the proceeds of the Revolving Loans for the financing of Borrowers' ordinary working capital and general corporate purposes (including, without limitation, for Capital Expenditures incurred to comply with the provisions of Section 7.10 hereof). The Borrowers shall utilize the proceeds of Letters of Credit to support payment obligations incurred in the ordinary course of business by the Credit Parties. Schedule 2.4 contains a description of Borrowers' sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

        2.5    Interest and Applicable Margins.

          (a)   Borrowers shall pay interest to Administrative Agent, for the ratable benefit of Revolving Lenders in accordance with the various Revolving Loans being made by each Revolving Lender and to Term Agent, for ratable benefit of Term Lenders in accordance with the various Term Loans being made by each Term Lender, in each case arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances, the Index Rate plus 1.0% per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus 3.0% per annum; and (ii) with respect to the Term Loan, the Index Rate 4.0% per annum or, at the election of Borrower, the applicable LIBOR Rate plus 5.0% per annum. In addition, all other amounts owing to the Agents and the Lenders under one or more of the Loan Documents shall bear interest at the Index Rate from the date that the Borrowers receive notice that such amounts constitute an Obligation or are otherwise owing hereunder.

          (b)   If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

          (c)   All computations of Fees calculated on a per annum basis and interest shall be made by the relevant Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by such Agents of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

          (d)   So long as an Event of Default has occurred and is continuing, the interest rates applicable to the Term Loans, Revolving Loans, the Letter of Credit Fees and all other Obligations shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder (the "Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

          (e)   Subject to the conditions precedent set forth in Section 3.2, Borrower Representative shall have the option to (i) request that any Revolving Credit Advance or the Term Loan be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 2.11(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount. Any such election must be made by 12:00 noon (New York City time) on the third Business Day prior to (1) the Closing Date or the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower Representative wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Loan by 12:00 noon (New York City time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 3.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower Representative must make such election by notice to Administrative Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 2.5(e).

          (f)    Notwithstanding anything to the contrary set forth in this Section 2.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Agents, on behalf of Secured Parties, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

          (g)   The basis for determining the rate of interest with respect to any Loan shall be selected by the Borrower Representative and notified to the Agents and Lenders pursuant to the applicable Notice of Term Loan Borrowing or Notice of Revolving Credit Advance or Notice of Conversion/Continuation, as the case may be; provided, (i) the Term Loans initially shall be made as Index Rate Loans until the date which is five (5) Business Days following the Closing Date and (ii) until the date that the Arranger notifies the Borrowers that the primary syndication of the Loans and Revolving Loan Commitments has been completed, as determined by the Arranger, the Terms Loans shall be maintained as either (1) LIBOR Loans having an interest period of no longer than one month or (2) Index Rate Loans. If on any day a Loan is outstanding with respect to which a Notice of Term Loan Borrowing or Notice of Revolving Credit Advance has not been delivered to Agents in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for the day such Loan shall be an Index Rate Loan. In the event the Borrower Representative fails to specify between an Index Rate Loan or a LIBOR Loan in the applicable Notice of Term Loan Borrowing or Notice of Revolving Credit Advance, such Loan (if outstanding as a LIBOR Loan) will be automatically converted into an Index Rate Loan on the last day of the then-current interest period for such Loan (or if outstanding as an Index Rate Loan will remain as, or (if not then outstanding) will be made as, an Index Rate Loan). In the event the Borrower Representative fails to specify an Interest Period for LIBOR Loan in the applicable Notice of Term Loan Borrowing or Notice of Revolving Credit Advance, the Borrower Representative shall be deemed to have selected an interest period of one month. As soon as practicable after 10:00 a.m. (New York City time) on the Closing Date and the date of each Revolving Credit Advance, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable interest period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and each Lender.

        2.6    Cash Management Systems.    Each Borrower shall, and shall cause its Subsidiaries to, establish and maintain the cash management systems (the "Cash Management Systems") described below:

          (a)   On or before the Closing Date and until the Termination Date, each Borrower shall (i) establish lock boxes ("Lock Boxes") or at Agents' discretion, blocked accounts ("Blocked Accounts") at one or more of the banks set forth in Schedule 4.19, and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in such Borrower's name or any such Subsidiary's name and at a bank identified in Schedule 4.19 (each, a "Relationship Bank"). On or before the Closing Date, each Borrower shall have established a concentration account in its name (each a "Concentration Account" and collectively, the "Concentration Accounts") at the bank or banks that shall be designated as the Concentration Account bank for each such Borrower in Schedule 4.19 (each a "Concentration Account Bank" and collectively, the "Concentration Account Banks"), which banks shall be reasonably satisfactory to the Agents.

          (b)   Each Borrower may maintain, in its name, an account (each a "Disbursement Account" and collectively, the "Disbursement Accounts") at a bank reasonably acceptable to Administrative Agent into which Administrative Agent shall, from time to time, deposit proceeds of Revolving Credit Advances made to such Borrower pursuant to Section 2.1 for use by such Borrower solely in accordance with the provisions of Section 2.4.

          (c)   On or before the Closing Date (or such later date as the Agents shall consent to in writing), each Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with the Agents, for the benefit of themselves and Secured Parties, and the applicable Borrower and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to the Agents, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable Concentration Account are held by such bank as agent or bailee-in-possession for the Agents, for the benefit of themselves and Secured Parties, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees to forward immediately all amounts in each Blocked Account to such Borrower's Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the applicable Concentration Account and (B) with respect to each Concentration Account Bank, such bank agrees to immediately forward all amounts received in the applicable Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account; provided that so long as no Activation Trigger Event shall be in effect, Borrowers shall be permitted to retain access to the amounts deposited into the Concentration Account and not be required to cause such amounts to be swept to the Collection Account. If an Activation Trigger Event shall occur, the Administrative Agent may, in its discretion, elect to instruct the Concentration Account Bank (or any other institution at which any Blocked Account is maintained) to commence the process of daily sweeps from such account(s) into the Collection Account. As used herein, "Activation Trigger Event" means any time that (i) the Average Borrowing Availability is less than $25,000,000 or (ii) any Event of Default has occurred. Once an Activation Trigger Event has occurred, it shall remain in effect until Agent has determined that (i) the Average Borrowing Availability has exceeded $25,000,000 and (ii) no Event of Default has occurred and continues to exist. As used herein, "Average Borrowing Availability" means, as of any date of determination, the sum of Borrowing Availability as of the last day of each of the two consecutive Fiscal Months ending prior to such date of determination divided by two. So long as no Event of Default shall have occurred and remains outstanding, during any period while an Activation Trigger Event shall have occurred and be deemed continuing, if no Revolving Obligations shall be outstanding (other than in respect of undrawn Letters of Credit), Administrative Agent shall promptly cause all amounts in the Collection Account to be returned to an operating account of Borrower Representative as Borrower Representative may request. No Borrower shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

          (d)   So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 4.19 to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided, that (i) the Agents shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, the applicable Borrower or its Subsidiaries, as applicable, and such bank shall have executed and delivered to the Agents a tri-party blocked account agreement, in form and substance reasonably satisfactory to the Agents. Borrowers shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from either Agent that the creditworthiness of any bank holding an account is no longer acceptable in such Agent's reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from such Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agents' liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agents' reasonable judgment.

          (e)   The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Borrower and each Subsidiary thereof shall have granted Liens with the priority required by the Loan Documents to Agents, on behalf of themselves and Secured Parties, pursuant to the Security Agreement.

          (f)    All amounts deposited in the Collection Account shall be deemed received by Administrative Agent in accordance with Section 2.8 and shall be applied (and allocated) by Administrative Agent in accordance with Section 2.9. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

          (g)   Each Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Borrower (each a "Related Person") to (i) hold in trust for Agents, for the benefit of themselves and Lenders, all checks, cash and other items of payment received by such Borrower or any such Related Person, and (ii) within one (1) Business Day after receipt by such Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account of such Borrower. Each Borrower on behalf of itself and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

        2.7    Fees.

          (a)   Borrowers shall pay the Fees specified in the Fee Letter.

          (b)   As additional compensation for the Revolving Lenders, Borrowers shall pay to Administrative Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month during the period prior to the Revolving Loan Commitment Termination Date and on the Revolving Loan Commitment Termination Date, a Fee for Borrowers' non-use of available funds in an amount equal to 0.50% per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount and (y) the average for the period of the daily closing balances of the aggregate Revolving Loan outstanding during the period for which such Fee is due.

          (c)   If the Borrowers pay after acceleration or voluntarily prepays (other than in each case in connection with a prepayment in full of all Obligations immediately prior to or simultaneously with a disposal by Pegasus, its Affiliates and the other equityholders of Holdings or disposes of all of the assets of the Credit Parties) all or any portion of the Term Loan or terminates or partially reduces all of the Revolving Loan Commitments pursuant to Section 2.3(a) and whether before or after acceleration of the Obligations, Borrowers shall pay to the Term Agent, for the benefit of Term Lenders or the Administrative Agent, for the benefit of Revolving Lenders, as applicable, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the principal amount of the Term Loan paid after acceleration or prepaid or Revolving Loan Commitment voluntarily terminated or partially reduced. As used herein, the term "Applicable Percentage" shall mean (i) in respect of Term Loans, (x) three percent (3.0%), in the case of a prepayment on or prior to the first anniversary of the Closing Date, (y) two percent (2.0%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof, and (z) one percent (1.0%), in the case of a prepayment after the second anniversary of the Closing Date but on or prior to the third anniversary thereof and (ii) in respect of Revolving Loan Commitments, one-half of one percent (0.5%), in the case of a termination or partial reduction on or prior to the first anniversary of the Closing Date, and (z) one-quarter of one percent (0.25%), in the case of a termination or partial reduction after the first anniversary of the Closing Date but on or prior to the second anniversary thereof. The Credit Parties agree that the Applicable Percentages are a reasonable calculation of the Term Lenders' lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments.

          (d)   The Borrowers shall pay to Administrative Agent, for the ratable benefit of Revolving Lenders, the Letter of Credit Fee as provided in Section 2.2.

        2.8    Receipt of Payments.    The Borrowers shall make each payment under this Agreement not later than 1:00 p.m. (New York City time) on the day when due in immediately available funds in Dollars to the Collection Account (other than payments of principal and interest in respect of the Term Loans). For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the first Business Day following the Business Day on which immediately available funds therefor are received in the Collection Account prior to 1:00 p.m. (New York City time). Payments received after 1:00 p.m. (New York City time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

        2.9    Application and Allocation of Payments.

          (a)   Subject to the intercreditor provisions of Annex C hereto, payments consisting of Revolver Primary Collateral received in the ordinary course of business shall be applied, first, to the Revolving Loan as provided in Section 2.9(b) below; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied in accordance with the provisions of Section 2.3(a); and (iv) mandatory prepayments shall be applied as set forth in Sections 2.3(c) and 2.3(d). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Term Maturity Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agents shall have the continuing exclusive right to apply any and all such payments against the Obligations of the Borrowers as the relevant Agent may deem advisable (provided that such application is consistent with the other provisions of this Agreement) notwithstanding any previous entry by such Agent in the relevant Loan Account or any other books and records.

          (b)   Subject to the intercreditor provisions of Annex C hereto, except as provided in this Section 2.9(b), notwithstanding any provision in the Loan Documents to the contrary, payments consisting of (i) Revolver Primary Collateral shall be applied as follows: first, to Fees (other than any Fees under Section 2.7(c)) and reimbursable costs and expenses incurred by the Administrative Agent; second, to reimbursable costs and expenses incurred by any of the Revolving Lenders; third, to interest then due and payable on the Revolving Loans, pro rata, until the same has been paid in full; fourth, to the principal balance of Revolving Credit Advances outstanding, pro rata, until the same have been paid in full; fifth, to cash collateralize any Letter of Credit Obligations then outstanding, pro rata, in the manner set forth in Section 2.2 until all such Letter of Credit Obligations have been fully collateralized and to pay all other Obligations which may then be owing to any of the Revolving Lenders (including, without limitation, any Fees under Section 2.7(c)); sixth, to interest then due and payable in respect of the Term Loan, pro rata, until the same has been paid in full; seventh, to the principal balance of the Term Loan outstanding, pro rata, until the same has been paid in full; and eighth, to all other Obligations (including, without limitation, any Fees under Section 2.7(c)), pro rata, until the same have been paid in full; and (ii) proceeds of Real Estate, Equipment and any other Collateral (other than Revolver Primary Collateral and Shared Collateral) shall be applied as follows: first, to Fees and reimbursable costs and expenses incurred by the Term Agent (other than any Fees under Section 2.7(c)); second, to reimbursable costs and expenses incurred by any of the Term Lenders; third, to interest then due and payable in respect of the Term Loan, pro rata, until the same has been paid in full; fourth, to the principal balance of the Term Loan outstanding, pro rata, until the same has been paid in full; fifth, to pay all other Obligations which may then be owing to any of the Term Lenders (including, without limitation, any Fees under Section 2.7(c)); sixth, to interest then due and payable on the Revolving Loan, pro rata, until the same has been paid in full; seventh, to the principal balance of Revolving Credit Advances outstanding, pro rata, until the same have been paid in full; eighth, to cash collateralize any Letter of Credit Obligations then outstanding, pro rata, in the manner set forth in Section 2.2 until all such Letter of Credit Obligations have been cash collateralized; and ninth, to all other Obligations (including, without limitation, fees under Section 2.7(c)), pro rata, until the same have been paid in full; provided, however, that in the event of a sale or other disposition of assets constituting collateral which involves the sale of all or substantially all of the assets or equity of one or more Credit Parties, solely for the purposes of this Section, the proceeds of such sale shall be deemed to first constitute Revolver Primary Collateral to the extent of the aggregate book value of the Eligible Accounts and Eligible Inventory of the applicable entity to the extent such Eligible Account and Eligible Inventory were disposed of in connection with such sale or disposal and second, proceeds of other Collateral. Credit Parties, Administrative Agent and Lenders acknowledge and agree that the Borrower Representative shall be required to provide prior written notice to Administrative Agent whenever the Administrative Agent receives payments or proceeds of Collateral which are not Revolver Primary Collateral or which are otherwise to be applied as a payment of the Obligations owing in respect of the Term Loans. If Administrative Agent shall not have received such written notice and shall not have knowledge (and should not be reasonably expected to have knowledge) that any payment or other proceeds received by the Administrative Agent in respect of the Obligations are not Revolver Primary Collateral, Administrative Agent shall be entitled to apply such payment and/or proceeds as though they were Revolver Primary Collateral (and otherwise the Administrative Agent shall apply such payment and/or proceeds to the Term Loans, (and if any such payment has been otherwise applied and the Administrative Agent knew or should reasonably have known that such payment was not Revolver Primary Collateral, each Person which received any or all of such payment shall, regardless of any other event or circumstance, return to the Administrative Agent the amount of such payment so received by such Person for application to the Term Loan). With respect to any payment applied as if it were a payment of Revolver Primary Collateral which the Administrative Agent subsequently obtains knowledge was not a payment of Revolver Primary Collateral (and the Administrative Agent did not or should not reasonably have known at the time of the Administrative Agent's application thereof that such payment was not Revolver Primary Collateral), Administrative Agent shall promptly cause such payment or proceeds to be reapplied in accordance with this Section 2.9(c) so long as such reapplication does not result in or cause the existence of any Overadvance. Notwithstanding anything contained herein to the contrary, (i) unless an Event of Default has occurred and is continuing or would result from any applicable asset sale or disposition, payments and proceeds consisting of Shared Collateral shall be applied as if such payments were Revolver Primary Collateral, (ii) after the occurrence and during the continuance of an Event of Default, (A) 50% of all payments and proceeds consisting of Shared Collateral shall be applied as if they were Revolver Primary Collateral and (B) 50% of all payments and proceeds consisting of Shared Collateral shall be applied as if they were Proceeds of Real Estate, Equipment or other Collateral not consisting of Revolver Primary Collateral and Shared Collateral and (iii) unless an Event of Default has occurred and is continuing or would result from any applicable asset sale or disposition, all amounts received by Administrative Agent (A) which are not Shared Collateral or Excluded Inventory (other than spare parts which are obsolete or no longer required for the operations of any Credit Party), (B) which are not required to repay or prepay Term Loans and (C) which are designated by one or more Credit Parties to be applied to Term Loans or other obligations owing to one or more Term Lenders shall be applied as if such payments were from Revolver Primary Collateral.

          (c)   Administrative Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 6.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time or would cause the balance of the Revolving Loan to any Borrower to exceed such Borrower's separate Borrowing Base after giving effect to such charges. At Administrative Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

        2.10    Loan Account and Accounting.    Administrative Agent shall maintain a loan account (the "Revolver Loan Account") on its books to record: all Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Revolving Loan or any other Revolving Obligations. All entries in the Revolver Loan Account shall be made in accordance with Administrative Agent's customary accounting practices as in effect from time to time. The balance in the Revolver Loan Account, as recorded on Administrative Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Administrative Agent and Revolving Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay the Revolving Obligations. Administrative Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Revolving Loans setting forth the balance of the Revolver Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Revolving Lender may elect (which election may be revoked) to dispense with the issuance of Revolving Notes to that Revolving Lender and may rely on the Revolver Loan Account as evidence of the amount of Revolving Obligations from time to time owing to it. Similarly, Term Agent shall maintain a loan account (the "Term Loan Account") on its books to record: the Term Loan, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Term Loans or any other Term Obligations. All entries in the Term Loan Account shall be made in accordance with Term Agent's customary accounting practices as in effect from time to time. The balance in the Term Loan Account, as recorded on Term Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Term Agent and Term Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay the Term Obligations. Term Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Term Loans setting forth the balance of the Term Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies Term Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Term Lender may elect (which election may be revoked) to dispense with the issuance of Term Notes to that Term Lender and may rely on the Term Loan Account as evidence of the amount of Term Obligations from time to time owing to it.

        2.11    Indemnity.

          (a)   Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of the Agents, the Syndication Agent, the Documentation Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, affiliates, attorneys, agents, accountants, advisors, experts, representatives and successors and assigns (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, judgments, penalties, claims, obligations, damages, losses, liabilities and expenses (including reasonable attorneys', accountants', experts' and advisors' fees and disbursements and other costs of investigation, testing or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct as determined in the final, non-appealable judgment of a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

          (b)   To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower Representative has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower Representative has given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written calculation of all amounts payable pursuant to this Section 2.11(b), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

        2.12    Access.    Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon two (2) Business Days' prior notice: (a) provide Agents and/or any Lender and any of their respective officers, employees and agents access to its properties, facilities, advisors, officers and employees of each Credit Party and to the Collateral, (b) permit Agents and/or any Lender, and any of their respective officers, employees and agents, to inspect, audit and make extracts from any Credit Party's books and records, (c) permit Agents and/or any Lender, and their respective officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party and (d) permit the Agents and its officers, employees and agents access to its properties, facilities and employees for the purpose of testing the Inventory in Borrowers' tanks by tank testing random samples approximating not less than one-third of the Inventory on a monthly average basis at Credit Parties' expense. If an Event of Default has occurred and is continuing, each such Credit Party shall provide such access to the Agents and to each Lender at all times during normal business hours and without advance notice. In connection with the foregoing access rights, the Agents may retain a consulting firm to conduct a field audit on behalf of the Agents and the Lenders to perform the functions described in clauses (a), (b) and (c) above which field audit may be conducted at Credit Parties' expense no more than once a calendar quarter; provided, that if an Event of Default has occurred and is continuing, the Agents may conduct such field audits at Credit Parties' expense at any time as it deems necessary. Furthermore, so long as any Event of Default has occurred and is continuing, the Borrowers shall provide the Agents and each Lender with access to their suppliers and customers. Each Credit Party shall make available to the Agents and each Lender and their respective counsel reasonably promptly originals or copies of all books and records that the Agents and any Lender may reasonably request. Each Credit Party shall deliver any document or instrument necessary for the Agents and any Lender, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Representatives of other Lenders may accompany the Agents' representatives on regularly scheduled audits at no charge to the Borrowers. All such information made available to the Agents and its representatives shall be subject to the confidentiality provisions set forth in Section 12.8 hereof.

        2.13    Taxes.

          (a)   Any and all payments by each Borrower hereunder (including any payments made pursuant to Section 13) or under the Notes shall be made, in accordance with this Section 2.13, free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 13) or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) the Agents or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, provided, that the Borrowers shall not be required to increase any such amounts payable with respect to any Taxes (i) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Taxes pursuant to this paragraph or (ii) that are attributable to such Lender's failure to comply with the requirements of paragraph (c) of this Section, the Borrowers shall make such deductions required by the preceding sentence, and such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower Representative shall furnish to the Agents the original or a certified copy of a receipt evidencing payment thereof.

          (b)   Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefore, pay Administrative Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by Administrative Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

          (c)   Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") shall provide to the Borrowers and the Agents a properly completed and executed IRS Form W-8ECI or Form W-8BEN or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the IRC with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit 2.13 and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement. In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign

  Lender. Each Foreign Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

        2.14    Capital Adequacy; Increased Costs; Illegality.

          (a)   If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to the Agents) pay to Administrative Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Administrative Agent shall be presumptive evidence of the matters set forth therein.

          (b)   If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Agents), pay to Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative and to the Agents by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 2.14(b).

          (c)   Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Administrative Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative on behalf of such Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

          (d)   Within thirty (30) days after receipt by Borrower Representative of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Sections 2.13(a), 2.14(a) or 2.14(b), Borrower Representative may, at its option, notify the Agents and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of the Agents, may obtain, at Borrowers' expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be reasonably satisfactory to the Agents. If Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Administrative Agent; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers' notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within ninety (90) days thereafter, Borrowers' rights under this Section 2.14(d) shall terminate with respect to such Affected Lender and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.13(a), 2.14(a) and 2.14(b).

3.     CONDITIONS PRECEDENT

        3.1    Conditions to the Initial Loans.    No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to the Agents and each Lender, or waived in accordance with Section 12.2.

          (a)    Credit Agreement; Loan Documents.    This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, each other Credit Party, the Agents and Lenders; and the Agents shall have received such documents, instruments, agreements and legal opinions as the Agents shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex A, each in form and substance reasonably satisfactory to the Agents.

          (b)    Organizational Documents; Incumbency.    The Agents shall have received (i) sufficient copies of each organizational document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and the Related Transaction Document to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party's jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as the Agents may reasonably request.

          (c)    Approvals.    The Agents shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite

  Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance reasonably satisfactory to the Agents affirming that no such consents or approvals are required.

          (d)    Opening Availability.    No more than $15,000,000 of the Revolving Credit Advances shall be drawn on the Closing Date.

          (e)    Payment of Fees.    The Borrowers shall, concurrently with the initial funding of the Loan, have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 2.7 (including the Fees specified in the Fee Letter), and shall have reimbursed the Agents for all fees, costs and expenses of closing presented as of the Closing Date.

          (f)    Capital Structure: Other Indebtedness.    The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to the Agents in its sole discretion.

          (g)    Consummation of Related Transactions.    The Agents shall have received (i) evidence satisfactory to the Agents in the Agents' sole and absolute discretion that all conditions precedent to the consummation of the transactions under the Related Transactions Documents (without regard to any amendment, modification or waiver thereto) have been satisfied and (ii) fully executed copies of the Related Transactions Documents, each of which shall be in full force and effect in form and substance satisfactory to the Agents. The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents. The Borrowers shall have satisfied the Debt Service Support Requirement.

          (h)    Existing Indebtedness.    On the Closing Date, the Borrowers shall have (i) repaid in full all Existing Senior Indebtedness and Existing Subordinated Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to the Agents all documents or instruments necessary to release all Liens securing Existing Senior Indebtedness or other obligations of the Borrowers thereunder being repaid on the closing date and (iv) made arrangements satisfactory to the Agents with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of any Letters of Credit hereunder to support the obligations of the Borrowers with respect thereto.

          (i)    Environmental Reports.    The Agents shall have received reports and other information, in form, scope and substance, and performed by environmental consultants, reasonably satisfactory to the Agents, regarding environmental matters relating to the Real Estate, which reports shall include the ESC due diligence report as specified. The Agents acknowledge that they are in receipt of the reports listed on Schedule 3.1 and such reports are reasonably satisfactory to the Agents.

          (j)    Historical Financial Statements; Projections.    The Agents shall have received from the Borrowers (i) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of Resources as of and for the twelve-month period ending March 31, 2004, prepared after giving effect to the Related Transactions as if the Related Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall not be materially inconsistent with the forecasts previously provided to the Term Agent, (ii) a detailed business plan of Holdings and its Subsidiaries for the Fiscal Years 2004 through 2008, detailed by month for the first Fiscal Year and on a yearly basis thereafter, in form and substance satisfactory to the Agents and (iii) a report prepared by PriceWaterhouseCoopers in respect of historical financial statements and other internal information of Holdings and its Subsidiaries as requested by the Term Agent, in form and substance satisfactory to the Agents. The Agents acknowledge that they are in receipt of the aforementioned.

          (k)    Solvency Certificate.    On the Closing Date, the Agents shall have received a solvency certificate from the chief financial officer of the Borrowers, dated the Closing Date and addressed to the Agents and Lenders, in form, scope and substance reasonably satisfactory to the Agents, with appropriate attachments and demonstrating that after giving effect to the consummation of Related Transactions, Holdings and its Subsidiaries are and will be Solvent.

          (l)    Chief Financial Officer Certificate.    Holdings and the Borrowers shall have delivered to the Agents and Lenders an originally executed chief financial officer certificate certifying that the pro forma EBITDA for the most recent twelve-month period for which financial statements are available of Holdings and its Subsidiaries for the twelve-month period then ended (which pro forma ratio shall be calculated reflecting the Related Transactions on a pro forma basis and shall be acceptable to the Lenders) shall not be less than $49.7 million.

          (m)    Certain Other Reports.    The Agents shall have received (i) a report prepared by Purvin & Gertz, Inc. in respect of its appraisal of the Credit Parties' oil refinery, (ii) a report prepared by ChemSystems in respect of its appraisal of Credit Parties' nitrogen fertilizer plant and (iii) such other third party independent reports as may be reasonably requested by the Term Agents, each in form and substance satisfactory to the Agents. The Agents acknowledge that they are in receipt of the reports listed on Schedule 3.1 and such reports are reasonably satisfactory to the Agents.

        3.2    Further Conditions to Each Loan.    Except as otherwise expressly provided herein, no Lender shall fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

          (a)   any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date as determined by the Agents or Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement;

          (b)   any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation);

          (c)   after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), (i) the outstanding principal amount of the aggregate Revolving Loan would exceed the lesser of the Aggregate Borrowing Base and the Maximum Amount; or (ii) the outstanding principal amount of the Revolving Loan of the applicable Borrower would exceed such Borrower's separate Borrowing Base; or

          (d)   the Borrower (or Administrative Borrower on behalf of such Borrower) requesting such Loans and/or Letter of Credit Obligations has not delivered to Administrative Agent a Borrowing Base Certificate reflecting such Borrower's Borrowing Base as of the close of business of the immediately preceding day to the extent no Borrowing Availability for such Borrower would exist (based on the most recent Borrowing Base Certificate of such Borrower delivered to Administrative Agent) after giving effect to such Loans and/or Letter of Credit Obligations.

The request and acceptance by any Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Revolving Credit Advance into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 3.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 13 and of the granting and continuance of each of the Agent's Liens, on behalf of itself and Secured Parties, pursuant to the Collateral Documents.

4.     REPRESENTATIONS AND WARRANTIES

        To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to the Agents and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement. In the case of the Borrowers, the representations and warranties shall be deemed to apply after giving effect to the consummation of the Related Transactions.

        4.1    Corporate Existence; Compliance with Law.    Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Schedule 4.1; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to specific representations regarding Environmental Laws and Environmental Permits, has all licenses, permits, consents or approvals (including without limitation, Environmental Permits) from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations regarding ERISA, Environmental Laws, Environmental Permits, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        4.2    Executive Offices, Collateral Locations, FEIN.    As of the Closing Date, each Credit Party's name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and the current location of each Credit Party's chief executive office and the warehouses and premises at which any Collateral is located are set forth in Schedule 4.2, none of such locations (except for the chief executive office of the Credit Parties which is set forth in Section 12.10 hereto) has changed within the four (4) months preceding the Closing Date and each Credit Party has only one state of incorporation or organization. In addition, Schedule 4.2 lists the federal employer identification number of each Credit Party.

        4.3    Corporate Power, Authorization, Enforceable Obligations.    The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person's charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of the Agents, on behalf of itself and Secured Parties, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 3.1(b), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        4.4    Financial Statements and Projections.    Except for the Projections and the Fair Salable Balance Sheet, all Financial Statements that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

          (a)    Financial Statements.    The financial statements referred to in Section 3.1(k) have been delivered on the date hereof.

          (b)    Pro Forma.    The Pro Forma delivered on the date hereof and attached hereto as Schedule 4.4(b) was prepared by Borrowers giving pro forma effect to the Related Transactions, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

          (c)    Projections.    The Projections referred to in Section 3.1(k) have been delivered on the date hereof and have been prepared by Borrowers in light of the past operations of Seller's businesses, but including future payments of known contingent liabilities reflected on the Fair Salable Balance Sheet. The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers' good faith and reasonable estimates of the future financial performance of Borrowers for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

          (d)    Fair Salable Balance Sheet.    The Fair Salable Balance Sheet delivered on the date hereof and attached hereto as Schedule 4.4(d) was prepared by Borrowers on the same basis as the Pro Forma, except that Borrowers' assets are set forth therein at their fair salable values on a going concern basis (provided, that with respect to the current assets of the Borrower (other than Refining), such assets are valued based on their fair market value) and the liabilities set forth therein include all contingent liabilities of Borrowers stated at the reasonably estimated present values thereof.

        4.5    Material Adverse Effect.    (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long term leases or unusual forward or long term commitments, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no agreement or instrument binding upon any Credit Party or any Credit Party's assets, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (c) no law or regulation applicable to any Credit Party has been adopted that has had, or could reasonably be expected to have, a Material Adverse Effect, and (d) to the best of Borrowers' knowledge, no third party is in default under or in respect of any material contract, or lease. Since the Closing Date, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect. Since December 31, 2003, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

        4.6    Ownership of Property; Liens.    As of the Closing Date, the real estate ("Real Estate") listed in Schedule 4.6 constitutes all of the real property owned, leased, subleased, or used by any Credit Party.

Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Schedule 4.6, and copies of all such leases or a summary of terms thereof reasonably satisfactory to the Agents have been delivered to the Agents. Schedule 4.6 further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in (i) all of its personal property and assets and (ii) all personal and real property necessary or appropriate to effectively operate its assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all such Real Estate and other properties and assets. Schedule 4.6 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material Permits, authorizations, licenses, approvals and similar items required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used, and to operate the business of the Credit Parties, as contemplated, have been lawfully issued and are in full force and effect and are listed on Schedule 4.6.

        4.7    Labor Matters.    Except as set forth on Schedule 4.7, as of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Schedule 4.7 have been delivered to the Agents); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

        4.8    Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.    Except as set forth in Schedule 4.8, as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person (excluding solely for disclosure purposes of Schedule 4.8, (x) any Person that qualifies as an Affiliate under clause (d) of the definition of Affiliate and (y) the number of non-voting common units held by each individual equityholder of Holdings). All of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Schedule 4.8. Except as set forth in Schedule 4.8, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 7.3 (including Schedule 7.3).

        4.9    Government Regulation.    No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder or under any other Loan Document. The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

        4.10    Margin Regulations.    No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

        4.11    Taxes.    All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof excluding Charges or other amounts being contested in accordance with Section 6.2(b) and unless the failure to so file or pay would not reasonably be expected to result in fines, penalties or interest in excess of $250,000 in the aggregate in any Fiscal Year. Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 4.11 sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Schedule 4.11, as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party's knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

        4.12    ERISA.

          (a)   Schedule 4.12 lists, as of the Closing Date all Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series, as applicable, for each such Plan, will be made available to the Agents upon request. Except with respect to Multiemployer Plans, each Qualified Plan is subject to an opinion letter from the IRS to the effect that the plan is qualified under Section 401 of the IRC and the trust created thereunder is exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA. No Credit Party nor any ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan or Title IV Plan which could result in a material liability to a Credit Party. No "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

          (b)   Except as set forth in Schedule 4.12: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iii) no Credit Party has incurred or reasonably expects to incur any liability, contingent or otherwise as a result of a complete or partial withdrawal from a Multiemployer Plan; (iv) except to the extent required under Section 4980B of the IRC or Title I, subtitle B, Part 6 of ERISA, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party or any ERISA Affiliates, which individually or in the aggregate have a Material Adverse Effect; and (v) within the last five years no Title IV Plan of any Credit Party has been terminated, whether or not in a "standard termination" as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party (determined at any time within the last five years) with material Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time), in each case in this Section 4.12(b) which could reasonably be expected to have a Material Adverse Effect.

        4.13    No Litigation.    No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation") other than as set forth on Schedule 4.17, (a) that challenges the right or power of any Credit Party to enter into or perform any of its obligations under the Related Transactions Documents to which it is a party, or the validity or enforceability of any Related Transaction Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.13 and 4.17, as of the Closing Date there is no Litigation pending or, to any Credit Party's knowledge, threatened, that seeks damages in excess of $250,000 or injunctive relief against, or alleges criminal misconduct of any Credit Party.

        4.14    Brokers.    Except as set forth on Schedule 4.14, no broker or finder brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

        4.15    Intellectual Property.    As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it, and each Patent, Trademark, registered Copyright and License is listed, together with application or registration numbers, as applicable, in Schedule 4.15. Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Schedule 4.15, no Credit Party is aware of any material infringement claim by any other Person with respect to any Intellectual Property.

        4.16    Full Disclosure.    No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other written reports from time to time prepared by any Credit Party and delivered hereunder or any written statement prepared by any Credit Party and furnished by or on behalf of any Credit Party to the Agents or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, when taken as a whole, not misleading in light of the circumstances under which they were made. Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrowers believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrowers as of such delivery date, and reflect Borrowers' good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein. Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections. The Liens granted in favor of Administrative Agent, on behalf of itself and Revolver Secured Parties or the Liens in favor of Term Agent, on behalf of itself and Term Secured Parties, pursuant to the Collateral Documents will at all times be fully perfected Liens in and to the Collateral described therein with the priority required by the Loan Documents, subject, as to priority, only to Permitted Encumbrances.

        4.17    Environmental Matters.

          (a)   Except as set forth in Schedule 4.17, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate for industrial usage and that would not reasonably be expected to require an expenditure in excess of $1,000,000 in the aggregate in any Fiscal Year to comply with any final, non-appealable order, directive or other comparable determination issued by any Governmental Authority; (ii) no Release of Hazardous Materials on, at, in, under, above, to, from or about any of the Real Estate has occurred; except for such Releases that would not reasonably be expected to require an expenditure in excess of $1,000,000 in the aggregate in any Fiscal Year to comply with any final, non-appealable order, directive or other comparable determination issued by any Governmental Authority, (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not reasonably be expected to require an expenditure in excess of $1,000,000 in the aggregate in any Fiscal Year to comply with any final, non-appealable order, directive or other comparable determination issued by any Governmental Authority; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses in the same or substantially the same manner as currently conducted or proposed to be conducted on or after the closing and until such time as any required Environmental Permits are obtained to allow for a change of operation and all such Environmental Permits are valid, uncontested, issued or transferred to the proper permittee and in good standing, except for such noncompliance that would not reasonably be expected to require an expenditure in excess of $1,000,000 in the aggregate in any Fiscal Year to comply with any final, non-appealable order, directive or other comparable determination issued by any Governmental Authority; (v) no Credit Party is involved in operations, and no facts, circumstances or conditions exist, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party except for such Environmental Liabilities that would not reasonably be expected to require an expenditure in excess of $1,000,000 in the aggregate in any Fiscal Year to comply with any final, non-appealable order, directive or other comparable determination issued by any Governmental Authority; (vi) there is no Litigation, actual or threatened, arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $1,000,000 or injunctive relief against, or that alleges criminal misconduct by any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under CERCLA or analogous state statutes; (viii) the Credit Parties have no knowledge of any adverse public comments that have been made with respect to the Consent Decree and (ix) the Credit Parties have provided to the Agents or given the Agents access to all copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case commissioned by any Credit Party. Notwithstanding the foregoing, in no event do cumulative expenditures, which could reasonably be expected to be required under any of clauses (i), (ii), (iii), (iv), (v) and/or (vi) above, individually or in the aggregate under all or any combination of such clauses, exceed $5,000,000 in the aggregate in any Fiscal Year.

          (b)   Each Credit Party hereby acknowledges and agrees that none of the Agents or any Lender (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

        4.18    Insurance.    Schedule 4.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

        4.19    Deposit and Disbursement Accounts.    Schedule 4.19 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

        4.20    Government Contracts.    Except as set forth in Schedule 4.20, as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

        4.21    Customer and Trade Relations.    As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier essential to its operations.

        4.22    Bonding; Licenses.    Except as set forth on Schedule 4.22, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or binding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

        4.23    Solvency.    Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower Representative; (c) the consummation of the other

Related Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent (provided, however, (i) that solely for the purposes of this Section 4.23, (A) the determination of whether Terminal is Solvent shall be calculated as if (1) the costs of the Required Terminal Remediation are zero and (2) the Required Terminal Remediation would not cause the value of the assets of Terminal to increase and (B) the determination of whether Transportation is Solvent shall be calculated as if (1) the costs of the Required Transportation Remediation are zero and (2) the Required Transportation Remediation would not cause the value of the assets of Transportation to increase) and (ii) the Terminal Borrowing Base and the Transportation Borrowing Base shall be equal to zero to the extent that Terminal or Transportation, as applicable, is not Solvent (without regard to clause (i) of this proviso), in which case neither Terminal nor Transportation, as applicable, may borrow Revolving Loans.

        4.24    Acquisition Agreement.    As of the Closing Date, Borrowers have delivered to the Agents a complete and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Credit Party and no other Person party thereto is in default in the performance or compliance with any provisions thereof. The Acquisition Agreement complies with, and the acquisition of the Transferred Assets has been consummated in accordance with, all applicable laws. The Acquisition Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn. All requisite approvals by Governmental Authorities having jurisdiction over Seller, any Credit Party and other Persons referenced therein with respect to the transactions contemplated by the Acquisition Agreement has been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Acquisition Agreement or to the conduct by any Credit Party of its business thereafter. To the best of each Credit Party's knowledge, none of the Seller's representations or warranties in the Acquisition Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading. Each of the representations and warranties given by each applicable Credit Party in the Acquisition Agreement is true and correct in all material respects. Notwithstanding anything contained in the Acquisition Agreement to the contrary, such representations and warranties of the Credit Parties are incorporated into this Agreement by this Section 4.24 and shall, solely for purposes of this Agreement and the benefit of Agents and Lenders, survive the consummation of the Acquisition.

        4.25    Holding Companies.    Prior to the Closing Date, no Holding Company will have engaged in any business or incurred any Indebtedness or any other liabilities (except in connection with its formation, and the Related Transactions Documents).

        4.26    Pension Liabilities.    No Credit Party has assumed or is otherwise liable for the liabilities of a Pension Plan, employee benefit plan or similar plan of any of its affiliates or any of their successors.

        4.27    Material Contracts.    As of the Closing Date, Schedule 4.27 is a list of (i) each agreement which is material to the ownership, operation or maintenance of the property or operations of any Credit Party (and whether there is any breach or default thereunder) and (ii) each contract or agreement (other than a purchase or sales agreement for Inventory entered into in the ordinary course of business) to which a Credit Party is a party and which provides for the payment of money in excess of $1,000,000 (and whether there is any breach or default thereunder).

        4.28    IRB.    On the Closing Date, all the outstanding Bonds (as defined in the IRB Indenture) other than a principal amount of $20,000 which shall be owned by Fertilizers shall have been cancelled. All of the assets owned by the City of Coffeyville and used by or for the benefit of Fertilizers are listed on Schedule 4.28.

        4.29    Real Estate.

          (a)    Intentionally Omitted,

          (b)   Since the date of the Boundary Survey, no material change has occurred in any facts depicted on such Boundary Survey. The Boundary Survey correctly depicts the land and area on which the Coffeyville Refinery and the Coffeyville Nitrogen Plant are located.

          (c)   As of the Closing Date, the Mortgaged Properties (other than the Mortgaged Property owned by Fertilizers) are fully assessed. Except as set forth on Schedule 4.29(i) and except for the Mortgaged Property owned by Fertilizers, no Credit Party has any knowledge of any pending or proposed tax assessment or reassessment affecting the Mortgaged Properties as of the Closing Date. Except as set forth on Schedule 4.29(i), no Charges have been abated, deferred, postponed, or rescheduled, and no agreement exists with any Governmental Authority on Charges, the assessed value of the Mortgaged Properties, or payments in lieu of Charges. No tax lot that includes any of the Mortgaged Properties also includes any real property that is not part of the Mortgaged Properties.

          (d)   Borrowers have delivered or caused to be delivered to the Agents true and complete copies of all of the Crude Gathering System Documents together with those agreements, instruments, documents, consents, assignments, contracts, notices, and all other written documents which evidence Refining's ownership of that certain pipeline running from Caney, Kansas to the Coffeyville Refinery ("Refining Pipeline Documents"), excluding, however, those documents relating to the inactive portions of the Crude Gathering System (collectively, the "Active Pipeline Documents"). The Credit Parties represent that: (i) the Crude Gathering System Documents and the Refining Pipeline Documents have not been amended or waived by any party except as set forth in the Crude Gathering System Documents and the Refining Pipeline Documents; (ii) the Credit Parties have not received notice of any intended or threatened revocation or non-renewal of any of the Crude Gathering System Documents or any of the Refining Pipeline Documents except as set forth in Schedule 4.29(d) hereof; and (iii) as of the Closing Date, the Credit Parties are in substantial compliance with the requirements of all of the Crude Gathering System Documents and all of the Refining Pipeline Documents except to the extent that non-compliance would not have a material adverse effect on the operation of the Crude Gathering System or the operation of the pipeline owned by Refining.

          (e)   No Credit Party has received notice, nor does any Credit Party have any knowledge, of any pending, threatened, or contemplated Event of Eminent Domain, or any means of access to, the Mortgaged Properties.

          (f)    Those Mortgaged Properties located in a special flood hazard area (as designated by any Governmental Authority) are covered by flood hazard insurance.

          (g)   No Person has any possessory interest in, or other right to occupy, the Mortgaged Properties except under, and pursuant to, the Leases (and subleases under the Leases) listed on Schedule 4.29(g). Each Credit Party has delivered to the Agents true and complete copies of all Leases (and amendments of Leases) executed and delivered on or before the Closing Date.

          (h)   The Demarcation accurately depicts the boundaries between the Coffeyville Refinery and the Coffeyville Nitrogen Plant. Since the date the Credit Parties prepared or caused to be prepared the Demarcation, no material change has occurred in any facts depicted on such Demarcation. Each Credit Party has reviewed such Demarcation and does not know of any material inaccuracy in such Demarcation.

          (i)    The Mortgaged Properties are taxed separately without regard to any other real property. Each of the Mortgaged Properties may be mortgaged, conveyed, and otherwise dealt with as independent parcels (or one or more independent parcels). No such parcel includes any real property that is not part of the Mortgaged Properties.

          (j)    The Mortgaged Properties comply with all subdivision laws that are in effect in the jurisdictions in which the Mortgaged Properties are located.

          (k)   All utility services (including water, electric, telecommunication, gas, and sewer) are available, operational, and connected in sufficient size and capacity for each Credit Party to operate the Mortgaged Properties for their intended uses.

        4.30    First Purchaser.    As of the Closing Date, the only states in which any Credit Party is the first person who takes, receives or purchases oil or gas from an interest owner at the time the oil or gas is severed from the applicable real estate are Oklahoma, Nebraska, Missouri and Kansas.

        4.31    RCRA Administrative Orders.    Aside from the RCRA Administrative Orders, there are no other RCRA 3008(h) Orders applicable to the Transferred Assets and binding upon the Credit Parties.

5.     FINANCIAL STATEMENTS AND INFORMATION

        5.1    Financial Statements and Projections.    Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to the Agents or to the Agents and Lenders, as required, the following:

          (a)    Monthly Financials.    To the Agents and Lenders, within thirty (30) days after the end of each Fiscal Month, financial information regarding Resources and its Subsidiaries, certified by the chief financial officer of Resources, consisting of consolidated and consolidating (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and (iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that Fiscal Month. Such financial information shall be accompanied by the certification of the chief financial officer of Resources that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Resources and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

          (b)    Quarterly Financials.    To the Agents and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, consolidated and consolidating financial information regarding Resources and its Subsidiaries, certified by the chief financial officer of Resources, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a "Compliance Certificate" showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of the chief financial officer of Resources that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Resources and its Subsidiaries, on both a consolidated and consolidating basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, the Borrowers shall deliver to the Agents and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year and a statement regarding liquidity, commitments and contingencies.

          (c)    Operating Plan.    To the Agents and Lenders, as soon as available, but not later than thirty (30) days after the start of each Fiscal Year, an annual operating plan for Holdings and its Subsidiaries, on both a consolidated and consolidating basis, approved by the Board of Directors of Resources and its Subsidiaries, for such Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

          (d)    Annual Audited Financials.    To the Agents and Lenders, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Resources and its Subsidiaries on a consolidated and (unaudited) consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to the Agents. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the Chief Executive Officer or chief financial officer of Resources that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Resources and its Subsidiaries on a consolidated and consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

          (e)    Management Letters.    To the Agents and Lenders, within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

          (f)    Default Notices.    To the Agents and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of any Credit Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

          (g)    SEC Filings and Press Releases.    To the Agents and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

          (h)    Notices.    To the Agents, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to the Stock of such Person.

          (i)    Supplemental Schedules.    To the Agents, supplemental disclosures, if any, required by Section 6.6.

          (j)    Litigation.    To the Agents in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities in excess of $500,000 or seeks injunctive relief as a remedy or (vi) involves any product recall.

          (k)    Insurance Notices.    To the Agents, disclosure of losses or casualties required by Section 6.4.

          (l)    Lease Default Notices.    To the Agents, (i) within two (2) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, (ii) monthly within three (3) Business Days after payment thereof, evidence of payment of lease or rental payments as to each leased or rented location where any Collateral is located for which a landlord or bailee waiver has not been obtained and (iii) such other notices or documents as the Agents may reasonably request.

          (m)    Operational Statistics.    To the Agents and Lenders, at the time of delivery of the financial statements described in Sections 5.1(a), (b) and (d) for each period described therein, a report on the operational statistics of the Credit Parties for such period in the form set forth on Exhibit 5.1(m) hereto.

          (n)    ERISA.    (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the IRS with respect to each Qualified Plan for which such filing is required; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any employee benefit plan as the Agents shall reasonably request.

          (o)    Other Documents.    To the Agents and Lenders, such other financial and other information respecting any Credit Party's business or financial condition as the Agents or any Lender shall from time to time reasonably request.

        5.2    Collateral Reports.    Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to the Agents or to the Agents and Lenders, as required, the following:

          (a)   To the Agents, within fifteen (15) days after the end of each Fiscal Month (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of the following reports, each of which shall be prepared by the applicable Borrower as of the last day of the immediately preceding month;

            (i)    a Borrowing Base Certificate with respect to each Borrower, including, without limitation, for informational purposes only, a report showing the number of troy ounces of platinum held by the Credit Parties. The Hedge Termination Value of all outstanding Hedging Contracts, in each case accompanied by such supporting detail and documentation as shall be requested by the Agents, Requisite Revolving Lenders or Requisite Term Lenders in their reasonable discretion;

            (ii)   with respect to each Borrower, schedules of sales made, credit issued and cash received, in each case accompanied by such supporting detail and documentation as shall be requested by the Agents in its reasonable discretion;

            (iii)  with respect to each Borrower, (a) a summary of Inventory (other than crude oil) owned by the Credit Parties by location, type and Market Price (including separate reports of all Inventory (other than in respect of crude oil) at any leased locations and/or located in or at any third party warehouses, storage facilities or domains, pipelines, processors, bailees or other third parties which specify the type, amount and Market Value the Inventory at each such third party location) with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by the Agents in its reasonable discretion and (b) a summary of crude oil Inventory by type and Market Price owned by the Credit Parties (including related detail concerning aggregate crude oil purchases and aggregate crude oil consumed during such monthly period) with a supporting perpetual crude oil Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by the Agents in its reasonable discretion. In addition, with respect to any Revolver Eligible Inventory that is in possession of and is situated at any third-party pipeline, storage facility or domain, bailee, processor or other third party location which has not executed and delivered to the Agents a bailee agreement or instruction letter on terms and conditions satisfactory to the Agents, a report specifying the type, amount and Market Value of the Revolver Eligible Inventory that is expected to be in possession of such third party during the weekly period commencing immediately after the date of such report; and

            (iv)  with respect to each Borrower, a trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by the Agents in its reasonable discretion.

        Notwithstanding anything herein to the contrary, at any time when Borrowing Availability for all Borrowers in the aggregate is less than (a) $25,000,000, Borrowers shall deliver to the Agents by 11:00 a.m. (New York City time) on Tuesday of each week a Borrowing Base Certificate for each

Borrower (as of the close of Business for the immediately preceding week) and such supporting detail as the Agents shall request in its reasonable discretion or (b) $10,000,000, Borrowers shall deliver to the Agents by 11:00 a.m. (New York City time) on each Business Day a Borrowing Base Certificate for each Borrower (as of the close of business for the immediately preceding Business Day) and such supporting detail as the Agents shall request in its reasonable discretion; provided, that the other items set forth in clauses (ii) and (iii) above may continue to be delivered on a monthly basis; provided further that if Refining shall be sold or otherwise disposed of in connection with a Major Asset Disposal, the minimum Borrowing Availability amount in clause (b) above shall be deemed reduced to $4,000,000.

          (b)   To the Agents, on a monthly basis or at such more frequent intervals as the Agents may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports, with respect to each Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of such Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by the Agents in its reasonable discretion each of which shall be prepared by applicable Borrower as of the last day of the immediately preceding month (or the date two (2) days prior to the date such reports are required if more frequent reporting is requested).

          (c)   To the Agents, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Section 5.1:

            (i)    a Borrowing Base Certificate with respect to each Borrower as of the end of the monthly period for which the most recent Financial Statements are being delivered pursuant to Section 5.1, in each case accompanied by such supporting detail and documentation as shall be requested by the Agents in its reasonable discretion (each such monthly Borrowing Base Certificate, a "Monthly Borrowing Base Certificate");

            (ii)   (a) a reconciliation of the Accounts trial balance of each Borrower's to such Borrower's most recent Monthly Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Section 5.1, in each case accompanied by such supporting detail and documentation as shall be requested by the Agents in its reasonable discretion and (b) a reconciliation of the perpetual inventory by location of each Borrower to such Borrower's most recent Monthly Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Section 5.1, in each case accompanied by such supporting detail and documentation as shall be requested by the Agents in its reasonable discretion;

            (iii)  an aging of accounts payable (including information indicating the amounts owing to lessors of leased premises and owners or operators of third party warehouses, storage facilities or domains, pipelines, processors and other locations from time to time in possession of any Collateral) and a reconciliation of that accounts payable aging to each Borrower's general ledger and monthly Financial Statements delivered pursuant to Section 5.1, in each case accompanied by such supporting detail and documentation as shall be requested by the Agents in its reasonable discretion;

            (iv)  a reconciliation of the outstanding Loans as set forth in the monthly Loan Accounts statements provided by Administrative Agent and Term Agent to each Borrower's general ledger and monthly Financial Statements, in each case accompanied by such supporting detail and documentation as shall be requested by Administrative Agent and Term Agent in its reasonable discretion;

            (v)   with respect to each Borrower, (a) a report from the operator of each pipeline transporting Revolver Eligible Inventory of such Borrower setting forth the type and quantity of such Revolver Eligible Inventory of such Borrower metered at the intake manifold to such pipeline and (b) a report from the operator at each location where Revolver Eligible Inventory is stored setting forth the type and amount of Revolver Eligible Inventory to which such Borrower has title net of any Revolver Eligible Inventory held at such location as "line fill" or held for the benefit of any third person, in each case for the period covered by such monthly Financial Statements and, if available, for the most recent period; and

            (vi)  (a) a report specifying all amounts owing to any third parties providing crude or other gas products which are secured by a Lien under applicable law (other than the Oklahoma Producer Lien Act) and (b) a report specifying all amounts owing to any third parties providing crude or other gas products which are secured by a Lien under the Oklahoma Producer Lien Act which are past due, in each case for the period covered by such monthly Financial Statements and, if available, for the most recent period.

          (d)   As and when requested by the Agents, each Borrower, at its own expense, shall deliver to the Agents the results of each physical verification, if any, that such Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and is continuing, each Borrower shall, upon the request of the Agents, conduct, and deliver the results of, such physical verifications as the Agents may require).

          (e)   Each Credit Party, at its own expense, shall deliver to the Agents such environmental reviews and appraisals of its Real Estate and other assets as the Agents may request which request shall not be made more than once per Fiscal Year but may be made at any time after the occurrence and during the continuance of a Default or an Event of Default, such environmental reviews and appraisals to be conducted by an environmental engineer and an appraiser, and in form and substance, reasonably satisfactory to the Agents. Such reviews and appraisals shall be kept confidential and protected from disclosure to non-Parties to this Agreement to the maximum extent permitted by law.

          (f)    (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower or Credit Party as the Agents shall request from time to time;

          (g)   Such other reports, statements and reconciliations with respect to any Borrowing Base, Collateral or Obligations of any or all Credit Parties as the Agents shall from time to time request in its reasonable discretion.

        5.3    Communication with Accountants.    Each Credit Party executing this Agreement authorizes (a) the Agents and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including PriceWaterhouseCoopers, LLP, and authorizes and shall instruct those accountants and advisors to communicate to the Agents and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party.

        5.4    Communication with Third Parties.    If any Borrower's or Credit Party's records or reports of the Collateral are prepared or maintained by a service, contractor, shipper or other agent, such Borrower and each Credit Party hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to the Agents and to follow the Agents' instructions with respect to further services at any time that an Event of Default has occurred and is continuing.

        5.5    Accounts Covenants.

          (a)   The Borrowers shall notify the Agents promptly of: (i) any material delay in any Credit Party's performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or Credit Party relating to the financial condition of any account debtor and (iii) any event or circumstance which, to the best of any Borrower's or any Credit Party's knowledge, would cause the Agents to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any Account shall be granted to any account debtor without Agents' consent, except in the ordinary course of a Borrower's or Credit Party's business in accordance with practices and policies previously disclosed in writing to the Agents and except as set forth in the schedules delivered to the Agents pursuant to Section 5.2 above. So long as no Event of Default has occurred and is continuing, the Borrowers and Credit Party may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default has occurred and is continuing, the Agents shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

          (b)   With respect to each Account: (i) the amounts shown on any invoice delivered to the Agents or schedule thereof delivered to the Agents shall be true and complete, (ii) no payments shall be made thereon except payments delivered to the Agents pursuant to Section 2.6 of this Agreement and (iii) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

          (c)   the Agents shall have the right at any time or times, in such Agent's name or in the name of a nominee of such Agent, to verify the validity, amount or any other matter relating to any Accounts or other Collateral, by mail, telephone, facsimile transmission or otherwise.

        5.6    Inventory Covenants.    With respect to the Inventory: (a) each Borrower and each Credit Party shall at all times maintain inventory records reasonably satisfactory to the Agents, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower's or such Credit Party's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Credit Parties shall conduct a physical count of the Inventory at least once each year but at any time or times as the Agents may request on or after the occurrence and continuation of any Event of Default, and promptly following such physical inventory shall supply the Agents with a report in the form and with such specificity as may be satisfactory to the Agents concerning such physical count; (c) other than Eligible In-Transit Inventory and Eligible Storage Inventory, Borrowers and Credit Parties shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Administrative Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or such Credit Party which is in transit to the locations set forth or permitted herein; (d) Borrowers and Credit Parties shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (e) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (f) each Borrower and each Credit Party assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrowers and Credit Parties shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Credit Party to repurchase such Inventory; (h) Borrowers and Credit Parties shall keep the Inventory in good and marketable condition; and (i) Borrowers and Credit Parties shall not, without prior written notice to Administrative Agent or the specific identification of such Inventory in a report with respect thereto provided by Borrower Representative to Administrative Agent pursuant to Section 5.2 hereof, acquire or accept any Inventory on consignment or approval.

        5.7    Equipment and Real Property Covenants.    With respect to the Equipment and Real Property: (a) Borrowers and Credit Parties shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (b) the Equipment is and shall be used in the business of Borrowers and Credit Parties and not for personal, family, household or farming use; (e) Borrowers and Credit Parties shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or any Credit Party in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Credit Parties shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) each Borrower and each Credit Party assumes all responsibility and liability arising from the use of the Equipment and Real Property.

6.     AFFIRMATIVE COVENANTS

        Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

        6.1    Maintenance of Existence and Conduct of Business.    Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Schedule 6.1.

        6.2    Payment of Charges.

          (a)   Subject to Section 6.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $1,000,000.

          (b)   Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 6.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to the Agents evidence reasonably acceptable to the Agents of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 6.2(b) are no longer met.

        6.3    Books and Records.    Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Schedule 4.4(a).

        6.4    Insurance; Damage to or Destruction of Collateral.

          (a)   The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Schedule 4.18 as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to the Agents. Such policies of insurance (or the loss payable and additional insured endorsements delivered to the Agents) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to the Agents in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, the Agents may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that the Agents deems advisable. The Agents shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, the Agents shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to the Agents and shall be additional Obligations hereunder secured by the Collateral.

          (b)   The Agents reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in the Agents' opinion, adequately protect both Agents' and Lenders' interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by the Agents, each Credit Party shall deliver to the Agents from time to time a report of a reputable insurance broker, reasonably satisfactory to the Agents, with respect to its insurance policies.

          (c)   Each Borrower shall deliver to the Agents, in form and substance reasonably satisfactory to the Agents, endorsements to (i) all "All Risk" and business interruption insurance naming each of the Agents, each on behalf of itself and relevant Secured Parties, as loss payee, and (ii) all general liability and other liability policies naming each of the Agents, each on behalf of itself and relevant Secured Parties, as additional insured. Each Borrower irrevocably makes, constitutes and appoints Administrative Agent (and all officers, employees or agents designated by Administrative Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $1,000,000, as such Borrower's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of such Borrower on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Administrative Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower Representative shall promptly notify Administrative Agent of any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance. After deducting from such proceeds (i) the expenses incurred by Administrative Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Encumbrances, (a) the Administrative Agent, shall to the extent the applicable insurance policy requires the applicable Person to use such proceeds to rebuild or repair the applicable asset, permit the applicable Person to use such money to rebuild or repair such asset as so required and otherwise (b) Administrative Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 2.3(d) (or permit or require the applicable Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction); provided, that as long as no Event of Default has occurred and is continuing and such insurance proceeds do not exceed the insured limit (less any asset disposition proceeds used to make reinvestments in assets as provided in Section 2.3(b)(ii) hereof) in the aggregate from the Closing Date through the Termination Date, Administrative Agent shall make available to the applicable Borrower such insurance proceeds in accordance with the provisions of this Section 6.4(c). To the extent Administrative Agent makes available to any Borrower insurance proceeds to replace, repair, restore or rebuild the Collateral such insurance proceeds shall first be applied by Administrative Agent to reduce the outstanding principal balance of the Revolving Loans of such Borrower (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Administrative Agent shall establish a Reserve against the separate Borrowing Base of the affected Borrower in an amount equal to the amount of such proceeds so applied. Thereafter, such funds shall be made available to that Borrower to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower Representative shall request a Revolving Credit Advance be made to such Borrower in the amount requested to be released; (ii) so long as the conditions set forth in Section 3.2 have been met, Revolving Lenders shall make such Revolving Credit Advance, and (iii) the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance; provided, that, to the extent the applicable Borrower does not or can not replace, repair, restore or rebuild the Collateral within two hundred seventy (270) days of its receipt of such insurance proceeds, such Reserve shall be released and, to the extent such net proceeds were from the sale of assets other than Revolver Primary Collateral, Administrative Agent shall cause such net proceeds to be reapplied (notwithstanding the fact that the conditions set forth in Section 3.2 may have not been satisfied) to prepay the Obligations in accordance with Section 2.3(d). To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 2.3(d).

        6.5    Compliance with Laws.    Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it (other than Environmental Laws which are covered by Section 6.8), including those relating to ERISA and labor laws, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        6.6    Supplemental Disclosure.    From time to time as may be reasonably requested by the Agents (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Credit Parties' election, the Credit Parties shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Schedule or representation shall amend, supplement or otherwise modify any Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Agents and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

        6.7    Intellectual Property.    Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

        6.8    Environmental Matters.    Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that would not reasonably be expected to require an expenditure in excess of $1,000,000 in the aggregate in any Fiscal Year to comply with any final, non-appealable order, directive or other comparable determination issued by any Governmental Authority; (b) implement any and all investigation, remediation, removal and response actions that are legally required by any Governmental Authority or that are otherwise necessary to comply with Environmental Laws and Environmental Permits or that are otherwise necessary to maintain the value and marketability of the Real Estate for industrial usage; (c) notify the Agents promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that (i) has resulted in Environmental Liabilities in excess of $500,000 or (ii) is reasonably likely to result in Environmental Liabilities in excess of $500,000 and that has not been disclosed to the Agents in Schedule 4.17; (d) materially comply with the terms and conditions of the Consent Decree, and achieve and maintain material compliance with the provisions of Clean Air Act alleged to have been violated by Seller in the manner and by the dates established in the Consent Decree; (e) maintain material compliance with the Resource Conservation and Recovery Act Orders issued under Section 3008(h), and engage in the remedial obligations required thereunder, in the manner and by the dates established in the Consent Decree and the RCRA Administrative Orders; (f) achieve and maintain material compliance with the Clean Air Act Tier II Clean Fuels requirements in the manner and by the dates specified in the letter from U.S. EPA, Office of Transportation and Air Quality, dated February 3, 2004, and the attachment thereto entitled "Compliance Plan for Motor Vehicle Diesel Fuel Sulfur and Gasoline Sulfur Hardship Waiver"; and (g) promptly forward to the Agents a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $500,000, in each case whether or not the EPA, the KDHE or any other Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If the Agents at any time have a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agents' written request (i) cause the performance of such environmental audits including, but not limited to, subsurface sampling of soil and groundwater, emissions testing, and preparation of such environmental reports, at Borrowers' expense, as the Agents may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to the Agents and shall be in form and substance reasonably acceptable to the Agents, and (ii) permit the Agents or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as the Agents deem appropriate, including, but not limited to, subsurface sampling of soil and groundwater and emissions testing. Borrowers shall reimburse the Agents for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

        6.9    Landlords' Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.    Each Credit Party shall use commercially reasonable efforts to obtain a landlord's agreement, mortgagee agreement, bailee letter or instruction letter (or other letter acceptable to the Administrative Agents and Requisite Term Lenders in their sole discretion), as applicable, from the lessor of each leased property, mortgagee of owned property, or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Agents. With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if the Agents have not received a landlord or mortgagee agreement, bailee letter or instruction letter (or other letter acceptable to the Administrative Agents and Requisite Term Lenders in their sole discretion) as of the Closing Date (or, if later, as of the date such location is acquired or leased), any Borrower's Eligible Inventory at that location shall, in the Agents' discretion, be excluded from such Borrowing Base or be subject to such Reserves as may be established by the Agents in their reasonable credit judgment. After the Closing Date, no real property or warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of the Agents (which consent, in the Agents' discretion, may be conditioned upon the exclusion from such Borrowing Base of Eligible Inventory at that location or the establishment of Reserves acceptable to the Agents) or, unless and until a reasonably satisfactory landlord agreement, bailee letter or instruction letter, as appropriate, shall first have been obtained with respect to such location. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. Credit Parties acknowledge that the receipt of any landlord's agreement, mortgagee agreement, bailee letter or instruction letter (or other letter acceptable to the Administrative Agents and Requisite Term Lenders) shall not preclude the Administrative Agent from establishing Reserves in accordance with the terms of this Agreement. To the extent otherwise permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall first provide to the Agents a mortgage or deed of trust granting each Agent Liens with the priority required under the Loan Documents on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by the Agents, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by the Agents, in each case, in form and substance reasonably satisfactory to the Agents.

        6.10    Environmental Compliance Milestones.    The Credit Parties shall achieve material compliance with the provisions of the Clean Air Act alleged to have been violated by Seller in the manner and by the dates specified in the Consent Decree as provided to the Lenders on the Closing Date, and remedy any failure to comply and pay any applicable stipulated penalties as a result of such noncompliance. The Credit Parties shall maintain material compliance with the RCRA Administrative Orders, and shall engage in the remedial obligations regarding the Transferred Assets, in the manner and by the dates specified in the Consent Decree as provided to the Lenders on the Closing Date. The Credit Parties shall achieve material compliance with the Clean Air Act Tier II Clean Fuels requirements in the manner and by the dates specified in the letter from U.S. EPA, Office of Transportation and Air Quality, dated February 3, 2004, and the attachment thereto entitled "Compliance Plan for Motor Vehicle Diesel Fuel Sulfur and Gasoline Sulfur Hardship Waiver as in effect on the Closing Date.

        6.11    Debt Service Support Requirement.    The Borrower shall cause the Debt Service Support Requirement to be satisfied at all times.

        6.12    Refinery Revenue Bonds.

          (a)   Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, the Borrowers or any Credit Party may, for the purpose of obtaining tax credits or other tax abatement from the State of Kansas and Montgomery County, Kansas, pursuant to Kansas Statutes Annotated ("K.S.A.") Sections 79-201, et seq. (the "Property Tax Exemption Statute"), (i) lease the site of the Coffeyville Refinery constituting a portion of the Mortgaged Properties and described in the Boundary Survey (the "Coffeyville Refinery Site") to Montgomery County, Kansas or any Affiliate of Montgomery County, Kansas (the "County"), (ii) sell the Coffeyville Refinery to the County and (iii) lease the Coffeyville Refinery Site and the Coffeyville Refinery from the County, all in connection with the issuance of revenue bonds (the "Refinery Revenue Bonds") issued by the County pursuant to the Kansas Economic Development Revenue Bond Act, as amended and codified in K.S.A. 12-1740 et seq. (the "Revenue Bond Act"). The Borrowers or any Credit Party may enter into such agreements and take such actions, in each case approved by the Agents as the Borrowers may consider to be necessary or desirable to consummate the issuance of the Refinery Revenue Bonds and the related transactions, including (without limitation) the execution and delivery of any payment-in-lieu-of-taxes or similar agreement between the Borrowers or any Credit Party and the County relating to the payment of property taxes on the Coffeyville Refinery, the Coffeyville Refinery Site, or both.

          (b)   The principal amount of the Refinery Revenue Bonds shall be that amount determined by the Borrowers, and approved by the Agents, as being necessary to achieve the maximum amount of tax credits or other tax abatement for the Coffeyville Refinery Site and the Coffeyville Refinery pursuant to the Property Tax Exemption Statute. The initial amount of the Refinery Revenue Bonds issued and outstanding may be reduced and cancelled, from time to time, at the request of the Agents, to the minimal amount required to remain outstanding and achieve the tax benefits provided therefor.

          (c)   The Refinery Revenue Bonds shall be purchased by the Borrowers or any Credit Party and shall be pledged to the Secured Parties pursuant to a pledge agreement the terms and provisions of which shall be approved by the Agents.

          (d)   Except to the extent provided in this Section 6.12, the issuance of the Refinery Revenue Bonds and the execution and delivery all agreements describe or referred to in this Section 6.12 in connection therewith shall not require any additional approval of the Agents and shall be deemed to comply with all provisions of this Agreement, including (without limitation) the provisions of Section 7.

          (e)   The obligation of the Borrowers or any Credit Party to make payments to the County with respect to the Refinery Revenue Bonds, whether such payments consist of lease payments, loan payments or any other form of payment, the corresponding right of the County to receive such payments and all other security provided by the Borrowers or any Credit Party with respect to the Refinery Revenue Bonds shall in all respects be junior and subordinate to the Mortgages and the rights of the Secured Parties to receive payment hereunder. The Borrowers and any Credit Party, as applicable, shall enter into, and shall cause the County to enter into, such agreements as the Agents shall reasonably require to reflect such subordination.

        6.13    Environmental Capital Expenditures.    The Borrowers shall cause any Capital Expenditures for environmental projects to be paid for from the funds held in the Environmental Reserve Account before any other sources.

        6.14    Pipelines.    The Credit Parties shall maintain at all times reasonably adequate means of transporting crude oil supply to the Coffeyville Refinery.

        6.15    Further Assurances.    Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon the reasonable request of the Agents, duly execute and deliver, or cause to be duly executed and delivered, to the Agents such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agents to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

        6.16    Certain Post-Closing Obligations.    (a)    Within thirty (30) days following the Closing Date, to the extent not delivered on the Closing Date, the Borrowers shall deliver to the Agents the bailee letters and material contract consents required or that have been reasonably requested by the Agents hereunder in form reasonably satisfactory to the Agents.

          (b)   Within thirty (30) days following the Closing Date, to the extent not delivered on the Closing Date, the Borrowers shall deliver to the Agents the motor vehicle certificates of title required by Section 4(i) of the Security Agreement.

          (c)   Within thirty (30) days following the Closing Date, to the extent not delivered on the Closing Date, the Borrowers shall deliver to the Term Agent all outstanding Bonds (as defined in the IRB Indenture) free and clear of all Liens other than pursuant to the Loan Documents.

          (d)   Within ten (10) Business Days following the Closing Date, to the extent not delivered on the Closing Date, the Borrowers shall deliver to the Agents account control agreements, in form reasonably satisfactory to the Agents, in respect of certain accounts maintained by the Credit Parties at Wachovia, RefCo, ABN Amro and any other institution reasonably acceptable to the Agents.

7.     NEGATIVE COVENANTS

        Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

        7.1    Mergers, Subsidiaries, Etc.    No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person (except that any Credit Party may merge or consolidate with another Credit Party, provided that if a Borrower is a party to any such merger, a Borrower shall be the survivor of such merger).

        7.2    Investments; Loans and Advances.    Except as otherwise expressly permitted by this Section 7, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) Borrowers may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business consistent with past priorities; (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; (c) so long as no Default or Event of Default has occurred and is continuing and there is no outstanding Revolving Loan balance, each Credit Party may invest in Permitted Investments; (d) proposed equityholders of Holdings on the Closing Date may pay for the Stock of Holdings by issuing Holdings a note; provided, that the aggregate amount of all Indebtedness evidenced by such notes shall not exceed $63,000; and (e) Investments received in lieu of cash in connection with sales expressly permitted by Section 7.8(b) or (d); provided, that in the case of a Major Asset Disposal permitted by Section 7.8(d), such Investments shall not constitute more than the difference between the total consideration less $65,000,000.

        7.3    Indebtedness.

          (a)   No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 7.7(c), (ii) the Loans and the other Obligations and following the date specified in item (c) of the definition of Revolving Commitment Termination Date, provided no Default or Event of Default has occurred and is continuing or would result therefrom, the Replacement ABL Facility, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Schedule 7.3 and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, the Agents or any Lender, as determined by the Agents, than the terms of the Indebtedness being refinanced, amended or modified, (v) after the GE Lease (and all modifications thereto approved by the Agents and Required Lenders pursuant to Section 7.16 hereof) has been terminated Indebtedness of Refinery, the proceeds of which are used to pay the purchase price of a new diesel hydrotreater (a "Diesel Hydrotreater") in an aggregate principal amount not to exceed the lesser of (x) the purchase price of the applicable Diesel Hydrotreater and (y) $40,000,000, (vi) Indebtedness consisting of the Subordinated Indebtedness, (vii) purchase money Indebtedness and Capital Lease Obligations in an aggregate principal amount not to exceed $2,500,000 outstanding at any time; (viii) Indebtedness consisting of intercompany loans and advances made by any Credit Party to any other Credit Party; provided, that: (A) each Credit Party shall have executed and delivered to each other Credit Party, on the Closing Date, a demand note (collectively, the "Intercompany Notes") to evidence any such intercompany Indebtedness owing at any time by such Credit Party to such other Credit Party which Intercompany Notes shall be in form and substance reasonably satisfactory to the Agents and shall be pledged and delivered to the Agents pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) each Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to the Agents; (C) the obligations of each Credit Party under any such Intercompany Notes shall be subordinated to the Obligations of such Person under the Loan Documents in a manner reasonably satisfactory to the Agents; (D) at the time any such intercompany loan or advance is made by any Credit Party to any other Credit Party and after giving effect thereto, the Credit Party extending such intercompany loan or advance shall be Solvent; provided, however, in determining whether any Credit Party making any intercompany loan or advance is Solvent, such Credit Party shall assume that the right to be repaid any such loan or advance made to any other Credit Party which is not Solvent shall have no value; and (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; (ix) Indebtedness of one or more Credit Parties in respect of Hedging Contracts entered into with one or more Eligible Hedge Counterparties, as long as such Hedging Contracts are (or were) entered into by such Credit Party in the ordinary course of its business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, earnings or properties owned or reasonably anticipated to be owned by such Credit Party and not for purposes of speculation; (x) Indebtedness of any Credit Party in respect of surety bonds incurred in the ordinary course of business in an aggregate amount not to exceed $12,000,000 outstanding at any time; (xi) the Bonds (as defined in the IRB Indenture) and the Refinery Revenue Bonds, if any and (xii) other unsecured Indebtedness in addition to that provided above not to exceed $2,000,000, in the aggregate, outstanding at any time.

          (b)   No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 7.8(b) or (c); (iii) Indebtedness permitted by Section 7.3(a)(iv) upon any refinancing thereof in accordance with Section 7.3(a)(iv); and (iv) the Bonds (as defined in the IRB Indenture) and the Refinery Revenue Bonds in a cashless voluntarily purchase, redemption, defeasance or prepayment.

        7.4    Employee Loans and Affiliate Transactions.

          (a)   Except for transactions expressly permitted under this Agreement, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit

  Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction provided in writing with a Person not an Affiliate of such Credit Party. Notwithstanding the foregoing, the Borrowers may (x) pursuant to the Management Agreement, pay up to $500,000 in any Fiscal Year (commencing with the Fiscal Year ending December 31, 2004) for reimbursable out-of-pocket costs and expenses incurred by Pegasus Capital Advisors, LLC and its Affiliates and (y) pursuant to the Management Agreement, pay up to $1,000,000 in aggregate in any Fiscal Year in management fees to Pegasus Capital Advisors, LLC and its Affiliates, payable in arrears), as long as for each of clause (x) and (y), (i) no Default or Event of Default has occurred and is continuing at the time of, or would result from the making of, such payment (ii) the obligations under the Management Agreement are subordinated to the Obligations pursuant to a subordination agreement in form and substance acceptable to the Agents and Requisite Term Lenders; provided, that to the extent a payment under the Management Agreement cannot be made because a Default or an Event of Default has occurred and is continuing, Borrower may pay such missed payment at any time when (A) such Default or Event of Default has been cured (to the extent it can be cured) and (B) no other Default or Event of Default has occurred and is continuing at the time of, or would result from the making of, such missed payment and (iii) the Borrowers and their Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.10 on a pro forma basis after giving effect to such payment as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 7.10); and (z) make the payment on the Closing Date to Pegasus and the other equity holders of Holdings in respect of clause (iii) of the definition of "Related Transactions".

          (b)   No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $50,000 to any employee and up to a maximum of $1,000,000 in the aggregate at any one time outstanding.

        7.5    Capital Structure and Business.    If all or part of a Credit Party's Stock is pledged to the Agents, that Credit Party shall not issue additional Stock unless such additional Stock is similarly pledged to the Agents. No Credit Party shall amend its charter or bylaws in a manner that would adversely affect the Agents or Lenders or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it on the Closing Date and businesses complimentary thereto.

        7.6    Guaranteed Indebtedness.    No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) for Guaranteed Indebtedness incurred for the benefit of the Credit Parties if the primary obligation is expressly permitted by this Agreement, (c) a guarantee by any Borrower of the obligations of Refining under the Plains Agreement and (d) guarantees by any Credit Party of any Borrower's obligations to pay premiums under such Borrower's workers compensation arrangements so long as the maximum contingent liability under such guarantees does not exceed $100,000 in the aggregate for all such guarantees.

        7.7    Liens.    No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Schedule 7.7 securing the Indebtedness described on Schedule 7.3 and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money

Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $2,500,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets); (d) Liens on a Diesel Hydrotreater to the extent such Liens solely secure repayment of Indebtedness permitted pursuant to Section 7.3(v) which was incurred to purchase such Diesel Hydrotreater and (e) other Liens securing Indebtedness in an aggregate amount not to exceed $250,000 at any time outstanding. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Agents, on behalf of itself and Secured Parties, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

        7.8    Sale of Stock and Assets.    No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory (other than Excluded Inventory) in the ordinary course of business, (b) the sale of the Crude Gathering System so long as (i) Borrowers receive consideration at the time of such sale equal to at least $7,500,000, (ii) the net proceeds from such sale (after payment of any sale taxes and expenses) are applied to prepay the Loans, in accordance with Section 2.3 and (iii) no less than 65% thereof shall be paid in cash; (c) the sale or other disposition of any other Equipment and Fixtures (excluding Excluded Inventory; provided, that spare parts which are obsolete and not required for the operations of any Credit Party shall not be so excluded) not necessary or appropriate to the operations of any Credit Parties having a book value not exceeding $5,000,000 in the aggregate after the Closing Date, as long as at least one Business Day prior to such sale or other disposition, the Agents receive a written notice that such sale or other disposition is to occur (which notice shall set forth the amount of the net proceeds of such sale or other disposition) and (d) a Major Asset Disposal; provided that, in the case of clause (d), (A) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (B) the Borrowers and their Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.10 on a pro forma basis after giving effect to such disposal and use of proceeds thereof as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 7.10) and shall provide documentation in form reasonably satisfactory to the Agents evidencing such compliance; (C) the Borrowers shall have delivered to Agents at least five (5) Business Days prior to such disposal substantially final drafts of the definitive documentation in respect of such disposal; and (D) all Revolving Loans funded and Letters of Credit issued in respect of any Borrower which is the subject of a Major Asset Disposal (a "Disposed Borrower") shall be repaid in full and/or cash collateralized or terminated, as applicable, concurrent with such Major Asset Disposal and Revolving Lenders shall no longer have any commitment to fund Revolving Credit Advances or cause to be issued any Letters of Credit in respect of such Disposed Borrower immediately upon giving effect to such Major Asset Disposal.

        7.9    ERISA.    No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liabilities in an aggregate amount in excess of $500,000 in the aggregate.

        7.10    Financial Covenants.    Resources and its Subsidiaries shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

          (a)    Minimum Fixed Charge Coverage Ratio.    Resources and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2004) a Fixed Charge Coverage Ratio for the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before March 31, 2005, the period commencing on the Closing Date, and ending on the last day of such Fiscal Quarter) of not less than (i) 1.25:1.00 or (ii) 1.00:1.00, in respect of any period ending on the last day of a Fiscal Quarter in 2006 only and in respect of which the Leverage Ratio calculated on such day is equal to or less than 3.00:1.00.

          (b)    Maximum Capital Expenditures.

            (i)    Resources and its Subsidiaries on a consolidated basis shall not make Capital Expenditures (expressly including for this purpose only, to the extent not otherwise included, all consideration paid in connection with the purchase by any Credit Party of a fee simple ownership interest in Real Estate) that exceed in any Fiscal Year the corresponding amount set forth below opposite such Fiscal Year:

Fiscal Year	Capital Expenditures
2004	$35,000,000
2005	$45,000,000
2006	$60,000,000
Thereafter	$30,000,000

            (ii)   Notwithstanding anything to the contrary contained in clause (a) above, to the extent that the aggregate amount of Capital Expenditures made by Resources and its Subsidiaries in any Fiscal Year of Resources is less than the amount set forth for such Fiscal Year pursuant to preceding clause (i), the amount of such difference may be carried forward and used to make Capital Expenditures in succeeding Fiscal Years, provided that in any Fiscal Year, the amount permitted to be applied to make Capital Expenditures pursuant to this clause (ii) shall in no event exceed an amount equal to 75% of the unused portion of the amount set forth in Section 7.10(b)(i) for such Fiscal Year without giving effect to any prior adjustments.

            (iii)  In addition to the Capital Expenditures permitted pursuant to preceding clauses (i) and (ii), as long as no Default or Event of Default has occurred or is continuing, Resources and its Subsidiaries may make additional Capital Expenditures to the extent that the amount of such excess is deducted from the amount set forth in Section 7.10(b)(i) in succeeding Fiscal Years, provided that in any Fiscal Year, the amount permitted to be applied to make Capital Expenditures pursuant to this clause (iii) shall in no event exceed an amount equal to 25% of the amount set forth in Section 7.10(b)(i) for such Fiscal Year without giving effect to any prior adjustments.

          (c)    Maximum Leverage Ratio.    Resources and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2004), a Leverage Ratio as of the last day of such Fiscal Quarter of not more than 3.5:1.0.

          (d)    Interest Coverage Ratio.    Resources and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2004), an Interest Coverage Ratio for the 12-month period then ended (or with respect to the

  Fiscal Quarters ending on or before March 31, 2005, the period commencing on the Closing Date, and ending on the last day of such Fiscal Quarter) of not less than 2.0:1.0.

        Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Resources, the Agents and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Resources and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Credit Party's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If the Agents, Resources and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If the Agents, Resources and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 9.1, a breach of a Financial Covenant contained in this Section 7.10 shall be deemed to have occurred as of any date of determination by the Agents or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to the Agents.

        7.11    Hazardous Materials.    No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral for industrial usage, except for such noncompliance that would not reasonably be expected to require an expenditure in excess of $1,000,000 in the aggregate in any Fiscal Year to comply with any final, non-appealable order, directive or other comparable determination issued by any Governmental Authority. This paragraph does not apply to Releases of any Hazardous Material which occur prior to the Closing Date as are identified on Schedule 4.17, except to the extent that any resulting Environmental Liabilities result from the acts or omissions of any Credit Party.

        7.12    Sale-Leasebacks.    No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets except for (i) the sale and leaseback of the Diesel Hydrotreater; provided, that (a) no Event of Default shall have occurred and be continuing at the time of or after giving effect to the proposed sale and leaseback, (b) the Diesel Hydrotreater is sold for its fair market value and (c) the proceeds from such sale are applied to prepay the Loans in accordance with Section 2.3(b)(ii) and (ii) sale-leasebacks, synthetic leases or similar transactions in an aggregate amount not to exceed $5,000,000 since the Closing Date; provided, that (a) no Event of Default shall have occurred and be continuing at the time of or after giving effect to the proposed sale and leaseback, (b) the subject assets are sold for fair market value and (c) the proceeds from such sale are applied to prepay the Loans in accordance with Section 2.3(b)(ii).

        7.13    Restricted Payments.    No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Credit Parties to the extent permitted by Section 7.3, (b) dividends and distributions by Subsidiaries of any Borrower paid to such Borrower, (c) employee loans permitted under Section 7.4(b), (d) payments of principal and interest of Intercompany Notes issued in accordance with Section 7.3; (e) payments of reimbursable out-of-pocket costs and expenses and management fees to the extent permitted under Section 7.4; (f) Restricted Payments made within 10 days after the delivery of annual financial statements to the Agents pursuant to Section 5.1(d), for a Fiscal Year (or, as long as no Event of Default has occurred and is continuing, in quarterly installments based upon such Credit Party's good faith estimate of the then cumulative income for such Credit Party) by each Credit Party which is a limited liability company and not subject to entity level income taxation for such Fiscal Year (i) to the direct equityholders of such Credit Party, (ii) in an aggregate amount not to exceed the amount of income tax that such Person would have been required to pay had such Person been subject to entity level taxation as a "C" corporation for such Fiscal Year (or in the case of income or gain from a Major Asset Disposal the amount of the tax distributions from Holdings to its holders provided for in Section 2.3(b)(ii)); and (iii) which are required to be made pursuant to the limited liability company agreement of such Person; and (g) the payment on the Closing Date to Pegasus and the other equity holders of Holdings in respect of clause (iii) of the definition of Related Transactions.

        7.14    Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year.    No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations or pipelines at which Collateral is held, stored or transported, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization or incorporate or organize in any additional jurisdictions, in each case without at least thirty (30) days prior written notice to the Agents and after the Agents' written acknowledgment that any reasonable action requested by the Agents in connection therewith, including to continue the perfection of any Lien in favor of Administrative Agent, on behalf of itself and Revolver Secured Parties or Lien in favor of Term Agent, on behalf of itself and Term Secured Parties, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Credit Party shall change its Fiscal Year.

        7.15    No Impairment of Intercompany Transfers; No Restrictions.    No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to (i) the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers or (ii) the ability of any Credit Party to incur any Obligations or grant any Liens to the Agents or any Lender or L/C Issuer in any Collateral, except for purposes of this clause (ii), restrictions arising under purchase money Indebtedness and Capital Lease Obligations permitted under Sections 7.3(a)(v), 7.3(a)(vi) and 7.3(a)(vii) hereof, provided such restrictions only apply to the granting of Liens on the assets purchased with such purchase money Indebtedness or on the assets subject to such Capital Lease.

        7.16    Changes Relating to Material Contracts.

          (a)   No Credit Party shall change or amend the terms of its articles or certificate of incorporation, bylaws, operating agreement or any other similar instrument or agreement if any such change or amendment would be adverse to the interests of the Agents, any Lender or the Collateral.

          (b)   No Credit Party shall, without the prior written consent of the Agents and Required Lenders, change or amend the terms of any of the following contracts or documents: the IRB Indenture, the Sale Order, the GE Lease, the TKI Agreement, the BOC Agreement, the Management Agreement, the Cross-Easement Agreement, Refinery Revenue Bonds Documents or any other agreement, document or instrument listed on Schedule 4.27 hereto.

        7.17    Holdings Companies.    No Holding Company shall engage in any trade or business, or own any assets (other than Stock of its Subsidiaries) or incur any Indebtedness, Guaranteed Indebtedness or other liabilities (except in each case in connection with the Related Transactions Documents and except as otherwise expressly permitted in this Agreement).

8.     TERM

        8.1    Termination.    The financing arrangements contemplated hereby shall be in effect until the later to occur of (x) the Revolving Loan Commitment Termination Date, and the Revolving Loans and all other Revolving Obligations shall be automatically due and payable in full on such date and (y) Term Maturity Date, and the Term Loans and all Term Obligations shall be automatically due and payable in full on such date.

        8.2    Survival of Obligations Upon Termination of Financing Arrangements.    Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of the Agents and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Revolving Loan Commitment Termination Date or Term Maturity Date, as applicable. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of the Agents and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 12, the payment obligations under Sections 2.13 and 2.14, and the indemnities contained in the Loan Documents shall survive the Termination Date.

9.     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

        9.1    Events of Default.    The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

          (a)   Any Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse the Agents or Lenders for any expense reimbursable hereunder or under any other Loan Document within five (5) days following either Agent's demand (which demand shall be made promptly following any Lender's request therefor) for such reimbursement or payment of expenses.

          (b)   Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 2.4, 2.12, 6.4(a) or 7.

          (c)   Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 5 and the same shall remain unremedied for three (3) Business Days or more.

          (d)   Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for twenty (20) days or more.

          (e)   A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $500,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

          (f)    Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (i) inadvertent, immaterial errors not exceeding $100,000 in the aggregate in any Borrowing Base Certificate, (ii) errors understating a Borrowing Base and (iii) errors occurring when Borrowing Availability continues to exceed $5,000,000 after giving effect to the correction of such errors), or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to the Agents or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

          (g)   Assets of any Credit Party with a fair market value of $500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

          (h)   A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party's assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

          (i)    Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party's assets, (iii) makes an assignment for the benefit of creditors,

  (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

          (j)    A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate at any time are outstanding against one or more of the Credit Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

          (k)   Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected Lien with the priority required by the Loan Documents (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

          (l)    Any Change of Control occurs.

          (m)  Fertilizers ceases to own 100% of the outstanding Bonds (as defined in the IRB Indenture) or Refinery ceases to own 100% of any outstanding bonds issued under the Refinery Revenue Bonds Documents.

          (n)   (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the IRC or under ERISA.

        9.2    Remedies.    (a)    If any Event of Default has occurred and is continuing, Administrative Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the Revolving Loan facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in Administrative Agent's sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing.

          (b)   Subject to the intercreditor provisions of Annex C hereto, upon the occurrence of an Event of Default specified in Sections 9.1(h) or (i), the Commitments shall be immediately terminated and all of the Obligations, including the aggregate Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person. In addition, subject to the intercreditor provisions of Annex C hereto, if any other Event of Default has occurred and is continuing, the Administrative Agent may (and at the written request of the Requisite Revolving Lenders shall), without notice: (i) terminate the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitment from time to time; (iii) declare all or any portion of the Revolving Obligations, including all or any portion of any Revolving Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Section 2.2, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iv) exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Code. Furthermore, subject to the intercreditor provisions of Annex C hereto, upon the occurrence of an Event of Default specified in Sections 9.1(h) or (i), the Commitments shall be immediately terminated and all of the Obligations, including the aggregate Term Loan, shall become immediately due and payable without declaration, notice or demand by any Person. In addition, subject to the intercreditor provisions of Annex C hereto, if any other Event of Default has occurred and is continuing, the Term Agent may (and at the written request of the Requisite Term Lenders shall), without notice, declare all or any portion of the Term Obligations, including all or any portion of any Term Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iv) exercise any rights and remedies provided to the Term Agent under the Loan Documents or at law or equity, including all remedies provided under the Code.

        9.3    Waivers by Credit Parties.    Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 13): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agents on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever the Agents may do in this regard, (b) all rights to notice and a hearing prior to Agents' taking possession or control of, or to Agents' replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agents to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

10.   ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENTS

        10.1    Assignment and Participations.

          (a)   Subject to the terms of this Section 10.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, to any Person (other than a Person which is itself directly engaged in the same business as, and a direct competitor of, the Coffeyville Refinery and Coffeyville Nitrogen Plant), at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) in the case of Revolving Loans and Revolving Loan Commitments only, require the consent of the Agents, and L/C Bank (which consent shall not be unreasonably withheld or delayed); (ii) require the execution and delivery of an assignment agreement (an "Assignment Agreement") to be (A) electronically executed and delivered to the Agent via an electronic settlement system then acceptable to the applicable Agent, which shall initially be the settlement system of ClearPar, LLC, or (B) manually executed and delivered Assignment Agreement substantially in the form attached hereto as Exhibit 10.1(a)-A or Exhibit 10.1(a)-B, as applicable and otherwise in form and substance reasonably satisfactory to, and acknowledged by, the applicable Agent; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $1,000,000 and the assigning Lender shall have retained Commitments, if any, in an amount at least equal to $1,000,000; (iv) include a payment to (A) Administrative Agent of an assignment fee of $3,500 and (B) to the Term Agent, in the case of manually executed Assignment Agreements only of an assignment fee of $3,500; and (v) in respect of Revolving Loans, so long as no Event of Default has occurred and is continuing, require the consent of Borrower Representative, which shall not be unreasonably withheld or delayed. Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the City of New York a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Revolving Lenders, and the

  Revolving Loan Commitment of, and principal amount of the Revolving Loans owing to, each Revolving Lender pursuant to the terms hereof from time to time (the "Revolving Register"). Term Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the City of New York a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Term Lenders, and the Term Loan Commitment of, and principal amount of the Term Loans owing to, each Term Lender pursuant to the terms hereof from time to time (the "Term Register"). The entries in the Registers shall be conclusive absent manifest error and the Borrowers, Administrative Agent, Term Agent, L/C Bank and the Lenders may treat each person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrowers, L/C Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee, and the written consent of Term Agent or Administrative Agent and L/C Bank, if required, Administrative Agent or Term Agent, as applicable, shall (i) accept such Assignment Agreement and (ii) record the information contained therein in the applicable register. No assignment shall be effective unless it has been recorded in the Registers as provided in this Section 10.1(a). In the case of an assignment by a Lender under this Section 10.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Administrative Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Administrative Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Administrative Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 10.1(a), any Lender may at any time pledge the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.

          (b)   Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation. Solely for purposes of Sections 2.11, 2.13, 2.14 and 9.8, each Borrower acknowledges and agrees that each participant shall be entitled to the benefits of Sections 2.11, 2.13, 2.14 and 10.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section 10.1; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower Representative's prior written consent and (ii) a participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower Representative is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrowers, to comply with Section 2.13 as though it were a Lender. Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

          (c)   Except as expressly provided in this Section 10.1, no Lender shall, as between Borrower and that Lender, or either Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

          (d)   Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 10.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by any Agent, conducting facility tours and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 4.4(c).

          (e)   Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided, that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.8.

          (f)    So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 2.14(a), increased costs under Section 2.14(b), or an inability to fund LIBOR Loans under Section 2.14(c).

          (g)   Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender"), may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing by the Granting Lender to Administrative Agent and Borrowers, the option to provide to Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrowers and the Agents and without paying any processing fee therefor assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and the Agents) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 10.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

        10.2    Appointment of Agents.    (a)    Congress Financial Corporation (Southwest) is hereby appointed to act on behalf of all Lenders as Administrative Agent under this Agreement and the other Loan Documents. Credit Suisse First Boston is hereby appointed to act on behalf of all Lenders as Term Agent under this Agreement and the other Loan Documents. The provisions of this Section 10.2 are solely for the benefit of Administrative Agent, Term Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, each of the Administrative Agent and the Term Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Each of the Administrative Agent and the Term Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of each of the Administrative Agent and the Term Agent shall be mechanical and administrative in nature and each of the Administrative Agent and the Term Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, each of the Administrative Agent and the Term Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by each of the Administrative Agent and the Term Agent or any of its Affiliates in any capacity. Neither the Administrative Agent and the Term Agent nor any of their respective Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

        If any of the Administrative Agent and the Term Agent shall request instructions from Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders, or all affected Lenders, as applicable, with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders or all affected Lenders, as the case may be, and such Agent shall not incur liability to any Person by reason of so refraining. Each of the Administrative Agent and the Term Agent shall be fully justified in failing or refusing to take or continuing to take any action hereunder or under any other Loan Document (a) if such action would, in the reasonable opinion of such Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the reasonable opinion of such Agent, expose such Agent to Environmental Liabilities or (c) if such Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action or shall have requested and not received sufficient cash deposits to satisfy expected liabilities and expenses related to such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against such Agent as a result of such Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders or all affected Lenders, as applicable. If at any time Administrative Agent is directed to undertake conflicting actions by the Requisite Term Lenders and Requisite Revolving Lenders (and each such group has the right hereunder to direct the requested action), Administrative Agent shall be entitled rely upon the advice of counsel in determining the proper course of action and shall be permitted to advocate the positions of both groups of Lenders in any judicial, administrative or alternative dispute resolution proceeding (each a "Proceeding"), in each case, without any liability or further duty to any of Lenders if Administrative Agent acts in accordance with either the determination made in such Proceeding or in the absence thereof the advice of counsel.

          (b)   Credit Suisse First Boston is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Syndication Agent to act as its agent in accordance with the terms hereof and the other Loan Documents. Credit Suisse First Boston is hereby appointed Arranger hereunder and under the other Loan Documents and each Lender hereby authorizes Arranger to act as its agent in accordance with the terms hereof and the other Loan Documents. Credit Suisse First Boston is hereby appointed Documentation Agent hereunder, and each Lender hereby authorizes Documentation Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents as applicable. The provisions of this Section 10.2(b) are solely for the benefit of agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each of the Arranger, Syndication Agent and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither Credit Suisse First Boston, in its capacity as Arranger, Credit Suisse First Boston in its capacity as Syndication Agent, nor Credit Suisse First Boston, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 10.2(b).

        10.3    Agent's Reliance, Etc.    Neither the Administrative Agent and the Term Agent nor any of their respective Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent and the Term Agent: (a) may treat the payee of any Note as the holder thereof until such Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Administrative Agent; (b) may consult with legal counsel, independent public accountants and other advisors and experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants, advisors or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

        10.4    Agents and their Affiliates.    With respect to its Commitments hereunder, Congress Financial Corporation (Southwest) shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Congress Financial Corporation (Southwest) in its individual capacity. Congress Financial Corporation (Southwest) and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if Congress Financial Corporation (Southwest) were not Administrative Agent and without any duty to account therefor to Lenders. Congress Financial Corporation (Southwest) and its Affiliates may accept fees and other consideration from any

Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. With respect to its Commitments hereunder, if any, Credit Suisse First Boston shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Term Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Credit Suisse First Boston in its individual capacity. Credit Suisse First Boston and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if Credit Suisse First Boston were not Administrative Agent and without any duty to account therefor to Lenders. Credit Suisse First Boston and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

        10.5    Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on the Financial Statements referred to in Section 4.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

        10.6    Indemnification.    Revolving Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by Credit Parties on demand and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys', accountants', experts' and advisors' fees and disbursements and all costs of investigation, testing or defense, including those incurred on any appeal) that may be instituted or asserted against or incurred by the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Administrative Agent or any Indemnified Party in connection therewith including, without limitation, all Indemnified Liabilities (all such indemnified items, collectively, the "Administrative Agent Indemnified Items"); provided, that no Revolving Lender shall be liable to the Administrative Agent for that portion, if any, of such Administrative Agent Indemnified Items which resulted from the Administrative Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Revolving Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel, accountant, expert and advisor fees and disbursements) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document (collectively, "Administrative Agent Expenses"), to the extent the Administrative Agent is not reimbursed for such Administrative Agent Expenses by the Credit Parties upon demand. Term Lenders further agree to indemnify the Term Agent (to the extent not reimbursed by Credit Parties on demand and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys', accountants', experts' and advisors' fees and disbursements and all costs of investigation, testing or defense, including those incurred on any appeal) that may be instituted or asserted against or incurred by the Term Agent in any way relating to or arising out of this

Agreement or any other Loan Document or any action taken or omitted to be taken by the Term Agent or any Indemnified Party in connection therewith including, without limitation, all Indemnified Liabilities (all such indemnified items, collectively, the "Term Agent Indemnified Items"); provided, that no Term Lender shall be liable to the Term Agent for that portion, if any, of such Term Agent Indemnified Items which resulted from the Term Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Term Lender agrees to reimburse the Term Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel, accountant, expert and advisor fees and disbursements) incurred by the Term Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document (collectively, "Term Agent Expenses"), to the extent Term Agent is not reimbursed for such Term Agent Expenses by the Credit Parties upon demand.

        10.7    Successor Administrative Agent.

          (a)   Administrative Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Revolving Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Revolving Lenders and shall have accepted such appointment within thirty (30) days after the resigning Administrative Agent's giving notice of resignation, then the resigning Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a Revolving Lender, if a Revolving Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Administrative Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Requisite Revolving Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Requisite Revolving Lenders appoint a successor Administrative Agent as provided above. Any successor Administrative Agent appointed by Requisite Revolving Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent's resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent's resignation hereunder, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Administrative Agent under this Agreement and the other Loan Documents.

          (b)   Term Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Term Lenders and Borrower Representative. Upon any such resignation, the Requisite Term Lenders shall have the right to appoint a successor Term Agent. If no successor Term Agent shall have been so appointed by the Requisite Term Lenders and shall have accepted such appointment within thirty (30) days after the resigning Term Agent's giving notice of resignation, then the resigning Term Agent may, on behalf of Lenders, appoint a successor Term Agent, which shall be a Term Lender, if a Term Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Term Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Term Agent, such resignation shall become effective and the Requisite Term Lenders shall thereafter perform all the duties of Term Agent hereunder until such time, if any, as the Requisite Term Lenders appoint a successor Term Agent as provided above. Any successor Term Agent appointed by Requisite Term Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Term Agent hereunder by a successor Term Agent, such successor Term Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Term Agent. Upon the earlier of the acceptance of any appointment as Term Agent hereunder by a successor Term Agent or the effective date of the resigning Term Agent's resignation, the resigning Term Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Term Agent shall continue. After any resigning Term Agent's resignation hereunder, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Term Agent under this Agreement and the other Loan Documents.

        10.8    Setoff and Sharing of Payments.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 10.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than the Agents, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or any Guarantor (regardless of whether such balances are then due to such Borrower or any Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 2.11, 2.13 or 2.14). Each Credit Party that is a Borrower or each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

        10.9    Agent Advances; Settlement Procedures; Lender Advances; Non-Funding Lenders; Information; Actions in Concert.

          (a)    Agent Advances.    In order to administer the credit facility contemplated by this Agreement in an efficient manner and to minimize the transfer of funds between Administrative Agent and Revolving Lenders, Administrative Agent may, at its option, subject to the terms of this Section, make available, on behalf of Revolving Lenders, the full amount of the Revolving Loans requested or charged to any Borrower's loan account(s) or otherwise to be advanced by Revolving Lenders pursuant to the terms hereof, without requirement of prior notice to Revolving Lenders of the proposed Revolving Loans. Notwithstanding the foregoing, Administrative Agent does not intend to make any Term Loan proceeds available to Borrowers. Instead, each Term Lender shall be solely responsible for funding such Term Lender's Pro Rata Share of the Term Loans to the Borrowers on the Closing Date.

          (b)    Settlement Procedures.    All payments and other amounts owing in respect of the Revolving Obligations shall be paid in immediately available funds as and when due to the Administrative Agent on behalf of the Revolver Secured Parties and shall be distributed by the Administrative Agent to the Revolver Secured Parties in accordance with the terms of this Agreement. All payments and other amounts owing in respect of the Term Obligations shall be paid in immediately available funds as and when due to the Term Agent on behalf of the Term Secured Parties and shall be distributed by the Term Agent to the Term Secured Parties in accordance with the terms of this Agreement. With respect to all Revolving Loans made by Administrative Agent on behalf of Revolving Lenders as provided in this Section, the amount of each Revolving Lender's Pro Rata Share of the outstanding Revolving Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 5:00 p.m. (New York City time) on the Business Day immediately preceding the date of each settlement computation; provided, that, Administrative Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Administrative Agent shall deliver to each of the applicable Revolving Lenders after the end of each week, or at such lesser period or periods as Administrative Agent shall determine, a summary statement of the amount of outstanding Revolving Loans for such period (such week or lesser period or periods being hereinafter referred to as a "Settlement Period"). If the summary statement is sent by Administrative Agent and received by a Revolving Lender prior to 11:00 a.m. (New York City time), then such Revolving Lender shall make the settlement transfer described in this Section by no later than 2:00 p.m. (New York City time) on the same Business Day and if received by a Revolving Lender after 11:00 a.m. (New York City time), then such Revolving Lender shall make the settlement transfer by not later than 2:00 p.m. (New York City time) on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Revolving Lender's Pro Rata Share of the outstanding Revolving Loans is more than such Revolving Lender's Pro Rata Share of the outstanding Revolving Loans as of the end of the previous Settlement Period, then such Revolving Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Administrative Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Revolving Lender's Pro Rata Share of the outstanding Revolving Loans in any Settlement Period is less than the amount of such Revolving Lender's Pro Rata Share of the outstanding Revolving Loans for the previous Settlement Period, Administrative Agent shall forthwith transfer to such Revolving Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Revolving Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Administrative Agent. Administrative Agent and each applicable Revolving Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Revolving Loans and Letter of Credit Obligations. Each Revolving Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans to the extent such Revolving Loans have been funded by such Revolving Lender. Because the Administrative Agent on behalf of Revolving Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when Revolving Lenders will actually advance and/or be repaid such Revolving Loans, interest with respect to Revolving Loans shall be allocated by Administrative Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Revolving Lender and the Administrative Agent and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by Borrowers or actually settled with the applicable Revolving Lender as described in this Section. In addition, on the second Business Day of each month in respect of the immediately preceding month, to the extent received, the Administrative Agent shall transfer to each Revolving Lender by wire transfer of immediately available funds such Revolving Lender's Pro Rata Share of all interest and fees owing to such Revolving Lender under this Agreement.

          (c)    Revolving Lender Advances.    To the extent that Administrative Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Revolving Loans by a Borrower, Administrative Agent may apply such amounts repaid directly to any amounts made available by Administrative Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Administrative Agent may, at its option, at any time require each Revolving Lender to provide Administrative Agent with immediately available funds representing its Pro Rata Share of each Revolving Loan, prior to Administrative Agent's disbursement of such Revolving Loan to a Borrower. In such event, all Revolving Loans under this Agreement shall be made by the Revolving Lenders simultaneously and proportionately to their Pro Rata Shares. No Revolving Lender shall be responsible for any default by any other Revolving Lender in the other Revolving Lender's obligation to make a Revolving Loan requested hereunder nor shall the Commitments of any Revolving Lender be increased or decreased as a result of the default by any other Revolving Lender in the other Revolving Lender's obligation to make a Revolving Loan hereunder.

          (d)    Non-Funding Lenders.    If Administrative Agent is not funding a particular Revolving Loan to a Borrower (or Borrower Representative for the benefit of such Borrower) pursuant to this Section on any day, Administrative Agent may assume that each Revolving Lender will make available to Administrative Agent such Revolving Lender's Pro Rata Share of the Revolving Loan requested or otherwise made on such day and Administrative Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Administrative Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Administrative Agent by such Revolving Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Administrative Agent's option based on the arithmetic mean determined by Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Administrative Agent) and if such amounts are not paid within three (3) days of Administrative Agent's demand, at the rate then applicable Revolving Credit Advances bearing interest at the Index Rate. During the period in which such Revolving Lender has not paid such corresponding amount to Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the amount so advanced by Administrative Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Revolving Loan made by Administrative Agent for its own account. Upon any such failure by a Revolving Lender to pay Administrative Agent, Administrative Agent shall promptly thereafter notify Borrower Representative of such failure and Borrowers shall pay such corresponding amount to Administrative Agent for its own account within five (5) Business Days of Borrower Representative's receipt of such notice. A Revolving Lender who fails to pay Administrative Agent its Pro Rata Share of any Revolving Loans made available by the Administrative Agent on such Revolving Lender's behalf, or any Revolving Lender who fails to pay any other amount owing by it to Administrative Agent, is a "Non-Funding Revolving Lender". Administrative Agent shall not be obligated to transfer to a Non-Funding Revolving Lender any payments received by Administrative Agent for the Non-Funding Revolving Lender's benefit, nor shall a Non-Funding Revolving Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Non-Funding Revolving Lender shall instead be paid to or retained by Administrative Agent. Administrative Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Non-Funding Revolving Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Loan Documents and determining Pro Rata Shares, such Non-Funding Revolving Lender shall be deemed not to be a "Lender" or a "Revolving Lender", as applicable, or be included in the calculation of "Requisite Lenders" or "Requisite Revolving Lenders" and such Revolving Lender's Commitments shall be deemed to be zero (0). At Borrower Representative's request, Administrative Agent or a Person reasonably acceptable to Administrative Agent shall have the right with Administrative Agent's consent and in Administrative Agent's sole discretion (but shall have no obligation) to purchase from any Non-Funding Revolving Lender, and each Non-Funding Revolving Lender agrees that it shall, at Administrative Agent's request, sell and assign to Administrative Agent or such Person, all of the Commitments of that Non-Funding Revolving Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Revolving Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

        Similarly, any Term Lender who fails to pay any amount owing by it to Term Agent, shall be deemed to be a "Non-Funding Term Lender" (any Non-Funding Term Lender or Non-Funding Revolving Lender, is hereinafter referred to as a "Non-Funding Lender"). During the period in which such Non-Funding Term Lender has not paid such corresponding amount to the Term Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, Term Agent shall be entitled to recover such corresponding amount on demand from such Non-Funding Term Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Term Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Term Agent's option based on the arithmetic mean determined by Term Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Term Agent) and if such amounts are not paid within three (3) days of Term Agent's demand, at the rate then applicable to the Term Loans bearing interest at the Index Rate. Term Agent shall not be obligated to transfer to a Non-Funding Term Lender any payments received by Term Agent for the Non-Funding Term Lender's benefit, nor shall a Non-Funding Term Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Non-Funding Term Lender shall instead be paid to or retained by Term Agent until all such unpaid amounts owing by such Non-Funding Term Lender shall have been paid in full to Term Agent. For purposes of voting or consenting to matters with respect to this Agreement and the other Loan Documents and determining

Pro Rata Shares, such Non-Funding Term Lender shall be deemed not to be a "Lender" or a "Term Lender", as applicable, or be included in the calculation of "Requisite Lenders" or "Requisite Term Lenders" and such Term Lender's Commitments shall be deemed to be zero (0). At the option of Term Agent, Term Agent or a Person designated in writing by Term Agent shall have the right with Term Agent's consent and in Term Agent's sole discretion (but shall have no obligation) to purchase from any Non-Funding Term Lender, and each Non-Funding Term Lender agrees that it shall, at Term Agent's request, sell and assign to Term Agent or such Person, all of the Commitments of that Non-Funding Term Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Term Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. This Section shall remain effective with respect to a Non-Funding Term Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any other Lender, or relieve or excuse the performance by any Borrower or Credit Party of their duties and obligations hereunder.

        This Section shall remain effective with respect to a Non-Funding Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any other Lender, or relieve or excuse the performance by any Borrower or Credit Party of their duties and obligations hereunder.

          (e)    Several Obligation.    Nothing in this Section or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitments. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Loan Documents and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.

          (f)    Dissemination of Information.    The Agents shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by the Agents from, or delivered by the Agents to, any Credit Party, with notice of any Event of Default of which the Agents has actually become aware and with notice of any action taken by the Agents following any Event of Default; provided, that the Agents shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to such Agent's gross negligence or willful misconduct. Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Lenders in accordance with Section 5 hereto and agree that the Agents shall have no duty to provide the same to Lenders.

          (g)    Actions in Concert.    Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of the Agents and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of the Agents or Requisite Lenders.

11.   SUCCESSORS AND ASSIGNS

        11.1    Successors and Assigns.    This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, the Agents, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit

Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Agents and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of the Agents and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, the Agents and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

12.   MISCELLANEOUS

        12.1    Complete Agreement; Modification of Agreement.    The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 12.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and the Agents or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

        12.2    Amendments and Waivers.

          (a)   Except for actions expressly permitted to be taken by the Agents, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agents and Borrowers (except as set forth in Section 12.2(b)), and by Requisite Lenders or all affected Lenders, in accordance with the provisions set forth herein. Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

          (b)   No amendment, modification, termination or waiver shall, unless in writing and signed by the Agents and each Lender directly affected thereby: (i) increase the principal amount of any Lender's Commitment (which action shall be deemed to directly affect all Lenders; (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any of the Guaranties (except the release of a Credit Party whose stock is disposed of in a Major Asset Disposal otherwise expressly permitted herein) or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; (vii) waive or modify any of the provisions set forth in Section 2.3 or Section 2.9; and (viii) amend or waive this Section 12.2 or the definition of the terms "Requisite Lenders", insofar as such definition affects the substance of this Section 12.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of the Agents or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by the Agents or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. In addition, any waiver or consent with respect to the Borrowers' compliance with the terms of Sections 5.2 (except in respect of Section 5.2(a)(i) hereof as it relates solely to the rights of Requisite Revolving Lenders or Requisite Term Lenders to request more frequent Borrowing Base Certificates and supporting detail), 5.5 and 5.6 may be granted upon the written agreement of the Agents without the need for the approval of the Requisite Lenders. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Agents to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

          (c)   Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against the Agents and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, the Agents shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

        12.3    Fees and Expenses.    The Borrowers shall reimburse the Agents for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and the Borrowers shall reimburse the Agents (and, with respect to clauses (c) and (d) below, all Lenders and the Syndication Agent and Documentation Agent):

          (a)   any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

          (b)   any litigation, contest, dispute, suit, proceeding or action (whether instituted by any Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to any Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person's gross negligence or willful misconduct;

          (c)   any attempt to enforce any remedies of any Agent against any or all of the Credit Parties or any other Person that may be obligated to any Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

          (d)   any workout or restructuring of the Loans during the pendency of one or more Events of Default; and

          (e)   efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral including, without limitation, expenses and out-of-pocket costs incurred by any Agent and its representatives under Section 2.12 and charges for internal and/or external auditors at the Administrative Agent's standard rates in effect from time to time;

including, as to each of clauses (a) through (e) above, all reasonable attorneys' and other professional and service providers' fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 12.3, all of which shall be payable, on demand, by Borrowers to Administrative Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

        12.4    No Waiver.    Any Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of such Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 12.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by any Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of such Agent and the applicable required Lenders, and directed to Borrower specifying such suspension or waiver.

        12.5    Remedies.    The Agents' and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that any Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

        12.6    Severability.    Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

        12.7    Conflict of Terms.    Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

        12.8    Confidentiality.    Each Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts such Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential until the date that is one year after the Termination Date, except that any Agent and any Lender may disclose such information (a) to Affiliates of the Agents and the Lenders and to each of their respective directors, officers, employees, agents and advisors; (b) to any bona fide assignee or participant or potential assignee or participant (other than a Person which is itself directly engaged in the same business as, and a direct competitor of, the Coffeyville Refinery and Coffeyville Nitrogen Plant) that has agreed to comply with the covenant contained in this Section 12.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by such Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of such Agent's or such Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which such Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of any Agent or any Lender.

        12.9    GOVERNING LAW.    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, THE AGENTS AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT THE AGENTS, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE AGENTS FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENTS. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SECTION 12.10 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

        12.10    Notices.    Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agents) designated below to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

  If to any Credit Party:

  to:            c/o Coffeyville Resources Refining & Marketing, LLC
                   10 East Cambridge Circle Drive, Suite 250
                   Kansas City, Kansas 66103
                   Attn: James T. Rens
                   Fax: 816-802-1479

  If to Administrative Agent:

  to:            Congress Financial Corporation (Southwest)
                   Heritage Square II
                   501 LBJ Freeway, Suite 1050
                   Dallas, TX 75244
                   Attn: Coffeyville Account Manager
                   Fax: 214-748-9118

  With a copy to:

                   Latham & Watkins LLP
                   233 S. Wacker Drive, Suite 5800
                   Chicago, IL 60606
                   Attn: Philip J. Perzek
                   Fax: 312-993-9767

  If to the Arranger or the Term Agent:

  to:            Credit Suisse First Boston
                   Eleven Madison Avenue
                   New York, New York 10010
                   Attn: Agency Group
                   Fax: 212-325-8304

  With a copy to:

                   Latham & Watkins LLP
                   885 Third Avenue, Suite 1000
                   New York, New York 10022
                   Attn: Marcus J. Dougherty
                   Fax: 212-751-4864

        12.11    Section Titles.    The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

        12.12    Counterparts.    This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

        12.13    WAIVER OF JURY TRIAL.    BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE AGENTS, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

        12.14    Press Releases and Related Matters.    Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of either Agent, or each of their respective affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to such Agent, and without the prior written consent of such Agent, unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with such Agent, before issuing such press release or other public disclosure. The Agents reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. Each Agent and Lender executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of any Credit Party, or each of its respective affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to such Credit Party, and without the prior written consent of such Credit Party, unless (and only to the extent that) such Agent, Lender or Affiliate is required to do so under law and then, in any event, such Agent, Lender or Affiliate will consult with such Credit Party, before issuing such press release or other public disclosure.

        12.15    Reinstatement.    This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

        12.16    Advice of Counsel.    Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 12.9 and 12.13, with its counsel.

        12.17    No Strict Construction.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        12.18    USA PATRIOT ACT.    Each Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender to identify Borrowers in accordance with the Act.

13.   CROSS-GUARANTEES

  13A. REVOLVER CROSS-GUARANTY

        13A.1    Cross-Guaranty.    Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Administrative Agent and Revolving Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Revolving Obligations owed or hereafter owing to Administrative Agents and Revolving Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 13A shall not be discharged until payment and performance, in full, of the Revolving Obligations has occurred, and that its obligations under this Section 13A shall be absolute and unconditional, irrespective of, and unaffected by,

          (a)   the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

          (b)   the absence of any action to enforce this Agreement (including this Section 13A) or any other Loan Document or the waiver or consent by Administrative Agent and Revolving Lenders with respect to any of the provisions thereof;

          (c)   the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agents and Revolving Lenders in respect thereof (including the release of any such security);

          (d)   the insolvency of any Credit Party; or

          (e)   any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Revolving Obligations guaranteed hereunder.

        13A.2    Waivers by Borrowers.    Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Administrative Agent or Revolving Lenders to marshal assets or to proceed in respect of the Revolving Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Revolving Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Administrative Agent and Revolving Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13A and such waivers, Administrative Agent and Revolving Lenders would decline to enter into this Agreement.

        13A.3    Benefit of Guaranty.    Each Borrower agrees that the provisions of this Section 13A are for the benefit of Administrative Agent and Revolving Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Administrative Agent or Revolving Lenders, the obligations of such other Borrower under the Loan Documents.

        13A.4    Waiver of Subrogation, Etc.    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13A.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Administrative Agent and Revolving Lenders and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 13A, and that Administrative Agent, Revolving Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13A.4.

        13A.5    Election of Remedies.    If Administrative Agent or any Revolving Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Administrative Agent or such Revolving Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Revolving Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13A. If, in the exercise of any of its rights and remedies, Administrative Agent or any Revolving Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by Administrative Agent or such Revolving Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Revolving Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Administrative Agent or such Revolving Lender. Any election of remedies that results in the denial or impairment of the right of Administrative Agent or any Revolving Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Revolving Obligations. In the event Administrative Agent or any Revolving Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Administrative Agent or such Revolving Lender may bid all or less than the amount of the Revolving Obligations and the amount of such bid need not be paid by Administrative Agent or such Revolving Lender but shall be credited against the Revolving Obligations. The amount of the successful bid at any such sale, whether Administrative Agent, any Revolving Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Revolving Obligations shall be conclusively deemed to be the amount of the Revolving Obligations guaranteed under this Section 13A, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Revolving Lender might otherwise be entitled but for such bidding at any such sale.

        13A.6    Limitation.    Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Section 13A (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

          (a)   the net amount of all Revolving Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

          (b)   the amount that could be claimed by Administrative Agent and Revolving Lenders from such Borrower under this Section 13A without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 13A.7.

        13A.7    Contribution with Respect to Guaranty Obligations.

          (a)   To the extent that any Borrower shall make a payment under this Section 13A of all or any of the Revolving Obligations (other than Revolving Loans made to that Borrower for which it is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Revolving Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "Revolver Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Revolver Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Revolving Obligations and termination of the Revolving Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Revolver Allocable Amounts in effect immediately prior to such Guarantor Payment.

          (b)   As of any date of determination, the "Revolver Allocable Amount" of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 13A without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

          (c)   This Section 13A.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 13A.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 13A.1. Nothing contained in this Section 13A.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

          (d)   The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

          (e)   The rights of the indemnifying Borrowers against other Credit Parties under this Section 13A.7 shall be exercisable upon the full and indefeasible payment of the Revolving Obligations and the termination of the Revolving Commitments.

        13A.8    Liability Cumulative.    The liability of Borrowers under this Section 13A is in addition to and shall be cumulative with all liabilities of each Borrower to the Administrative Agents and Revolving

Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Revolving Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

  13B. TERM CROSS-GUARANTY

        13B.1    Cross-Guaranty.    Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Term Agent and Term Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Term Obligations owed or hereafter owing to Term Agents and Term Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 13B shall not be discharged until payment and performance, in full, of the Term Obligations has occurred, and that its obligations under this Section 13B shall be absolute and unconditional, irrespective of, and unaffected by,

          (a)   the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

          (b)   the absence of any action to enforce this Agreement (including this Section 13B) or any other Loan Document or the waiver or consent by Term Agent and Term Lenders with respect to any of the provisions thereof;

          (c)   the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Term Agents and Term Lenders in respect thereof (including the release of any such security);

          (d)   the insolvency of any Credit Party; or

          (e)   any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Term Obligations guaranteed hereunder.

        13B.2    Waivers by Borrowers.    Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Term Agent or Term Lenders to marshal assets or to proceed in respect of the Term Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Term Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Term Agent and Term Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13B and such waivers, Term Agent and Term Lenders would decline to enter into this Agreement.

        13B.3    Benefit of Guaranty.    Each Borrower agrees that the provisions of this Section 13B are for the benefit of Term Agent and Term Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Term Agent or Term Lenders, the obligations of such other Borrower under the Loan Documents.

        13B.4    Waiver of Subrogation, Etc.    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13B.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Term Agent and Term Lenders and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 13B, and that Term Agent, Term Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13B.4.

        13B.5    Election of Remedies.    If Term Agent or any Term Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Term Agent or such Term Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Term Agent or any Term Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13B. If, in the exercise of any of its rights and remedies, Term Agent or any Term Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by Term Agent or such Term Lender and waives any claim based upon such action, even if such action by Term Agent or such Term Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Term Agent or such Term Lender. Any election of remedies that results in the denial or impairment of the right of Term Agent or any Term Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Term Obligations. In the event Term Agent or any Term Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Term Agent or such Term Lender may bid all or less than the amount of the Term Obligations and the amount of such bid need not be paid by Term Agent or such Term Lender but shall be credited against the Term Obligations. The amount of the successful bid at any such sale, whether Term Agent, any Term Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Term Obligations shall be conclusively deemed to be the amount of the Term Obligations guaranteed under this Section 13B, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Term Agent or any Term Lender might otherwise be entitled but for such bidding at any such sale.

        13B.6    Limitation.    Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Section 13B (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

          (a)   the net amount of all Term Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

          (b)   the amount that, after giving effect to such amount and the liabilities of such Borrower owing with respect to Revolving Obligations owing to the Revolver Secured Parties under this Agreement to the extent the fair saleable value of the Revolver Primary Collateral owned by such Borrower as of the date of the commencement of any bankruptcy or insolvency proceeding in respect of such Borrower could be claimed by Term Agent and Term Lenders from such Borrower under this Section 13B without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 13B.7.

        13B.7    Contribution with Respect to Guaranty Obligations.

          (a)   To the extent that any Borrower shall make a payment under this Section 13B of all or any of the Term Obligations (other than Term Loans made to that Borrower for which it is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Term Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "Revolver Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Revolver Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Term Obligations and termination of the Term Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Revolver Allocable Amounts in effect immediately prior to such Guarantor Payment.

          (b)   As of any date of determination, the "Revolver Allocable Amount" of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 13B without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

          (c)   This Section 13B.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 13B.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 13B.1. Nothing contained in this Section 13B.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

          (d)   The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

          (e)   The rights of the indemnifying Borrowers against other Credit Parties under this Section 13B.7 shall be exercisable upon the full and indefeasible payment of the Term Obligations and the termination of the Term Commitments.

        13B.8    Liability Cumulative.    The liability of Borrowers under this Section 13B is in addition to and shall be cumulative with all liabilities of each Borrower to the Term Agents and Term Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Term Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

14.   JOINDER

        In the event any Person which is a Credit Party (but not a Borrower) desires to become a party hereto (the "New Party"), such New Party shall execute a joinder agreement in form and substance satisfactory to the Agents and upon the execution thereof, the New Party shall be bound by all the terms and conditions hereof to the same extent as though such New Party had originally executed this Agreement as a Credit Party (but not a Borrower). The addition of the New Party shall not in any manner affect the obligations of the other parties hereto, and all the parties hereto hereby consent to the addition of the New Party as a Credit Party hereunder pursuant to such joinder agreement.

15.   INTERCREDITOR RELATIONSHIPS

        In the event of any conflict between the terms hereof, the intercreditor provisions of Annex C hereto, the Pledge Agreement, Security Agreement or any other Loan Document, the terms of the intercreditor provisions of Annex C shall govern and control. The terms of the intercreditor provisions of Annex C are hereby incorporated by reference.

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:
COFFEYVILLE RESOURCES, LLC
COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC
COFFEYVILLE RESOURCES REFINING & MARKETING, LLC
COFFEYVILLE RESOURCES TERMINAL, LLC
COFFEYVILLE RESOURCES CRUDE TRANSPORTATION, LLC
By:	/s/ PHILIP L. RINALDI Name: Philip L. Rinaldi Title: Chief Executive Officer

        The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

CREDIT PARTIES:

COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC
COFFEYVILLE RESOURCES REFINING & MARKETING, LLC
COFFEYVILLE RESOURCES TERMINAL, LLC
COFFEYVILLE RESOURCES CRUDE TRANSPORTATION, LLC
COFFEYVILLE PIPELINE, INC.
COFFEYVILLE REFINANCING & MARKETING, INC.
COFFEYVILLE NITROGEN FERTILIZERS, INC.
COFFEYVILLE CRUDE TRANSPORTATION, INC.
COFFEYVILLE TERMINAL, INC.
COFFEYVILLE GROUP HOLDINGS, LLC
COFFEYVILLE RESOURCES PIPELINE, LLC
COFFEYVILLE RESOURCES MANAGEMENT, INC.
By:	/s/ PHILIP L. RINALDI
Name:	Philip L. Rinaldi
Title:	Chief Executive Officer

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Sole Bookrunner, Sole Lead Arranger, Syndication Agent, Documentation Agent, Term Agent and a Lender
By:	/s/ JAMES P. MORAN Name: James P. Moran Title: Director

By:	/s/ CASSANDRA DROOGAN Name: Cassandra Droogan Title: Associate

CONGRESS FINANCIAL CORPORATION (SOUTHWEST), as Administrative Agent and a Lender
By:	/s/ ROBERT A. KINNE Robert A. Kinne, First V.P. Duly Authorized Signatory

ANNEX A (Section 3.1(a))
to
CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 3.1 of the Agreement, pursuant to Section 3.1(a), the following items must be received by the Agents in form and substance satisfactory to the Agents on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Section 1 to the Agreement):

(attached hereto)

ANNEX B (from Section 1—Commitment Definition)
to
CREDIT AGREEMENT

Lender(s)
Revolving Loan Commitment:
Total: $75,000,000	Congress Financial Corporation (Southwest)
Term Loan Commitment:
Total: $150,000,000	Credit Suisse First Boston

ANNEX C
to
CREDIT AGREEMENT

ANNEX C
INTERCREDITOR PROVISIONS
to
CREDIT AGREEMENT

SECTION 1. DEFINITIONS.

        1.1    Defined Terms.    Capitalized terms used herein but not defined herein shall have the meaning assigned thereto in the Credit Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the "Agreement") to which this Intercreditor Annex is attached. As used in this Intercreditor Annex, the following terms shall have the following meanings:

        "Bankruptcy Law" means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

        "Borrowers" shall mean the "Borrowers" as defined in the Agreement, together with their respective successors.

        "DIP Financing" has the meaning set forth in Section 6.1.

        "Discharge of Term Obligations" means (a) payment in full in cash of the principal of and interest (including interest accruing on the Term Loans on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Term Loans outstanding under the Agreement, and (b) payment in full of all other Term Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal.

        "Discharge of Revolving Obligations" means (a) payment in full in cash of the principal of and interest (including interest accruing on the Revolving Loans on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Revolving Loans outstanding under the Agreement and all obligations owing in respect of any DIP Financing, if any, (b) payment in full of all other Revolving Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and all obligations owing in respect of any DIP Financing, if any, and (c) termination or cash collateralization (in accordance with Section 2.2 of the Agreement) of all letters of credit issued under the Agreement and in connection with any DIP Financing, if any, and (d) termination of the Revolving Loan Commitments.

        "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien has priority over any other Lien on such Collateral (other than Permitted Encumbrances and Liens permitted pursuant to Section 7.7 of the Agreement).

        "Grantors" means the Borrowers, Holdings and each of the Guarantors that have executed and delivered, or may from time to time hereafter execute and deliver, a Collateral Document.

        "Insolvency or Liquidation Proceeding" means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

        "Intercreditor Annex" means this Annex C, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms of the Agreement.

        "Pledged Collateral" has the meaning set forth in Section 5.4 hereof.

        "Recovery" has the meaning set forth in Section 6.5 hereof.

        "Refinance" means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Revolver Primary Collateral Standstill Period" has the meaning set forth in Section 3.1(A) hereof.

        "Term Primary Collateral Standstill Period" has the meaning set forth in Section 3.1(B) hereof.

        "Second Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is second in priority only to the First Priority on such Collateral created under the Loan Documents (other than Permitted Encumbrances and Liens permitted pursuant to Section 7.7 of the Agreement).

SECTION 2. LIEN PRIORITIES.

        2.1    Relative Priorities.

          (a)   Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens or the order or time of filing or recordation of any document or instrument for perfecting the Liens in each case securing the Term Obligations granted on the Revolver Primary Collateral or of any Liens securing the Revolving Obligations granted on the Revolver Primary Collateral and notwithstanding any provision of the Code, or any applicable law or the Loan Documents or any other circumstance whatsoever, the Term Agent, on behalf of itself and the Term Secured Parties, hereby agrees that: (i) any Lien on the Revolver Primary Collateral securing any Revolving Obligations now or hereafter held by or on behalf of the Administrative Agent or any Revolver Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Revolver Primary Collateral securing any of the Term Obligations; and (ii) any Lien on the Revolver Primary Collateral now or hereafter held by or on behalf of the Term Agent, any Term Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Revolver Primary Collateral securing any Revolving Obligations. All Liens on the Revolver Primary Collateral securing any Revolving Obligations shall be and remain senior in all respects and prior to all Liens on the Revolver Primary Collateral securing any Term Obligations for all purposes, whether or not such Liens securing any Revolving Obligations are subordinated to any Lien securing any other obligation of the Borrowers, any other Grantor or any other Person.

          (b)   Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens or the order or time of filing or recordation of any document or instrument for perfecting the Liens in each case securing the Revolving Loan Obligations granted on the Term Primary Collateral or of any Liens securing the Term Obligations granted on the Term Primary Collateral and notwithstanding any provision of the Code, or any applicable law or the Loan Documents or any other circumstance whatsoever, the Administrative Agent, on behalf of itself and the Revolver Secured Parties, hereby agrees that: (i) any Lien on the Term Primary Collateral securing any Term Obligations now or hereafter held by or on behalf of the Term Agent or any Term Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Term Primary Collateral securing any of the Revolving Loan Obligations; and (ii) any Lien on the Term Primary Collateral now or hereafter held by or on behalf of the Administrative Agent, any Revolver Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Term Primary Collateral securing any Term Obligations. All Liens on the Term Primary Collateral securing any Term Obligations shall be and remain senior in all respects and prior to all Liens on the Term Primary Collateral securing any Revolving Loan Obligations for all purposes, whether or not such Liens securing any Term Obligations are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person.

          (c)   Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens or the order or time of filing or recordation of any document or instrument for perfecting the Liens in each case securing the Revolving Loan Obligations granted on the Shared Collateral or of any Liens securing the Term Obligations granted on the Shared Collateral and notwithstanding any provision of the Code, or any applicable law or the Loan Documents or any other circumstance whatsoever, the Administrative Agent, on behalf of itself and the Revolver Secured Parties, and the Term Agent, on behalf of itself and the Term Secured Parties, hereby agrees that: (i) any Lien on the Shared Collateral securing any Term Obligations now or hereafter held by or on behalf of the Term Agent or any Term Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be pari passu with any Lien on the Shared Collateral securing any of the Revolving Loan Obligations now or hereafter held by or on behalf of the Administrative Agent, any Revolver Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise.

        2.2    Prohibition on Contesting Liens.    Each of the Term Agent, for itself and on behalf of each Term Secured Party, and the Administrative Agent, for itself and on behalf of each Revolver Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of a Lien held by or on behalf of any of the Revolver Secured Parties in the Collateral or by or on behalf of any of the Term Secured Parties in the Collateral, as the case may be; provided that nothing in this Intercreditor Annex shall be construed to prevent or impair (a) the rights of the Administrative Agent or any Revolver Secured Party to enforce this Intercreditor Annex in respect of the Revolver Primary Collateral, including the priority of its First Priority Lien on the Revolver Primary Collateral securing the Revolving Obligations as provided in Sections 2.1(a) and 3.1 or (b) the rights of the Term Agent or any Term Secured Party to enforce this Intercreditor Annex in respect of the Term Primary Collateral, including the priority of its First Priority Lien on the Term Primary Collateral securing the Term Obligations as provided in Sections 2.1(b) and 3.1 or (c) the rights of the Term Agent or any Term Secured Party or the Administrative Agent or any Revolver Secured Party to enforce this Intercreditor Annex in respect of the Shared Collateral, including the priority of its pari passu Lien on the Shared Collateral securing the Term Obligations and Revolving Obligations respectively as provided in Sections 2.1(c) and 3.1.

        2.3    No New Liens.    So long as the Discharge of Revolving Obligations has not occurred, the Borrowers shall not, and shall not permit any Guarantor to, (i) grant or permit any additional Liens on any asset or property to secure any Term Obligation unless it has granted a Lien on such asset or property to secure the Revolving Obligations, and (ii) grant or permit any additional Liens on any asset or property to secure any Revolving Obligations unless it has granted a Lien on such asset or property to secure the Term Obligations in each case with the respective priorities vis a vis Revolver Primary

Collateral, Term Primary Collateral and Shared Collateral as set forth in Section 2.1 of this Intercreditor Annex. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Agents and the Secured Parties, each of the Administrative Agent, on behalf of the Revolver Secured Parties and the Term Agent, on behalf of Term Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2. So long as the Discharge of Term Obligations has not occurred, the Borrowers shall not, and shall not permit any Guarantor to, (i) grant or permit any additional Liens on any asset or property to secure any Revolving Obligation unless it has granted a Lien on such asset or property to secure the Term Obligations, and (ii) grant or permit any additional Liens on any asset or property to secure any Term Obligations unless it has granted a Lien on such asset or property to secure the Revolving Obligations in each case with the respective priorities vis a vis Revolver Primary Collateral, Term Primary Collateral and Shared Collateral as set forth in Section 2.1 of this Intercreditor Annex. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Agents and the Secured Parties, each of the Term Agent, on behalf of the Term Secured Parties and Administrative Agent, on behalf of Revolver Secured Parties, agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

        2.4    Similar Liens and Agreements.    The parties to the Agreement agree that it is their intention that the Collateral securing the Revolving Loan Obligations and Term Obligations be identical (it being understood that the Revolver Primary Collateral, Term Primary Collateral and Shared Collateral constituting the Collateral are, by definition, separate and distinct groups of Collateral). In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Intercreditor Annex:

          (a)   upon request by the Administrative Agent or the Term Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral securing the Revolving Loan Obligations and Term Obligations and the steps taken to perfect their respective Liens thereon; and

          (b)   that the provisions creating or evidencing the Liens on the Revolver Primary Collateral, Term Primary Collateral and Shared Collateral shall be in all material respects in the same form other than with respect to the First Priority, the Second Priority or pari passu nature of the Obligations thereunder, except as may be expressly agreed in writing by the Agents on behalf of the Secured Parties with respect to the post-closing matters agreement.

SECTION 3. ENFORCEMENT.

        3.1    Exercise of Remedies.

          (a)   (A) So long as the Discharge of Revolving Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Borrower or any other Grantor: (i) the Term Agent and the Term Secured Parties (x) will not exercise or seek to exercise any rights or remedies (including setoff) with respect to any Revolver Primary Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee's letter or similar agreement or arrangement to which the Term Agent or any Term Secured Party is a party) or take or institute any action or proceeding with respect to such rights or remedies (including any action to foreclose upon, take possession of, or sell or realize upon any Revolver Primary Collateral or to have the automatic stay lifted in any Insolvency or Liquidation Proceeding in respect of the Revolver Primary Collateral); provided, however, that the Term Agent may exercise any or all such rights (a) after the passage of a period of 180 days has elapsed since the date on which the Term Agent declared the existence of any Event of Default thereunder and demanded the acceleration of all obligations thereunder (the

  "Revolver Primary Collateral Standstill Period"); provided, further, however, notwithstanding anything herein to the contrary, in no event shall the Term Agent or any Term Secured Party exercise any rights or remedies with respect to the Revolver Primary Collateral if, notwithstanding the expiration of the Revolver Primary Collateral Standstill Period, the Administrative Agent or Revolver Secured Parties shall have commenced the exercise of any of their rights or remedies with respect the Revolver Primary Collateral (prompt notice of such exercise to be given to the Term Agent) and (y) will not contest, protest or object to any foreclosure proceeding or action brought by the Administrative Agent or any Revolver Secured Party or any other exercise by the Administrative Agent or any Revolver Secured Party, of any rights and remedies relating to the Revolver Primary Collateral under the Loan Documents or otherwise, and (z) subject to its rights under clause (i)(x) above, will not object to the forbearance by the Administrative Agent or the Revolver Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Revolver Primary Collateral, in each case so long as the respective interests of the Term Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 2 hereof and (ii) the Administrative Agent and the Revolver Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Revolver Primary Collateral without any consultation with or the consent of the Term Agent or any Term Secured Party; provided, that (A) in any Insolvency or Liquidation Proceeding commenced by or against any Borrower or any other Grantor, the Term Agent may file a claim or statement of interest or proof of claim with respect to the Term Obligations, (B) the Term Agent may take or institute any action (not adverse to the prior Liens on the Revolver Primary Collateral securing the Revolving Obligations, or the rights of any Administrative Agent or the Revolver Secured Parties to exercise remedies in respect thereof) in order to preserve or protect the perfection and/or priority (with respect to Persons other than the Administrative Agent or the Revolving Secured Parties) of its Lien on the Revolver Primary Collateral, (C) the Term Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Term Secured Parties, including without limitation any claims secured by the Revolver Primary Collateral, if any, in each case in accordance with the terms of this Intercreditor Annex and (D) the Term Agent or any Term Secured Party may exercise any of its rights or remedies with respect to the Revolver Primary Collateral after the termination of the Revolver Primary Collateral Standstill Period to the extent permitted by clause (i)(x) above; provided that in the event of any Insolvency or Liquidation Proceeding with respect to any Grantor, the Revolver Primary Collateral Standstill Period shall be automatically tolled until such time as any court ordered or automatic stay with respect to enforcing rights regarding the Revolver Primary Collateral is no longer in effect. In exercising rights and remedies with respect to the Revolver Primary Collateral, the Administrative Agent and the Revolver Secured Parties may enforce the provisions of the Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Revolver Primary Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

            (B)  So long as the Discharge of Term Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Borrower or any other Grantor: (i) the Administrative Agent and the Revolver Secured Parties (x) will not exercise or seek to exercise any rights or remedies (including setoff) with respect to any Term

    Primary Collateral or take any action or proceeding with respect to such rights or remedies (including any action to foreclose upon, take possession of or sell or realize upon any Term Primary Collateral or to have the automatic stay lifted in any Insolvency or Liquidation Proceeding in respect of the Term Primary Collateral); provided, however, that the Administrative Agent may exercise any or all such rights (a) after the passage of a period of 180 days has elapsed since the date on which the Administrative Agent declared the existence of any Event of Default thereunder and demanded the acceleration of all obligations thereunder (the "Term Primary Collateral Standstill Period"); provided, further, however, notwithstanding anything herein to the contrary, in no event shall the Administrative Agent or any Revolver Secured Party exercise any rights or remedies with respect to the Term Primary Collateral if, notwithstanding the expiration of the Term Primary Collateral Standstill Period, the Term Agent or Term Secured Parties shall have commenced the exercise of any of their rights or remedies with respect the Term Primary Collateral (prompt notice of such exercise to be given to the Administrative Agent) and (y) will not contest, protest or object to any foreclosure proceeding or action brought by the Term Agent or any Term Secured Party or any other exercise by the Term Agent or any Term Secured Party, of any rights and remedies relating to the Term Primary Collateral under the Loan Documents or otherwise, and (z) subject to its rights under clause (i)(x) above, will not object to the forbearance by the Term Agent or the Term Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Term Primary Collateral, in each case so long as the respective interests of the Revolver Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 2 hereof and (ii) the Term Agent and the Term Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Term Primary Collateral without any consultation with or the consent of the Administrative Agent or any Revolver Secured Party; provided, that (A) in any Insolvency or Liquidation Proceeding commenced by or against any Borrower or any other Grantor, the Administrative Agent may file a claim or statement of interest or proof of claim with respect to the Revolving Obligations, (B) the Administrative Agent may take any action (not adverse to the prior Liens on the Term Primary Collateral securing the Term Obligations, or the rights of any Term Agent or the Term Secured Parties to exercise remedies in respect thereof) in order to preserve or protect the perfection and/or priority (with respect to Persons other than Term Agent or the Term Secured Parties) of its Lien on the Term Primary Collateral, (C) the Revolver Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Revolver Secured Parties, including without limitation any claims secured by the Term Primary Collateral, if any, in each case in accordance with the terms of this Intercreditor Annex and (D) the Administrative Agent or any Revolver Secured Party may exercise any of its rights or remedies with respect to the Term Primary Collateral after the termination of the Term Primary Collateral Standstill Period to the extent permitted by clause (i)(x) above; provided that in the event of any Insolvency or Liquidation Proceeding with respect to any Grantor, the Term Primary Collateral Standstill Period shall be automatically tolled until such time as any court ordered or automatic stay with respect to enforcing rights regarding the Term Primary Collateral is no longer in effect. In exercising rights and remedies with respect to the Term Primary Collateral, the Term Agent and the Term Secured Parties may enforce the provisions of the Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Term Primary Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

          (b)   (i) The Term Agent, on behalf of itself and the Term Secured Parties, agrees that, it will not take or receive any Revolver Primary Collateral or any proceeds of Revolver Primary Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Revolver Primary Collateral, unless and until the Discharge of Revolving Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a)(A) of this Intercreditor Annex but subject, in any event, to the terms of Section 4.2 of this Intercreditor Annex. Without limiting the generality of the foregoing, unless and until the Discharge of Revolving Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a)(A) of this Intercreditor Annex, the sole right of the Term Agent and the Term Secured Parties with respect to the Revolver Primary Collateral is to hold a Lien on the Revolver Primary Collateral pursuant to the Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of the Revolving Obligations has occurred in accordance with the terms of the Loan Documents and applicable law and (ii) the Administrative Agent, on behalf of itself and the Revolver Secured Parties, agrees that, it will not take or receive any Term Primary Collateral or any proceeds of the Term Primary Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Term Primary Collateral, unless and until the Discharge of Term Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a)(B) of this Intercreditor Annex but subject, in any event, to the terms of Section 4.2 of this Intercreditor Annex. Without limiting the generality of the foregoing, (i) unless and until the Discharge of Term Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a)(B) of this Intercreditor Annex, the sole right of the Administrative Agent and the Revolver Secured Parties with respect to the Term Primary Collateral is to hold a Lien on the Term Primary Collateral pursuant to the Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Term Obligations has occurred in accordance with the terms of the Loan Documents and applicable law and (ii) unless and until the Discharge of Revolving Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a)(A) of this Intercreditor Annex, the sole right of the Term Agent and the Term Secured Parties with respect to the Revolver Primary Collateral is to hold a Lien on the Revolver Primary Collateral pursuant to the Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Revolver Obligations has occurred in accordance with the terms of the Loan Documents and applicable law.

          (c)   (i) Subject to the proviso in clause (ii) of Section 3.1(a)(B) of this Intercreditor Annex, (A) the Term Agent, for itself and on behalf of the Term Secured Parties, agrees that the Term Agent and the Term Secured Parties will not take any action that would hinder any exercise of remedies under the Loan Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Revolver Primary Collateral, whether by foreclosure or otherwise, and (B) the Term Agent, for itself and on behalf of the Term Secured Parties, hereby waives any and all rights it or the Term Secured Parties may have as a junior lien creditor or otherwise to object to the manner in which the Administrative Agent or the Revolver Secured Parties seek to enforce or collect the Revolving Obligations or the Liens granted in any of the Revolver Primary Collateral, regardless of whether any action or failure to act by or on behalf of the Administrative Agent or Revolver Secured Parties is adverse to the interest of the Term Secured Parties.

            (ii)   Subject to the proviso in clause (ii) of Section 3.1(a)(A) of this Intercreditor Annex, (A) the Administrative Agent, for itself and on behalf of the Revolver Secured Parties, agrees that the Administrative Agent and the Revolver Secured Parties will not take any action that would hinder any exercise of remedies under the Loan Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Term Primary Collateral, whether by foreclosure or otherwise, and (B) the Administrative Agent, for itself and on behalf of the Revolver Secured Parties, hereby waives any and all rights it or the Revolver Secured Parties may have as a junior lien creditor or otherwise to object to the manner in which the Term Agent or the Term Secured Parties seek to enforce or collect the Term Obligations or the Liens granted in any of the Term Primary Collateral, regardless of whether any action or failure to act by or on behalf of the Term Agent or Term Secured Parties is adverse to the interest of the Revolver Secured Parties.

          (d)   (i) The Term Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Collateral Documents or any other Loan Document shall be deemed to restrict in any way the rights and remedies of the Administrative Agent or the Revolver Secured Parties with respect to the Revolver Primary Collateral as set forth in this Intercreditor Annex and the Loan Documents and (ii) the Administrative Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Collateral Documents or any other Loan Document shall be deemed to restrict in any way the rights and remedies of the Term Agent or the Term Secured Parties with respect to the Term Primary Collateral as set forth in this Intercreditor Annex and the Loan Documents.

        3.2    Cooperation.    Subject to its rights after the expiration of the Revolver Primary Collateral Standstill Period or the Term Primary Collateral Standstill Period, as applicable and subject to the proviso in clause (ii) of Sections 3.1(a)(A) and (B) of this Intercreditor Annex and to the provisions of the last sentence of this Section 3.2, (a) the Term Agent, on behalf of itself and the Term Secured Parties, agrees that, unless and until the Discharge of Revolving Obligations has occurred, it will not commence, or join with any Person in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding (including, without limitation, any Insolvency or Liquidation Proceeding) with respect to any Lien held by it on the Revolver Primary Collateral under the Collateral Documents or any other Loan Document or otherwise and (b) the Administrative Agent, on behalf of itself and the Revolver Secured Parties, agrees that, unless and until the Discharge of Term Obligations has occurred, it will not commence, or join with any Person in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding (including, without limitation, any Insolvency or Liquidation Proceeding) with respect to any Lien held by it on the Term Primary Collateral under the Collateral Documents or any other Loan Document or otherwise. The foregoing restrictions shall not, however be construed to limit or impair in any way the right, if any, of (i) any of the Secured Parties to bid for or purchase Collateral at any private or judicial foreclosure upon such Collateral initiated by either off the Agents, and (ii) the Term Agent or the Administrative Agent to join (but not control) any judicial foreclosure or other judicial lien enforcement proceeding with respect to the Collateral initiated by the other Agent, for the sole purpose of protecting their Lien on the Collateral, so long as it does not delay or interfere with the exercise of rights (whether under this Agreement, the Collateral Documents, any other Loan Document or under applicable law) by the Agent which initiated the judicial action.

        3.3    Shared Collateral.    Unless otherwise agreed by the Agents, the Administrative Agent and the Revolver Secured Parties, and the Term Agent and the Term Secured Parties, will not exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee's letter or similar agreement or arrangement to which any of them is a party) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure) other than in connection with any such exercise, actions or proceeding in respect of Collateral on which it has a First Priority Lien. All proceeds thereof shall be applied in accordance with Section 2.9 of the Agreement.

SECTION 4. PAYMENTS.

        4.1    Application of Proceeds.    So long as the Discharge of Revolving Obligations has not occurred, any proceeds of Revolver Primary Collateral received in connection with the sale or other disposition of, or collection on, such Revolver Primary Collateral upon the exercise of remedies, shall be applied by the Administrative Agent to the Revolving Obligations in such order as specified in the relevant Loan Documents. Similarly, so long as the Discharge of Term Obligations has not occurred, any proceeds of Term Primary Collateral received in connection with the sale or other disposition of, or collection on, such Term Primary Collateral upon the exercise of remedies, shall be applied by the Term Agent to the Term Obligations in such order as specified in the relevant Loan Documents. Upon the Discharge of the Revolving Obligations, the Administrative Agent shall deliver to the Term Agent any proceeds of Revolver Primary Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Term Agent to the Term Obligations in such order as specified in the Loan Documents. Similarly, upon the Discharge of the Term Obligations, the Term Agent shall deliver to the Administrative Agent any proceeds of Term Primary Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Term Agent to the Term Obligations in such order as specified in the Loan Documents.

        4.2    Payments Over.    (a) So long as the Discharge of Revolving Obligations has not occurred, any Revolver Primary Collateral or proceeds thereof (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) received by the Term Agent or any Term Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the Revolver Primary Collateral by Term Agent or any Term Secured Party shall be segregated and held in trust and forthwith paid over to the Administrative Agent for the benefit of the Revolver Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Administrative Agent is hereby authorized to make any such endorsements as agent for the Term Agent or any such Term Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Intercreditor Annex is terminated in accordance with its terms.

          (b)   So long as the Discharge of Term Obligations has not occurred, any Term Primary Collateral or proceeds thereof (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) received by the Administrative Agent or any Revolver Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the Term Primary Collateral by Revolver Agent or any Revolver Secured Party shall be segregated and held in trust and forthwith paid over to the Term Agent for the benefit of the Term Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Term Agent is hereby authorized to make any such endorsements as agent for the Administrative Agent or any such Revolver Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Intercreditor Annex is terminated in accordance with its terms.

SECTION 5. OTHER AGREEMENTS.

        5.1    Releases.

          (a)   If, at any time any Grantor or the Administrative Agent delivers notice to the Term Agent that any specified Revolver Primary Collateral is sold, transferred or otherwise disposed of:

            (i)    by the owner of such Revolver Primary Collateral in a transaction permitted under the Agreement; or

            (ii)   during the existence of any Event of Default under (and as defined in) the Agreement to the extent the Administrative Agent and/or the Revolving Secured Parties have consented to such sale, transfer or disposition;

then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Term Agent and/or the Term Secured Parties upon such Revolver Primary Collateral will automatically be released and discharged as and when and to the extent such Liens on such Revolver Primary Collateral securing Revolver Obligations are released and discharged. Upon delivery to the Term Agent and/or the Term Secured Parties of a notice from the Administrative Agent stating that any release of Liens securing or supporting the Revolver Obligations has become effective, the Term Agent will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms.

          (b)   If, at any time any Grantor or the Term Agent delivers notice to the Administrative Agent that any specified Term Primary Collateral is sold, transferred or otherwise disposed of:

            (i)    by the owner of such Term Loan Collateral in a transaction permitted under the Agreement; or

            (ii)   during the existence of any Event of Default under (and as defined in) the Agreement to the extent the Term Agent and/or the Term Secured Parties has consented to such sale, transfer or disposition;

then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Administrative Agent and/or the Revolver Secured Parties upon such Term Primary Collateral will automatically be released and discharged as and when and to the extent such Liens on such Term Primary securing Term Obligations are released and discharged. Upon delivery to the Administration Agent and/or the Revolver Secured Parties of a notice from the Term Agent stating that any release of Liens securing or supporting the Term Obligations has become effective, the Administrative Agent will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms.

          (c)   (i) Until the Discharge of Term Obligations occurs, the Administrative Agent, for itself and on behalf of the Revolver Secured Parties, hereby irrevocably constitutes and appoints the Term Agent and any officer or agent of the Term Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Administrative Agent or such holder or in the Term Agent's own name, from time to time in the Term Agent's discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release and (ii) until the Discharge of Revolving Obligations occurs, the Term Agent, for itself and on behalf of the Term Secured Parties, hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Term Agent or such holder or in the Administrative Agent's own name, from time to time in the Administrative Agent's discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or releases.

          (d)   (i) Until the Discharge of Revolving Obligations occurs, to the extent that the Revolver Secured Parties (x) have released any Lien on Revolver Primary Collateral or any Grantor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (y) obtain any new first priority liens or additional guarantees from Grantors, then the Term Secured Parties shall be granted a second priority lien on any such Revolver Primary Collateral and an additional guaranty, as the case may be and (ii) until the Discharge of Term Obligations occurs, to the extent that the Term Secured Parties (x) have released any Lien on Term Primary Collateral or any Grantor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (y) obtain any new first priority liens or additional guarantees from Grantors, then the Revolver Secured Parties shall be granted a second priority lien on any such Term Primary Collateral and an additional guaranty, as the case may be.

        5.2    Insurance.

          (a)   The proceeds of Collateral include insurance proceeds and therefore the lien priority set forth in Section 2.1 hereof shall govern the ultimate disposition of casualty insurance proceeds. The Administrative Agent and the Term Agent shall be named as additional insureds or loss payees, as applicable, with respect to all insurance policies. The Administrative Agent shall have the sole and exclusive right, as against the Term Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Revolver Primary Collateral. The Term Agent shall have the sole and exclusive right, as against the Administrative Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Term Primary Collateral. All proceeds of such insurance shall be remitted to the Administrative Agent or the Term Agent, as the case may be, and each of the Term Agent and Administrative Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with the Agreement.

        5.3    Rights As Unsecured Creditors.    Except as otherwise set forth in Section 2.1 of this Intercreditor Annex, the Term Agent, the Term Secured Parties, the Administrative Agent and the Revolver Secured Parties may exercise rights and remedies as unsecured creditors against the Borrower or any Guarantor in accordance with the terms of the Loan Documents and applicable law. Except as otherwise set forth in Section 2.1 of this Intercreditor Annex, nothing in this Intercreditor Annex shall prohibit the receipt by the Term Agent, the Term Secured Parties, the Administrative Agent and the Revolver Secured Parties of the required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by the Term Agent, the Term Secured Parties, the Administrative Agent and the Revolver Secured Parties of rights or remedies as a secured creditor (including set off) or enforcement in contravention of this Intercreditor Annex of any Lien held by any of them. Nothing in this Intercreditor Annex impairs or otherwise adversely affects any rights or remedies that (a) the Administrative Agent or the Revolver Secured Parties may have with respect to the Revolver Primary Collateral and (b) the Term Agent or the Term Secured Parties may have with respect to the Term Primary Collateral.

        5.4    Bailee for Perfection.

          (a)   The Term Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the Code (such Collateral being the "Pledged Collateral") as collateral agent for the Term Secured Parties and as bailee for the Administrative Agent and any assignee solely for the purpose of perfecting the security interest granted under the Loan Documents and the Loan Documents, respectively, subject to the terms and conditions of this Section 5.4.

          (b)   Subject to the terms of this Intercreditor Annex, until the Discharge of Revolving Obligations has occurred, the Term Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the Loan Documents as if the Liens of the Administrative Agent under the Collateral Documents did not exist; provided that upon any sale or disposition of any Pledged Collateral the proceeds thereof are applied as provided in Section 2.9 of the Credit Agreement. The rights of the Term Agent and the Administrative Agent shall at all times be subject to the terms of this Intercreditor Annex and to their rights under the Loan Documents.

          (c)   The Term Agent shall have no obligation whatsoever to the Term Secured Parties and the Administrative Agent or any Revolver Secured Party to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of the Term Agent under this Section 5.4 shall be limited solely to holding and dealing with the Pledged Collateral as bailee in accordance with this Section 5.4.

          (d)   The Term Agent acting pursuant to this Section 5.4 shall not have by reason of the Collateral Documents, this Intercreditor Annex or any other document a fiduciary relationship in respect of the Revolver Secured Parties, the Administrative Agent or any Term Loan Secured Party.

          (e)   Upon the Discharge of the Term Obligations under the Loan Documents, the Term Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the Administrative Agent to the extent Revolver Loan Obligations remain outstanding or any Revolving Loan Commitments remain in effect, and second, to the Borrower to the extent no Revolving Obligations or Term Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged Collateral). The Term Agent further agrees to take all other action reasonably requested by such Person in connection with such Person obtaining a first priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

SECTION 6. INSOLVENCY OR LIQUIDATION PROCEEDINGS.

        6.1    DIP Financing.

          (a)   Until the Discharge of Revolver Obligations has occurred, if any Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Administrative Agent shall desire to permit the use of cash collateral on which the Administrative Agent has a Lien or to permit any Borrower or any other Grantor to obtain financing from the Revolver Secured Parties under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law (each, a "DIP Financing"), then the Term Agent, on behalf of itself and the Term Secured Parties, agrees that it will raise no (a) objection to such DIP Financing and will not request adequate protection or any other relief in connection therewith solely as a result of such DIP Financing (except, as expressly agreed by the Administrative Agent or to the extent permitted by Section 6.3) so long as (i) the Term Agent retains its Lien on the Collateral to secure the Term Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Primary Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of the Term Agent on the Term Primary Collateral, (ii) all Liens on Revolver Primary Collateral securing such DIP Financing shall be senior to or on parity with Liens of the Administrative Agent and the Revolver Secured Parties securing the Revolving Obligations on Revolver Primary Collateral and (iii) if the Administrative Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Revolving Obligations, the Term Agent also receives an adequate protection Lien on such post-petition assets of the debtor, provided that such Liens in favor of the Administrative Agent and the Term Agent shall be subject to the provisions of Section 6.1(b) hereof; (b) objection and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Revolving Obligations and/or obligations owing in respect of any DIP Financing made by Administrative Agent or any Revolver Secured Party; (c) objection and will not otherwise contest any lawful exercise by Administrative Agent and/or any Revolver Secured Party of the right to credit bid Revolving Obligations and/or obligations owing in respect of any DIP Financing at any sale in foreclosure of Revolver Primary Collateral; and (d) objection or otherwise contest any other request for judicial relief made in any court by any Administrative Agent and/or any Revolver Secured Party relating to the lawful enforcement of any Lien on Revolver Primary Collateral. The Term Agent on behalf of the Term Secured Parties, agrees that it will raise no objection or oppose a sale or other disposition of any Revolver Primary Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the Revolver Secured Parties have consented to such sale or disposition of such assets. The Administrative Agent on behalf of the Revolver Secured Parties, agrees that it will raise no objection or oppose a sale or other disposition of any Term Primary Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the Term Secured Parties have consented to such sale or disposition of such assets.

          (b)   All Liens granted to the Administrative Agent or the Term Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the lien priority and the other terms and conditions of this Agreement.

        6.2    Relief from the Automatic Stay.    Until the Discharge of Revolving Obligations has occurred, the Term Agent, on behalf of itself and the Term Secured Parties, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Revolver Primary Collateral, without the prior written consent of the Administrative Agent. Similarly, until the Discharge of Term Obligations has occurred, the Administrative Agent, on behalf of itself and the Revolver Secured Parties, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Term Primary Collateral, without the prior written consent of the Term Agent. In addition, neither the Term Agent or the Administrative Agent shall seek any relief from the automatic stay with respect to any Collateral without providing 3 days prior written notice to the other unless such period is agreed by the Term Agent and Administrative Agent to be modified.

        6.3    Adequate Protection.    In respect of the Revolver Primary Collateral, the Term Agent, on behalf of itself and the Term Secured Parties, agrees that none of them shall contest (or support any other person contesting) (a) any request by the Administrative Agent or the Revolver Secured Parties for adequate protection or (b) any objection by the Administrative Agent or the Revolver Secured Parties to any motion, relief, action or proceeding based on the Administrative Agent or the Revolver Secured Parties claiming a lack of adequate protection. In respect of the Term Primary Collateral, the Administrative Agent, on behalf of itself and the Revolver Secured Parties, agrees that none of them shall contest (or support any other person contesting) (a) any request by the Term Agent or the Term Secured Parties for adequate protection or (b) any objection by the Term Agent or the Term Secured Parties to any motion, relief, action or proceeding based on the Term Agent or the Term Secured Parties claiming a lack of adequate protection. Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding, (i) if the Revolver Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral whether in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law or otherwise, then the Term Agent, on behalf of itself or any of the Term Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Revolving Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Term Obligations are so subordinated, as required by this Intercreditor Annex, to Liens securing the Revolving Obligations under this Intercreditor Annex, and (ii) in the event the Term Agent, on behalf of itself and the Term Secured Parties, seeks or requests adequate protection in respect of Term Obligations and such adequate protection is granted in the form of additional collateral, then the Term Agent, on behalf of itself or any of the Term Secured Parties, agrees that the Administrative Agent shall also be granted a Lien on such additional collateral as security for the Revolving Obligations and that any Lien on such additional collateral securing the Term Obligations shall be subordinated, as required by this Intercreditor Annex, to the Liens on such collateral securing the Revolving Obligations and to any other Liens granted to the Revolver Secured Parties as adequate protection on the same basis as the other Liens securing the Term Obligations are so subordinated to such Revolving Obligations under this Intercreditor Annex.

        6.4    No Waiver.    Subject to the proviso in clause (ii) of Section 3.1(a)(A) and Section 3.1(a)(B) of this Intercreditor Annex, nothing contained herein shall prohibit or in any way limit (a) the Administrative Agent or any Revolver Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Term Agent or any of the Term Secured Parties in respect of the Revolver Primary Collateral, including the seeking by the Term Agent or any Term Secured Parties of adequate protection or the asserting by the Term Agent or any Term Secured Parties of any of its rights and remedies under the Loan Documents or otherwise or (b) the Term Agent or any Term Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Administrative Agent or any of the Revolver Secured Parties in respect of the Term Primary Collateral, including the seeking by the Administrative Agent or any Revolver Secured Parties of adequate protection or the asserting by the Administrative Agent or any Revolver Secured Parties of any of its rights and remedies under the Loan Documents or otherwise.

        6.5    Avoidance Issues.    If any Revolver Secured Party or Term Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Grantor any amount (a "Recovery"), then such Revolver Secured Parties or Term Secured Parties shall be entitled to a reinstatement of Obligations with respect to all such recovered amounts. If this Intercreditor Annex shall have been terminated prior to such Recovery, this Intercreditor Annex shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

        6.6    Post-Petition Interest.

          (a)   (i) Neither the Term Agent nor any Term Secured Party shall oppose or seek to challenge any claim by the Administrative Agent or any Revolver Secured Party for allowance in any Insolvency or Liquidation Proceeding of Revolving Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Revolver Secured Parties' Lien on the Revolver Primary Collateral, without regard to the existence of the Lien of the Term Agent on behalf of the Term Secured Parties on the Revolver Primary Collateral; and (ii) neither the Administrative Agent nor any Revolver Secured Party shall oppose or seek to challenge any claim by the Term Agent or any Term Secured Party for allowance in any Insolvency or Liquidation Proceeding of Revolving Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Term Secured Parties' Lien on the Term Primary Collateral, without regard to the existence of the Lien of the Administrative Agent on behalf of the Revolver Secured Parties on the Term Primary Collateral

          (b)   (i) Neither the Administrative Agent nor any other Revolver Secured Party shall oppose or seek to challenge any claim by the Term Agent or any Term Secured Party for allowance in any Insolvency or Liquidation Proceeding of Term Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Term Agent on behalf of the Term Secured Parties on the Collateral (after taking into account the Revolver Primary Collateral); and (ii) neither the Term Agent nor any other Term Secured Party shall oppose or seek to challenge any claim by the Administrative Agent or any Revolver Secured Party for allowance in any Insolvency or Liquidation Proceeding of Revolver Loan Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Administrative Agent on behalf of the Revolver Secured Parties on the Collateral (after taking into account the Term Primary Collateral).

        6.7    Waiver.    (i) The Term Agent, for itself and on behalf of the Term Secured Parties, waives any claim it may hereafter have against any Revolver Secured Party arising out of the election of any Revolver Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding; or (ii) the Administrative Agent, for itself and on behalf of the Revolver Secured Parties, waives any claim it may hereafter have against any Term Secured Party arising out of the election of any Term Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.

        6.8    Asset Sales.    The Term Agent agrees, on behalf of itself and the Term Secured Parties, that it will not oppose any sale consented to by the Administrative Agent of any Revolver Primary Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency or Liquidation Proceeding) so long as the proceeds of such sale are applied in accordance with this Intercreditor Annex and Section 2.9 of the Agreement. The Administrative Agent agrees, on behalf of itself and the Revolver Secured Parties, that it will not oppose any sale consented to by the Term Agent of any Term Primary Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency or Liquidation Proceeding) so long as the proceeds of such sale are applied in accordance with this Intercreditor Annex and Section 2.9 of the Agreement. If such sale of Collateral includes both Revolver Primary Collateral and Term Primary Collateral and the Parties are unable to agree on the allocation of the purchase price between the Revolver Primary Collateral and Term Primary Collateral, either Party may apply to the court in such Insolvency or Liquidation Proceeding to make a determination of such allocation, and the court's determination shall be binding upon the Parties.

        6.9    Separate Grants of Security and Separate Classification.    Each Term Secured Party, the Term Agent, each Revolving Secured Party and the Administrative Agent acknowledges and agrees that (i) the grants of Liens pursuant to the Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Term Obligations are fundamentally different from the Revolving Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Revolver Secured Parties and the Term Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Revolver Secured Parties and the Term Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Revolving Obligation claims and Term Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the Revolver Primary Collateral or Term Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the Revolver Secured Parties or the Term Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from each pool of Collateral for each of the Revolver Secured Parties and the Term Secured Parties, respectively, before any distribution is made in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

SECTION 7. RELIANCE; WAIVERS; ETC.

        7.1    Reliance.    Other than any reliance on the terms of this Intercreditor Annex, the Administrative Agent, on behalf of itself and the Revolver Secured Parties under its Loan Documents, acknowledges that it and such Revolver Secured Parties have, independently and without reliance on the Term Agent or any Term Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such Loan Documents and be bound by the terms of this Intercreditor Annex and they will continue to make their own credit decision in taking or not taking any action under the Annex C or this Intercreditor Annex. The Term Agent, on behalf of itself and the Term Secured Parties, acknowledges that it and the Term Secured Parties have, independently and without reliance on the Administrative Agent or any Revolver Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Loan Documents and be bound by the terms of this Intercreditor Annex and they will continue to make their own credit decision in taking or not taking any action under the Loan Documents or this Intercreditor Annex.

        7.2    No Warranties or Liability.    The Administrative Agent, on behalf of itself and the Revolver Secured Parties under its Loan Documents, acknowledges and agrees that each of the Term Agent and the Term Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Term Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Term Agent, on behalf of itself and the Term Obligations, acknowledges and agrees that the Administrative Agent and the Revolver Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Revolver Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Term Agent and the Term Secured Parties shall have no duty to the Administrative Agent or any of the Revolver Secured Parties, and the Administrative Agent and the Revolver Secured Parties shall have no duty to the Term Agent or any of the Term Secured Parties, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Borrower or any Guarantor (including the Loan Documents), regardless of any knowledge thereof which they may have or be charged with.

        7.3    No Waiver of Lien Priorities.

          (a)   (i) No right of the Revolver Secured Parties, the Administrative Agent or any of them to enforce any provision of this Intercreditor Annex or any Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Borrower or any other Grantor or by any act or failure to act by any Revolver Secured Party or the Administrative Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Intercreditor Annex, any of the Loan Documents, regardless of any knowledge thereof which the

  Administrative Agent or the Revolver Secured Parties, or any of them, may have or be otherwise charged with or (ii) no right of the Term Secured Parties, the Term Agent or any of them to enforce any provision of this Intercreditor Annex or any Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Borrower or any other Grantor or by any act or failure to act by any Term Secured Party or the Term Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Intercreditor Annex, any of the Loan Documents, regardless of any knowledge thereof which the Term Agent or the Term Secured Parties, or any of them, may have or be otherwise charged with;

          (b)   Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of any Borrower and any other Grantors under the Loan Documents), the Revolver Secured Parties, the Administrative Agent, the Term Agent, the Term Secured Parties and any of them may, at any time and from time to time in accordance with the Loan Documents and/or applicable law, without the consent of, or notice to any party, without incurring any liabilities to any party and without impairing or releasing the Lien priorities and other benefits provided in this Intercreditor Annex (even if any right of subrogation or other right or remedy of the Term Agent or any Term Secured Parties in respect of the Revolver Primary Collateral or the Administrative Agent or any Revolver Secured Parties in respect of the Term Primary Collateral, as applicable, is affected, impaired or extinguished thereby) do any one or more of the following:

            (i)    change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Obligations or any Lien or guaranty thereof or any liability of any Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Administrative Agent, any of the Revolver Secured Parties, the Term Agent, any of the Term Secured Parties, the Obligations or any of the Loan Documents;

            (ii)   sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Revolver Primary Collateral or Term Primary Collateral or any liability of any Borrower or any other Grantor to the Revolver Secured Parties, the Administrative Agent, Term Secured Parties or the Term Agent, or any liability incurred directly or indirectly in respect thereof;

            (iii)  settle or compromise any Obligation or any other liability of any Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability in any manner or order; and

            (iv)  exercise or delay in or refrain from exercising any right or remedy against any Borrower or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with any Borrower, any other Grantor or any Collateral and any security and any guarantor or any liability of any Borrower or any other Grantor to the Secured Parties or any liability incurred directly or indirectly in respect thereof.

          (c)   (i) The Term Agent, on behalf of itself and the Term Secured Parties, also agrees that the Revolver Secured Parties and the Administrative Agent shall have no liability to the Term Agent or any Term Secured Parties, and the Term Agent, on behalf of itself and the Term Secured Parties, hereby waives any claim against any Revolver Secured Party or the Administrative Agent, arising out of any and all actions which the Revolver Secured Parties or the Administrative Agent may take or permit or omit to take with respect to: (y) the collection of the Revolving Obligations or (z) the foreclosure upon, or sale, liquidation or other disposition of, any Revolver Primary

  Collateral. The Term Agent, on behalf of itself and the Term Secured Parties, agrees that the Revolver Secured Parties and the Administrative Agent have no duty to them in respect of the maintenance or preservation of the Revolver Primary Collateral, the Revolving Obligations or otherwise; and (ii) the Administrative Agent, on behalf of itself and the Revolver Secured Parties, also agrees that the Term Secured Parties and the Term Agent shall have no liability to the Administrative Agent or any Revolver Secured Parties, and the Administrative Agent, on behalf of itself and the Revolver Secured Parties, hereby waives any claim against any Term Secured Party or the Term Agent, arising out of any and all actions which the Term Secured Parties or the Term Agent may take or permit or omit to take with respect to: (y) the collection of the Term Obligations or (z) the foreclosure upon, or sale, liquidation or other disposition of, any Term Primary Collateral. The Administrative Agent, on behalf of itself and the Revolver Secured Parties, agrees that the Term Secured Parties and the Term Agent have no duty to them in respect of the maintenance or preservation of the Term Primary Collateral, the Term Obligations or otherwise

          (d)   The Term Agent, on behalf of itself and the Term Secured Parties agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Revolver Primary Collateral or any other similar rights a junior secured creditor may have under applicable law and the Administrative Agent, on behalf of itself and the Revolver Secured Parties agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Primary Collateral or any other similar rights a junior secured creditor may have under applicable law.

        7.4    Obligations Unconditional.    All rights, interests, agreements and obligations of the Administrative Agent and the Revolver Secured Parties and the Term Agent and the Term Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

          (a)   any lack of validity or enforceability of any Loan Documents or any Loan Documents;

          (b)   except as otherwise set forth in the Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Revolving Obligations or Term Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Loan Document;

          (c)   any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Revolving Obligations or Term Obligations or any guarantee thereof;

          (d)   the commencement of any Insolvency or Liquidation Proceeding in respect of any Borrower or any other Grantor; or

          (e)   any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Term Obligations, or of any of the Term Agent, or any Credit Party, to the extent applicable, in respect of this Intercreditor Annex or any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Revolving Obligations, or of any of the Administrative Agent or any Credit Party, to the extent applicable, in respect of this Intercreditor Annex.

SECTION 8. MISCELLANEOUS.

        8.1    Conflicts.    In the event of any conflict between the provisions of this Intercreditor Annex and the provisions of the Loan Documents or the Loan Documents, the provisions of this Intercreditor Annex shall govern and control.

        8.2    Effectiveness; Continuing Nature of this Intercreditor Annex; Severability.    This Intercreditor Annex shall become effective when the Agreement is executed and delivered by the parties thereto. This is a continuing agreement of lien subordination. The Term Agent, on behalf of itself and the Term Secured Parties, hereby waives any right it may have under applicable law to revoke this Intercreditor Annex or any of the provisions of this Intercreditor Annex. The Administrative Agent, on behalf of itself and the Revolver Secured Parties, hereby waives any right it may have under applicable law to revoke this Intercreditor Annex or any of the provisions of this Intercreditor Annex. The terms of this Intercreditor Annex shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Intercreditor Annex which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Borrower or any other Grantor shall include such Borrower or such Grantor as debtor and debtor in possession and any receiver or trustee for any Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Intercreditor Annex shall terminate and be of no further force and effect, upon the earlier of (1) the date of Discharge of Revolving Obligations and (2) the date of Discharge of Term Obligations, in each case subject to the rights of the Revolver Secured Parties and the Term Secured Parties under Section 6.5.

        8.3    Subrogation.    The Term Agent, for and on behalf of itself and the Term Secured Parties, agrees that no payment to the Administrative Agent or any Revolver Secured Party pursuant to the provisions of the Agreement shall entitle the Term Agent or any Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Revolving Obligations shall have occurred. Following the Discharge of Revolving Obligations, the Administrative Agent agrees to execute such documents, agreements, and instruments as the Term Agent or any Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Revolving Obligations resulting from payments to the Administrative Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Administrative Agent are paid by such Person upon request for payment thereof. The Administrative Agent, for and on behalf of itself and the Revolver Secured Parties, agrees that no payment to the Term Agent or any Term Secured Party pursuant to the provisions of the Agreement shall entitle the Administrative Agent or any Revolver Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Obligations shall have occurred. Following the Discharge of Term Obligations, the Term Agent agrees to execute such documents, agreements, and instruments as the Administrative Agent or any Revolver Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Obligations resulting from payments to the Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Agent are paid by such Person upon request for payment thereof.

        8.4    Application of Payments.    All payments received by the Administrative Agent or the Revolver Secured Parties or Term Agent or the Term Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Obligations provided for in the Loan Documents. The Term Agent, on behalf of itself and the Term Secured Parties, assents to any extension or postponement of the time of payment of the Revolving Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Revolving Obligations and to the addition or release of any other Person primarily or secondarily liable therefor. The Administrative Agent, on behalf of itself and the Revolver Secured Parties, assents to any extension or postponement of the time of payment of the Term Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Term Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

QuickLinks

  Exhibit 10.1
TABLE OF CONTENTS
INDEX OF APPENDICES
ANNEX A ( Section 3.1(a) ) to CREDIT AGREEMENT CLOSING CHECKLIST
ANNEX B (from Section 1 —Commitment Definition) to CREDIT AGREEMENT
ANNEX C to CREDIT AGREEMENT
ANNEX C INTERCREDITOR PROVISIONS to CREDIT AGREEMENT